UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Altria Group, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023

Notice of Annual Meeting
of Shareholders and
Proxy Statement

Our Vision

Responsibly lead the transition of adult smokers to a smoke-free future.

To achieve this Vision, we plan to:

Lead the industry in operating responsibly and preventing underage use of adult products.	Deliver a portfolio of innovative, FDA-authorized, smoke-free products and equitably transition adult smokers to them.

Maximize the profitability of our combustible products while appropriately balancing investments in Marlboro with funding growth of our smoke-free portfolio.	Invest in our manufacturing employees and facilities to enable them to be the manufacturers of choice for all Altria’s current and future portfolio of tobacco products.

Seize leadership in the external environment through communications, engagement and science-based policy and regulatory solutions.	Build employee capabilities to accelerate progress towards our Vision and further evolve the way we work and behave.

Help position Cronos as a leader in a highly responsible, regulated and legalized U.S. cannabis market.	Maximize the contribution of Altria’s investments to our long-term value.

6601 West Broad Street Richmond, Virginia 23230

Dear Fellow Shareholder:

I am pleased to invite you to join us at the 2023 Annual Meeting of Shareholders of Altria Group, Inc. to be held on Thursday, May 18, 2023 at 9:00 a.m., Eastern Time.

We will hold the meeting using a live webcast again this year. We believe the virtual format enhances the ability of shareholders to attend the meeting. During the 2023 annual meeting, shareholders will be able to vote their shares electronically and will have an opportunity to ask questions. In addition, a webcast replay will be posted to our Investor Relations website at https://www.altria.com/investors following the meeting. For more information on our annual meeting, including details on how to attend the meeting, see “Instructions for the Annual Meeting” on page 79 of this Proxy Statement.

At this year’s meeting, we will vote on the election of 12 directors, the ratification of the selection of PricewaterhouseCoopers LLP as Altria’s independent registered public accounting firm and, if properly presented, two shareholder proposals. We will also conduct a non-binding advisory vote on the compensation of Altria’s named executive officers and a non-binding advisory vote on whether future advisory votes on the compensation of Altria’s named executive officers should occur every one, two or three years.

Your vote is very important. I encourage you to complete, sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

Sincerely,
William F. Gifford, Jr.
Chief Executive Officer
For further information about the 2023 Annual Meeting, please call 1-804-484-8838

Letter from our Board of Directors

Dear Fellow Shareholder:

It is with great pride that we serve as Altria’s Board of Directors. Our primary responsibility is to foster Altria’s long-term success by establishing broad corporate policies, setting strategic direction and overseeing management.

We share in Altria’s excitement for the meaningful progress made during 2022 on its journey toward Moving Beyond Smoking™, which continues to be a key priority for our Board in creating long-term shareholder value. We also recognize the importance of returning cash to shareholders and were pleased to raise the regular quarterly dividend for the 57th time in the past 53 years during a dynamic economic environment.

In discharging our responsibilities, we actively monitor Altria’s environmental, social and governance (“ESG”) efforts and oversee senior management as they lead employees in fostering a diverse and inclusive corporate culture. We encourage you to read more about Altria’s ESG progress in the corporate responsibility reports available at https://www.altria.com/responsibility.

During 2022, we welcomed three new directors who bring extensive leadership experiences and unique perspectives while also increasing the overall diversity of our Board. As Altria continues to gain momentum behind the Vision to “Responsibly lead the transition of adult smokers to a smoke-free future,” we believe our Board benefits from perspectives of newer directors combined with the institutional knowledge of longer-serving directors, enabling highly effective oversight and rigorous decision making.

We are saddened by the loss of W. Leo Kiely III, who passed away in January 2023. Mr. Kiely made many valuable contributions to Altria during his 11 years of service on our Board.

We thank you for your investment in Altria and your support for the Board.

Sincerely,

Your Board of Directors

Your Board of Directors

Kathryn B. McQuade (Chair)

Ian L.T. Clarke

Marjorie M. Connelly

R. Matt Davis

WilIiam F. Gifford, Jr.

Jacinto J. Hernandez

Debra J. Kelly-Ennis

George Muñoz

Nabil Y. Sakkab

Virginia E. Shanks

Ellen R. Strahlman

M. Max Yzaguirre

Notice of 2023 Annual Meeting of Shareholders of Altria Group, Inc.

Items of Business		Board Recommendation
1	To elect as directors the 12 nominees named in the accompanying Proxy Statement.	FOR each director nominee
2	To ratify the selection of PricewaterhouseCoopers LLP as Altria’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR
3	To hold a non-binding advisory vote to approve the compensation of Altria’s named executive officers.	FOR
4	To hold a non-binding advisory vote on whether future advisory votes to approve the compensation of Altria’s named executive officers should occur every one, two or three years.	FOR 1 YEAR
5	To vote on two shareholder proposals, if properly presented at the meeting.	AGAINST

Shareholders will also transact other business properly coming before the meeting, if any.

Voting

Your vote is important. We strongly encourage you to vote as promptly as possible through the Internet, by telephone or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). You may also vote during the meeting by following the instructions under “Instructions for the Annual Meeting” on page 79 of this Proxy Statement. Each share is entitled to one vote on each matter to be voted upon at the annual meeting.

Attending the Meeting

To attend the meeting, you will need to enter the 16-digit control number included on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. For instructions on attending the meeting, please see “Instructions for the Annual Meeting” on page 79 of this Proxy Statement.

2022 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Form 10-K”) accompanies this Proxy Statement.

Date of Distribution

This Notice, the Proxy Statement and the proxy card are first being made available or mailed to shareholders on or about April 6, 2023.

By Order of the Board of Directors,

W. Hildebrandt Surgner, Jr.

Vice President, Corporate Secretary and Associate General Counsel

April 6, 2023

Richmond, Virginia

Date and Time

Thursday, May 18, 2023 at 9:00 a.m.,
Eastern Time.

Place

There is no physical location for Altria’s 2023 Annual Meeting. Shareholders may instead attend virtually at www.virtualshareholdermeeting.com/ALTRIA2023.

Who can vote

You are entitled to vote if you were a shareholder of record at the close of business on March 27, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 18, 2023:

Altria’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available, free of charge, at https://www.altria.com/proxy.

Under the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet, we mail to many shareholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of this Proxy Statement and our 2022 Form 10-K. We believe this expedites shareholders receiving proxy materials, lowers costs and conserves natural resources. The Notice of Internet Availability explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

Proxy Statement – Table of Contents

Frequently Requested Information
Commitment to Board Diversity	2	Executive Compensation Design	34
Board Skills and Experience and Demographic Backgrounds	2	Compensation Survey Group	49
Board Leadership Structure and Governance	5	Summary Compensation Table	52
Our Board’s Oversight Role	6	CEO Pay Ratio	62
Proxy Statement Summary			i
Voting Matters and Board Recommendations	i	Human Capital Management	vii
Casting Your Vote	i	Board Nominees	ix
Altria Overview	ii	Composition and Diversity of Board Nominees	ix
Our Vision	ii	Corporate Governance Highlights	x
Our Corporate Profile	ii	Stakeholder Engagement	xi
2022 Business Highlights	iii	Executive Compensation Highlights	xiii
Corporate Responsibility	iv
Board and Governance Matters			1
Altria Board of Directors	1	Director Compensation	14
Board and Committee Governance	5	Proposal 1 Election of Directors	17
Board Meetings and Attendance	12	2023 Director Nominee Biographies and Qualifications	17
Board Effectiveness	12
Audit Committee Matters			24
Annual Evaluation and Selection of Independent Registered Public Accounting Firm	24	Audit Committee Report for the Year Ended December 31, 2022	25
Independent Registered Public Accounting Firm’s Fees	24	Proposal 2 Ratification of the Selection of Independent Registered Public Accounting Firm	26
Pre-Approval Policy	25
Executive Compensation			27
Compensation and Talent Development Committee Report for the Year Ended December 31, 2022	28	Decision Making Process	48
Compensation Discussion and Analysis	28	Other Considerations	50
Introduction	28	Compensation Tables and Other Matters	52
Overview Executive Compensation Design	29 34	Proposal 3 Non-Binding Advisory Vote to Approve the Compensation of Altria’s Named Executive Officers	67
2022 Executive Compensation Program Decisions	37	Proposal 4 Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s Named Executive Officers	68
Shareholder Proposals	69
Proposal 5 Shareholder Proposal – Report on Congruence of Political and Lobbying Expenditures with Company Values and Policies	69
Proposal 6 Shareholder Proposal – Commission a Civil Rights Equity Audit	72
Ownership of Equity Securities of Altria	75
Directors and Executive Officers	75	Certain Other Beneficial Owners	76
Related Person Transactions, Director Code and Code of Conduct	77
Prohibition on Hedging and Pledging	78
Instructions for the Annual Meeting	79
Questions and Answers about the 2023 Annual Meeting and Voting	80
Questions and Answers about Communications, Altria Documents and Shareholder Proposals/Nominations	86
Other Business	88
Exhibit A – Altria Group, Inc. Non-GAAP Financial Measures	A-1

Proxy Statement Summary

This proxy statement summary highlights information about Altria Group, Inc. (“Altria,” “we,” “our” or “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”), which has been prepared in connection with Altria’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting” or the “meeting”). This summary does not contain all the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and
Board Recommendations

Proposal 1	Election of Directors Our Board recommends a vote FOR each nominee. ► See page 17.

Proposal 2	Ratification of the Selection of Independent Registered Public Accounting Firm Our Board recommends a vote FOR this proposal. ► See page 26.

Proposal 3	Non-Binding Advisory Vote to Approve the Compensation of Altria’s Named Executive Officers Our Board recommends a vote FOR this proposal. ► See page 67.

Proposal 4	Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s Named Executive Officers Our Board recommends a vote FOR 1 YEAR. ► See page 68.

Proposal 5	Shareholder Proposal - Report on Congruence of Political and Lobbying Expenditures with Company Values and Policies Our Board recommends a vote AGAINST this shareholder proposal. ► See page 69.

Proposal 6	Shareholder Proposal - Commission a Civil Rights Equity Audit Our Board recommends a vote AGAINST this shareholder proposal. ► See page 72.

Casting Your Vote

How to Vote

If your shares are registered in your name with Computershare, Altria’s transfer agent (record holders), or you are voting shares held through one of our employee benefit plans:

Internet www.proxyvote.com

Telephone In the U.S. or Canada, call toll-free: 1-800-690-6903.

If you hold your shares through a broker, bank or other nominee* (street name holders):

Internet www.proxyvote.com

Telephone Refer to voting instruction form for instructions on how to vote by telephone.

* If bank/broker makes these methods available.

Both record holders and street name holders may also vote:

Mobile Device Scan the QR Code that appears on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form to vote using your mobile device.

Mail Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided.

During Meeting
There is no physical location for the 2023 Annual Meeting. For instructions on voting remotely during the 2023 Annual Meeting, please see the instructions under “Instructions for the Annual Meeting” on page 79 of this Proxy Statement. We strongly encourage you to vote in advance of the meeting using the other methods available.

Altria Group, Inc. – Proxy Statement     i

PROXY STATEMENT SUMMARY

Altria Overview

Our Vision

Our companies have a long history of leadership in the tobacco industry. Today, adult tobacco consumers are increasingly seeking new options, including those that reduce risk, and their preferences are evolving rapidly. Our Vision is to “Responsibly lead the transition of adult smokers to a smoke-free future” (“Vision”). This Vision drives our focus on Moving Beyond Smoking™ to transition millions of adult smokers away from cigarettes to potentially less harmful choices – believing it is a substantial opportunity for adult tobacco consumers, our businesses and society. To help achieve this Vision, we are working to create the conditions for tobacco harm reduction to succeed through external engagement, science and advocacy.

Our Corporate Profile

We have a leading portfolio of tobacco products for U.S. adult tobacco consumers that are manufactured and marketed by our tobacco operating company subsidiaries, including:

■Philip Morris USA Inc. (“PM USA”), the maker of Marlboro cigarettes;
■U.S. Smokeless Tobacco Company LLC, the maker of Copenhagen and Skoal moist smokeless tobacco products;
■John Middleton Co., the maker of Black & Mild cigars; and
■Helix Innovations LLC (“Helix”), the maker of on! oral nicotine pouches.

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (“Horizon”), with Japan Tobacco Inc. (“JTI”) for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (“ABI”), the world’s largest brewer, and Cronos Group Inc. (“Cronos”), a leading Canadian cannabinoid company. We previously held a minority equity investment in JUUL Labs, Inc. (“JUUL”), which we exchanged for certain heated tobacco intellectual property rights in March 2023.

ii     www.altria.com

PROXY STATEMENT SUMMARY

2022 Business Highlights

We delivered strong results in 2022 and managed through a dynamic macroeconomic and geopolitical environment. Our tobacco businesses were resilient, and we believe we made meaningful progress toward our Vision.

Smoke-free Portfolio
■	During its first full year of unconstrained manufacturing capacity, Helix made significant progress with on! in the U.S. market by:
	■	growing reported shipment volume to 82.5 million cans, an increase of more than 70% versus the prior year;
	■	growing on! retail share of the oral tobacco category to 5%, an increase of 2.4 percentage points versus the prior year; and
	■	increasing brand awareness and adoption by adult smokers and adult dippers.
■	We enhanced the long-term opportunities in our heated tobacco portfolio. Internally, we made progress on the design of our heated tobacco capsule product, which we believe complements heated tobacco stick products and can appeal to adult smokers who have yet to find a satisfying alternative to cigarettes. In October, we formed a new majority-owned joint venture, Horizon, for the U.S. marketing and commercialization of heated tobacco stick products. In addition, we have received a cash payment of $1 billion and expect to receive an additional cash payment of $1.7 billion (plus interest) by July 2023 from Philip Morris International Inc. (“PMI”), in exchange for assigning to PMI the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® effective April 30, 2024.
■	In e-vapor we elected to be released from the non-compete obligations related to our JUUL investment. E-vapor remains the largest smoke-free category in the U.S. and the most successful category in transitioning U.S. smokers away from cigarettes. We believe the category can play an important role in harm reduction.

Financial Highlights
■	Our reported diluted earnings per share (“EPS”) increased over 100% to $3.19, primarily driven by a lower non-cash impairment of our investment in ABI and other factors.
■	Our adjusted diluted EPS, which excludes the impact of special items, grew 5.0% to $4.84.(1)
■	We returned more than $8.4 billion in cash to shareholders in 2022 through dividends and share repurchases. This amount exceeded our record returns in 2021 and was the largest single-year cash return since 2002. In August 2022, our Board of Directors (“Board of Directors” or “Board”) raised the regular quarterly dividend for the 57th time in the past 53 years. Our annualized dividend per share was $3.76 as of December 31, 2022.

(1)	Adjusted diluted EPS is a financial measure that is not required by, or calculated in accordance with, United States generally accepted accounting principles (“GAAP”). See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures used in this Proxy Statement and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

OCI

Altria Group, Inc. – Proxy Statement     iii

PROXY STATEMENT SUMMARY

Returns to Shareholders

(1)	Adjusted operating companies income (“Adjusted OCI”) and adjusted diluted EPS are financial measures that are not required by, or calculated in accordance with, GAAP. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures used in this Proxy Statement and reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures.

Corporate Responsibility

We believe our responsibility priorities and results have been important factors in our industry leadership for many years. Our decision to place “responsibly” at the forefront of our Vision signifies our commitment to corporate responsibility, and we believe our ongoing efforts to focus on a variety of responsibility issues further the pursuit of our Vision.

Our Responsibility Focus Areas

In 2020, we conducted a comprehensive, formal responsibility materiality assessment to identify ESG issues that we believe are important to our long-term sustainability and success. Through the materiality assessment, we identified six responsibility focus areas to guide our actions toward achieving our Vision and set 2025 goals to allow us to measure our progress. We highlight below recent accomplishments in each of the focus areas.

Our responsibility focus areas are integrated into enterprise planning, strategies and initiatives. Focus area steering committees, each led by senior executives, are accountable for strategic alignment of initiatives and investments, outcomes and driving progress toward our goals. These committees convene regularly and are comprised of leaders from accountable functions, including subject matter experts.

2022 Highlights

■	Expanded our disclosures with the publication of an in-depth “Lobbying and Political Activity Transparency & Integrity Report.” This annual report offers a fulsome picture of our public policy and political activities, detailing our companies’ related expenditures, legislative priorities, rationale for our government affairs participation, applicable policies, board and management oversight, and rigorous compliance system.
■	Published a stand-alone report that outlines the governance infrastructure, frameworks and supporting policies and practices for our enterprise Corporate Responsibility program, and each of our Corporate Responsibility focus areas – “Focus Areas Governance & Frameworks: Our Approach, Infrastructure & Supporting Policies.”
■	Published our inaugural index for the Sustainability Accounting Standards Board (“SASB”) Agricultural Products framework, in addition to our annual index for SASB Tobacco, to support our commitment to transparent disclosure and stakeholder ease of access to decision-useful information.
■	Strengthened internal ESG data governance infrastructure, including selection of a new ESG data collection and auditing software system.

iv     www.altria.com

PROXY STATEMENT SUMMARY

■	In addition to the “Smoke-free Portfolio” business highlights on page iii, we engaged in the following activities:
	■	Participated in 22 engagements with public health stakeholders, including the U.S. Food and Drug Administration (“FDA”), on harm reduction. These engagements included:
		■	Global Tobacco and Nicotine Forum, on topics including sustainability, tobacco harm reduction and the impacts of tobacco regulation on adult smokers.
		■	Food & Drug Law Institute conferences on the topics of premarket tobacco product applications and the evidence needed to meet the “appropriate for the protection of public health” standard, which is required before a product can be introduced to the market, and the benefits of establishing baseline standards for innovative, smoke-free products.

■	Our executives and subject matter experts delivered 30 keynotes, posters and presentations, served on 14 panels at scientific and tobacco-related conferences, and published 12 articles in support of advancing tobacco harm reduction.
■	Advocated to the FDA that it develop and deliver targeted communications – aimed at smokers and the health care providers they look to for advice – about the role of nicotine and the relative risks of combustible and smoke-free products.
■	Filed 219 new patents related to harm reduction efforts.
■	Refreshed QuitAssist®, our website dedicated to providing resources for those who want to quit using tobacco products. In addition to an improved user experience, the updated website now includes representation across the wide variety of tobacco products and adult tobacco consumers and new expert quitting resources from public health organizations. Website visits totaled approximately 1.3 million in 2022, an increase of 63% compared to 2021.
■	Underage tobacco use continues to decline. The 2022 Monitoring the Future study estimates youth smoking rates to be 2.1%, a nearly 93% reduction from its 1997 peak of 28.3%. Prevalence of past 30-day nicotine vaping among 8th, 10th and 12th graders combined was estimated to be 13.8% in 2022 versus its 2019 peak of 18.1%.
■	Continued to support Tobacco 21 laws, which have been enacted at the federal level and in 41 states, the District of Columbia and Puerto Rico, representing 87% of the U.S. population.
■	Increased use of point-of-sale age validation technology to more than 137,000 retail stores representing approximately 80% of PM USA volume.
■	Evolved our Moving Beyond Smoking™ campaign and leveraged speaking engagements to highlight our commitment to underage tobacco use prevention and drive increased traffic to underage use prevention content at https://www.altria.com.
■	Advocated with federal policymakers to close the synthetic nicotine loophole for FDA oversight so that e-vapor products using synthetic nicotine are subject to the same standards as those products containing tobacco-derived nicotine.
■	Granted nearly $25 million to positive youth development organizations from our Board-allocated charitable contributions budget.
■	Under our first virtual power purchase agreement announced in 2022, a new Texas wind farm is operational as of January 2023. We expect to achieve our targets – 100% renewable electricity and 55% reduction in operational greenhouse gas emissions by 2030 – ahead of schedule.
■	Continued to demonstrate environmental leadership with recognition from CDP Global, a non-profit organization that runs a global disclosure system on managing environmental impact, for addressing climate change (A-) and protecting water security (A-) and improved our rating for addressing the drivers of deforestation (B).

Altria Group, Inc. – Proxy Statement     v

PROXY STATEMENT SUMMARY

■	Achieved 10.5% diverse supplier spend against supplier diversity goal of 15% or more by 2030.
■	Launched a digital trade program to enhance our ongoing commitment to responsible retailing. This multi-level program enables an integrated marketing approach focused on the adult tobacco consumer including incentives for retailers to include age and identity verification solutions in their digital platforms.
■	Increased our tobacco leaf purchase price during the 2022 season recognizing that our tobacco growers were operating in an extraordinary inflationary environment.
■	Maintained visibility of social and environmental responsibility within our supply chain through 100% contracted tobacco grower participation in the Good Agricultural Practices Certification program and 100% global leaf supplier participation in the Sustainable Tobacco Program – an international industry organization aligned with relevant United Nations sustainable development goals.
■	Enhanced our supplier risk management infrastructure by implementing supply chain mapping risk monitoring technology for 100% of our top tier suppliers.
■	Recognized as a member of CDP’s 2022 Supplier Engagement Leaderboard for climate change, highlighting our work in sustainable supply chain management.
■	Conducted an assessment of our benefits program to measure the inclusivity and equity of benefits across our diverse workforce. Across six categories – retirement, financial well-being, healthcare, paid time off, family benefits and active welfare – we scored 81 out of 100 compared to a peer group average of 63.3.
■	Achieved a score of 79 on our engagement index, which is four points above the industry benchmark. The engagement index consists of two questions designed to understand how happy employees are working at Altria and whether they would recommend Altria as a great place to work.(1)
■	For employees performing the same or similar duties, salaries of female employees were 99.6% of those of our male employees and salaries of employees of color were 100% of those of our white employees after adjusting for factors generally considered to be legitimate differentiators of salary, such as performance and tenure.
■	Engaged 64% of our employees through membership in one or more of our 12 employee resource groups (“ERGs”), including ERGs focused on the Asian, Black, Hispanic, LGBTQ+, Spiritual/Religious, Veteran and Women employee experiences.
■	Engaged 62% of eligible employees in community activities through work, including volunteering, individual and group giving and other social-change action.
■	Contributed approximately $57.5 million to local and national non-profit organizations, with strategic giving focused in five areas as part of our 2021-2025 community impact plan: positive youth development and preventing underage use; employee giving, volunteering and civic action; workforce and economic equity; environment; and equitable and vibrant communities. We also committed $5 million in the “Empower the Change” growth equity fund – a fund entirely dedicated to providing access to capital to minority-owned businesses, and empowering and enabling entrepreneurs of color who are advancing innovation in the U.S. This commitment is complementary to our charitable giving and designed to drive both business and social value.
(1)	The score is a weighted average of all employee responses on a five-point scale. This data represents the response from salaried employees.

vi     www.altria.com

PROXY STATEMENT SUMMARY

Our Corporate Responsibility and ESG Reporting

We acknowledge expectations for transparent, decision-useful disclosures of our progress and continue to take steps to further enhance our ESG reporting through a robust process for data and disclosure review, substantiation and reporting.

Our Chief Executive Officer (“CEO”) and senior management oversee our responsibility efforts. We engage with our Board on ESG strategy and issues at the Board level and through various Board committees.

We publish reports on our website at https://www.altria.com throughout the year describing progress toward our goals in each of our responsibility focus areas.

  Corporate Responsibility Reports and Progress Snapshots Published in 2022

■  Engage & Lead Responsibly: 2021 Corporate Responsibility Progress Report

■  Lobbying and Political Activity Transparency & Integrity Report

■  Focus Areas Governance & Frameworks: Our Approach, Infrastructure & Supporting Policies

■  Reduce Harm of Tobacco Products: 2021 Progress Snapshot

■  Prevent Underage Use: 2021 Progress Snapshot

■  Protect the Environment: 2021 Progress Snapshot

■  Drive Responsibility Through Our Value Chain: 2021 Progress Snapshot

■  Support Our People & Communities: 2021 Progress Snapshot

We also disclose ESG data through Altria’s ESG Data Tables and the Task Force on Climate-related Financial Disclosures Report 2020-2021, CDP Climate Change, CDP Water Security, CDP Forests, SASB Tobacco Index, SASB Agricultural Products Index, and Global Reporting Initiative Index, all of which are available on our website at https://www.altria.com/responsibility-reports.

Human Capital Management

Attracting, developing and retaining the best talent with the skills to make significant progress toward our Vision is a key business priority for us. We believe culture influences employee actions and decision making, which is why we dedicate resources to:

■	promote a vibrant, inclusive workplace;

■	attract, develop and retain talented, diverse employees;

■	promote a culture of compliance and integrity;

■	create a safe workplace; and

■	reward and recognize employees for the results they deliver and how they deliver them.

Inclusion, Diversity and Equity

We recognize the critical importance of inclusion, diversity and equity (“ID&E”) in pursuing our Vision and believe in the value of a workforce composed of a broad spectrum of backgrounds and cultures.

Altria Group, Inc. – Proxy Statement     vii

PROXY STATEMENT SUMMARY

In 2020, we established Inclusion & Diversity (“I&D”) Aiming Points to help guide our efforts to:

■	Be an inclusive place to work for all employees, regardless of level, demographic group or work function.

■	Have equal numbers of men and women among our vice president- and director-level employees.

■	Increase our vice president- and director-level employees who are Asian, Black, Hispanic or two or more races to at least 30%.

■	Increase our vice president- and director-level employees who identify as LGBTQ+, a person with a disability or a veteran.

■	Have diverse functional leadership teams that reflect the organizations they lead.

As of December 31, 2022, women represented 34% of vice president-level and 41% of director-level roles (compared to our aiming point of 50% for each); Asian/Asian American & Pacific Islander (“AAPI”), Black, Hispanic or employees of two or more races represented 21% of our vice president-level and 26% of our director-level roles (compared to our aiming point of 30% for each).

■	As of December 31, 2022, we have achieved our I&D Aiming Points for:

■	Black men and Black women at the director level

■	Hispanic men at the vice president level

■	AAPI men at the vice president and director levels

■	Persons with disabilities at the vice president and director levels

■	We have made progress over the past two years toward our I&D Aiming Points for:

■	Women at the director level

■	LGBTQ+ representation at the director level

■	Veteran representation at the director level

Full results for our I&D Aiming Points data are publicly available on our website at https://www.altria.com/people-and-careers/our-people-and-communities/inclusion-diversity-and-equity. In addition, our EEO-1 data is available at https://www.altria.com/EEO-1.

Attracting, Developing and Retaining Talent

■	Our recruiting efforts focus on universities, internships and partnerships with organizations that support diverse students. We also hire experienced employees with demonstrated leadership capabilities.

■	We provide robust training and leadership development opportunities focused on building skills that drive innovation and aligning employees to our Vision.

■	We regularly conduct employee engagement surveys to seek feedback on a variety of topics, including employee satisfaction, support from leadership, corporate culture and culture of compliance. Survey results are shared with our employees and our Board and are used to modify or enhance our human capital management programs.

viii     www.altria.com

PROXY STATEMENT SUMMARY

Board Nominees

You are being asked to vote on the following 12 nominees for director. All directors are elected annually by a majority of the votes cast. More information about each director can be found under “Proposal 1 – Election of Directors” beginning on page 17.

		Director		Board Committee Membership(1) (2)
Name and Principal Occupation	Age	Since	Independent	AC	CC	EC	FC	IC	NC
Ian L.T. Clarke Retired Chief Financial Officer, Greater Toronto Airports Authority	62	2022
Marjorie M. Connelly Retired Chief Operating Officer, Convergys Corporation	61	2021
R. Matt Davis President, Driftwood Leadership, LLC and retired President, North America, and Senior Vice President, Global Corporate Affairs, Dow Inc.	58	2021
William F. Gifford, Jr. Chief Executive Officer, Altria Group, Inc.	52	2020
Jacinto J. Hernandez Retired Partner, Capital Group	44	2022
Debra J. Kelly-Ennis Retired President and Chief Executive Officer, Diageo Canada, Inc.	66	2013
Kathryn B. McQuade (3) Retired Executive Vice President and Chief Financial Officer, Canadian Pacific Railway Limited	66	2012
George Muñoz Principal, Muñoz Investment Banking Group, LLC and Partner, Tobin & Muñoz	71	2004
Nabil Y. Sakkab Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company	75	2008
Virginia E. Shanks Retired Executive Vice President and Chief Administrative Officer, Pinnacle Entertainment, Inc.	62	2017
Ellen R. Strahlman Retired Executive Vice President, Research & Development and Chief Medical Officer, Becton, Dickinson and Company	65	2020
M. Max Yzaguirre Retired Executive Chairman, Forbes Bros. Holdings, Ltd.	62	2022

(1)	AC	Audit Committee	EC	Executive Committee	IC	Innovation Committee

	CC	Compensation and Talent Development Committee	FC	Finance Committee	NC	Nominating, Corporate Governance and Social Responsibility Committee

		Chair		Member		Audit Committee Financial Expert

(2)	At our Board’s organizational meeting following the 2023 Annual Meeting, our Board plans to determine 2023-2024 committee assignments.

(3)	Chair of Board of Directors.

Composition and Diversity of Board Nominees

The composition of our Board nominees is as follows:

More information on the self-identified diversity demographics of our Board nominees can be found in the “Board Skills and Experience and Demographic Backgrounds” chart on page 3.

Altria Group, Inc. – Proxy Statement     ix

PROXY STATEMENT SUMMARY

Corporate Governance Highlights

Board Independence and Composition	Board Performance and Key Responsibilities

■  11 of our 12 director nominees are independent

■  Six new independent directors since the beginning of 2020, five of whom are women or ethnically diverse, including two who self-identify as LGBTQ+

■  Separate Chair and CEO roles, with an independent Chair

■  All New York Stock Exchange (“NYSE”) required Board committees consist solely of independent directors

■  Independent Committee Chairs, all of whom are diverse

■  Executive sessions of independent directors at each meeting

■  Director retirement guidelines

■  Board diversity from various perspectives

■  At least 75% Board and Committee meeting attendance in 2022 by each director, during each director’s respective term of service

■  100% director attendance at our 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”) by directors who were then serving

■  Oversight of strategic plan development and execution

■  Oversight of key risk areas and risk management processes

■  Oversight of executive compensation

■  Participation in executive succession planning

■  Review of investor perspectives and engagement

■  Annual Board and Committee self-evaluations

■  Oversight of human capital management and corporate culture initiatives

■  Oversight of ESG programs and activities, including stakeholder engagement

■  Oversight of public affairs activities

Shareholder Rights	Policies, Programs and Guidelines

■  Annual election of directors

■  Directors elected by majority voting except in contested elections

■  Resignation policy for directors who fail to receive majority support in an uncontested election

■  One share, one-vote standard

■  Proxy access with market terms

■  No shareholder rights plan or “poison pill”

■  Comprehensive Code of Conduct, Code of Business Conduct and Ethics for Directors and Corporate Governance Guidelines

■  Robust political activity disclosure and compliance program

■  Extensive Corporate Responsibility Reports

■  Compensation “clawback” policy

■  Robust stock ownership and holding requirements for directors and executive officers

■  Policies prohibiting hedging and pledging of our shares by directors and executive officers

■  Comprehensive new director orientation and ongoing director education programs

We believe the foregoing practices are well aligned with the Investor Stewardship Group’s corporate governance principles for U.S. listed companies, which include (i) accountability to shareholders, (ii) shareholder voting rights proportionate to economic interest, (iii) responsiveness to shareholders, (iv) strong, independent leadership, (v) structures and practices that enhance Board effectiveness and (vi) management incentive structures aligned with long-term strategy.

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PROXY STATEMENT SUMMARY

Stakeholder Engagement

We value our stakeholders’ perspectives on our businesses and engage with a broad range of stakeholders on a variety of matters.

Shareholder Engagement

Investor conferences
Individual investor meetings
Annual shareholder meeting

Additional Stakeholder Engagement

Regulators, policymakers, community leaders, financial
institutions, public health groups, sustainability
organizations, suppliers, trade partners, consumers and
industry groups

Topics Discussed Business performance Company strategies ESG Shareholder proposals Executive compensation Regulatory and legislative environment Public policy issues Board composition

A variety of our executives participate in our stakeholder engagement efforts depending on the nature and topic of the engagement, including our CEO, Chief Financial Officer (“CFO”), General Counsel, Chief Human Resources Officer and Chief Compliance Officer (“CCO”), Senior Vice President, Corporate Citizenship and Chief Sustainability Officer, Corporate Secretary and representatives from our Investor Relations, Regulatory Affairs, Government Affairs and Compensation and Benefits departments. From time to time, members of our Board of Directors also participate in engagement activities. We believe that these engagements provide us with a better understanding of our stakeholders’ priorities and perspectives.

2022 Majority Shareholder Support for Shareholder Proposal to Commission a Civil Rights Equity Audit

Engagement with Institutional Shareholders and Shareholder Proponents

At our 2022 Annual Meeting, a shareholder proposal requesting that our Board commission a civil rights equity audit was supported by over 62% of shares voting on the proposal. Prior to the meeting, we initiated an investor engagement program to seek perspective on the proposal. We focused our outreach on our top 30 shareholders – representing approximately 43% of our shares outstanding. We engaged with the five institutional shareholders that accepted our invitation. We also conducted outreach following the meeting to the same group of 30 shareholders, resulting in 11 engagements with shareholders representing approximately 30% of our shares outstanding. We also engaged with the shareholder proponents in advance of the 2022 Annual Meeting and several times afterwards. Management representatives during these engagements included our Senior Vice President, Corporate Citizenship and Chief Sustainability Officer; Vice President, Investor Relations; Vice President and Chief ID&E Officer; and our Vice President, Corporate Secretary and Associate General Counsel.

During the engagements following the 2022 Annual Meeting, we reviewed the potential action we were prepared to take in response to the 2022 shareholder vote and sought the perspectives of the institutional shareholders and the shareholder proponents. The feedback we received from the institutional shareholders fell within the following themes:

■	Response should be tailored to Altria; companies are taking varying approaches to conducting civil rights assessments; and shareholders do not want to prescribe our approach

■	Response should not create additional risk for Altria or our shareholders, including additional legal risk

■	Response should deliver value to Altria

■	Altria should devote adequate time to conduct a thorough assessment

■	Altria should provide robust disclosure of the responsive actions

Altria Group, Inc. – Proxy Statement     xi

PROXY STATEMENT SUMMARY

Board Engagement

Management met with the Nominating, Corporate Governance and Social Responsibility Committee (“NCGSR Committee”) several times following the 2022 Annual Meeting to review and discuss responding to the shareholder vote and share with the Committee the feedback that we received from the institutional shareholders and the shareholder proponents, as well as governance professionals. Management also shared with the NCGSR Committee a plan to respond to the shareholder vote with the equity and civil rights assessment (“Assessment”) described below. The NCGSR Committee recommended the plan to our Board and, in December 2022, our Board approved the plan.

Altria’s Response to 2022 Majority Shareholder Support for Shareholder Proposal: Altria-Led, Stakeholder-Informed and Third-Party Assured Equity and Civil Rights Assessment

In January 2023, we issued a press release (which is available on https://www.altria.com/investors) announcing that we will conduct the Assessment in response to the shareholder proposal that received majority support in 2022. The Assessment is being led by a cross-functional team of senior leaders, including our Senior Vice President, Corporate Citizenship and Chief Sustainability Officer; Senior Vice President, Chief Human Resources Officer and Chief Compliance Officer; Senior Vice President and Associate General Counsel; President & CEO, Philip Morris USA Inc.; Vice President and Chief ID&E Officer; and Vice President, Corporate Audit. In addition, the NCGSR Committee will provide continuing oversight as the Assessment proceeds. Described below is the framework for the Assessment.

Establish an External Advisory Review Board to Provide Third-Party Perspective and Oversight of the Assessment
■	Criteria for membership includes being a credible expert in a relevant field (such as civil rights, ID&E, legal/law enforcement, public policy, public health or youth development), independence from Altria and the tobacco industry and possessing an objective perspective
■	Oversee and guide assessment, including scope, stakeholder engagement, findings and report
Time Period Covered by the Assessment: 2020 — 2022
■	Aligns with 2020 announcements of our Vision, our Cultural Aspiration (see inside back cover), our I&D Aiming Points for diverse representation among employees at senior levels (see page viii), our most recent corporate responsibility materiality assessment and our commitment to increase our efforts to address racial, economic and social inequities in our communities.
Topics Planned to be Covered by the Assessment:
■	Policies, practices, programs and services intended to address the harm associated with tobacco use and the effectiveness of our harm reduction efforts, including:
	■	Underage Tobacco Use Prevention Programs
	■	Tobacco Cessation Support
	■	Responsible Marketing Practices
	■	Regulatory Engagement and Public Policy
■	An evaluation of the effectiveness of these policies, practices, programs and services on communities of color and youth
■	Our ID&E progress within relevant 2025 responsibility focus areas:
	■	I&D Aiming Points
	■	Pay and benefits equity across diverse employee populations
	■	Community impact portfolio of local and national non-profit organizations
	■	Supplier diversity
The scope may be modified based on input from the External Advisory Review Board.
The Assessment will not evaluate the impact of our companies’ tobacco products because those impacts are well-known and documented. For example, according to the Centers for Disease Control and Prevention, cigarette smoking is responsible for more than 480,000 deaths per year in the U.S. and over 80% of Black smokers smoke menthol cigarettes. Instead, we believe we can learn and benefit more from an assessment of our efforts to address the harm associated with tobacco use.

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PROXY STATEMENT SUMMARY

On-going Engagement with Key Stakeholders during Assessment

Investors; Shareholder Proponents; Employees; Customers; Suppliers; Community Partners; Policy Makers; Civil Rights Organizations; and others as appropriate.

Comprehensive, third-party assured report discussing the results of the Assessment published on https://www.altria.com approximately 12 months after the date we commence the assessment.

We believe the Assessment will identify opportunities to accelerate progress toward our 2025 Corporate Responsibility focus area goals, enhance stakeholder alignment and promote transparency. The Assessment design takes into consideration emerging practices for these types of assessments and audits, potential risks (including litigation risk) and potential benefits to Altria and our shareholders.

Executive Compensation Highlights

Executive Compensation Framework

In 2022, the total direct compensation of our executive officers named in the Summary Compensation Table on page 52 (“named executive officers” or “NEOs”) consisted of the following elements:

Form of Compensation	Performance Period	Award Criteria	Company Performance Alignment
Cash	Ongoing	Individual performance
Cash	Annual	Company and individual performance	■ Adjusted diluted EPS growth ■ Adjusted discretionary cash flow ■ Total adjusted OCI ■ Strategic initiatives
Cash	Three years; overlapping cycles	Company and individual performance	■ Adjusted diluted EPS growth ■ Cash conversion ■ Relative total shareholder return (“TSR”) multiplier ■ Strategic initiatives
Restricted Stock Units (“RSUs”)/ Performance Stock Units (“PSUs”)	Ongoing for RSUs, three years for PSUs	Individual performance, advancement potential and criticality of talent with additional payment criteria for PSUs based on company performance	■ RSUs: Stock price appreciation ■ PSUs: Company performance (adjusted diluted EPS growth, cash conversion and relative TSR multiplier) and stock price appreciation

We target for PSUs and our cash Long-Term Incentive Plan (“LTIP”) together to deliver over 60% of our NEOs’ target long-term incentives in performance-based forms. Our target long-term incentive mix is described under “Long-Term Incentives” on page 40.

Altria Group, Inc. – Proxy Statement     xiii

PROXY STATEMENT SUMMARY

Key Governance Features of Our Executive Compensation Program

The following summary highlights our commitment to executive compensation practices that are intended to align the interests of our executives and shareholders:

What We Do	What We Don’t Do

Pay for Performance
A significant portion of our NEOs’ compensation is at-risk variable compensation. Annual and long-term cash incentives and a significant portion of equity compensation are tied to performance measures.

Multiple Performance Metrics
Variable compensation is based on more than one measure to balance incentives.

Stock Holding and Ownership Requirements
All NEOs exceed our robust stock ownership requirements.

“Clawback” Policy
Our policy provides for the adjustment or recovery of compensation in certain circumstances.

Award Caps
All our variable compensation plans have caps on plan formulas.

Below Average Share Utilization
We have below-average run rates for equity compensation, as compared to S&P 500 and Food, Beverage & Tobacco Indices companies.

Tally Sheets
Our Compensation and Talent Development Committee uses tally sheets when making individual compensation decisions for our NEOs.

Confidentiality and Non-Compete Agreements
All our NEOs are subject to confidentiality and non-compete agreements.

No Excessive Perquisites
Perquisites represent less than 1% of our NEOs’ compensation.

No Single-Trigger Change in Control
Our shareholder-approved 2015 Performance Incentive Plan (“PIP”) and 2020 PIP both include a double-trigger change in control provision.

No Individual Supplemental Executive Retirement Plans

No Hedging or Pledging
We do not permit our NEOs to engage in either hedging or pledging activities with respect to their Altria shares.

No Employment Agreements
All our NEOs are employed at-will.

No Tax Gross-Ups on Compensation
We do not pay tax gross-ups to our NEOs.

No Share Recycling

No PSUs for Stock Ownership Requirements
We do not include unvested PSUs toward stock ownership requirements.

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Board and Governance Matters

Altria Board of Directors

Our Board currently consists of 12 directors. Directors are elected annually at each annual meeting to serve until the next annual meeting and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. With the exception of Jacinto J. Hernandez, who was elected as a director by our Board effective November 1, 2022, each of the nominees for director was elected by shareholders at the 2022 Annual Meeting. Biographical information and qualifications of the nominees for director are included under “Proposal 1 – Election of Directors” beginning on page 17.

Process for Nominating Directors

The NCGSR Committee works with our Board to determine the appropriate mix of characteristics, skills and experience for our Board. The NCGSR Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group of directors who can best continue our success and represent shareholder interests through the exercise of sound judgment arising from its diversity of views and experience.

The NCGSR Committee has not established any specific minimum qualification standards for nominees to our Board; rather, in evaluating the suitability of individuals for Board membership, the NCGSR Committee considers the ways in which it believes each individual can assist Altria in pursuing our Vision. The NCGSR Committee considers many factors, including whether the individual meets requirements for independence and whether the individual will enhance the diversity of views and experiences available to our Board in its operations and in discharging its oversight responsibilities. In determining whether to recommend a director for re-election, the NCGSR Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board. In addition, the Committee considers whether our Board has specific needs for certain skills or attributes at a given time. Other criteria for Board membership, such as the extent of an individual’s other commitments, are set forth in our Corporate Governance Guidelines.

In identifying potential candidates for Board membership, the NCGSR Committee relies on suggestions and recommendations from directors, shareholders, management and others, including from time-to-time executive search and board advisory firms. Mr. Hernandez was recommended to the NCGSR Committee by our CEO. The NCGSR Committee does not distinguish between nominees recommended by shareholders and other nominees. Shareholders wishing to suggest candidates to the NCGSR Committee for consideration as directors must submit a written notice to our Corporate Secretary following the procedures set forth in this Proxy Statement under “Questions and Answers about Communications, Altria Documents and Shareholder Proposals – How do I communicate with our Board of Directors?” on page 86. Our Amended and Restated By-Laws (“By-Laws”) include the procedures that a shareholder must follow to nominate directors for election to our Board. The procedures are summarized under the same section in response to the question “How can a shareholder nominate a director or submit a proposal for next year’s annual meeting?” on page 86.

Altria Group, Inc. – Proxy Statement     1

BOARD AND GOVERNANCE MATTERS

Commitment to Board Diversity

The NCGSR Committee has a long-standing commitment to diversity and is guided by our diversity philosophy in its review and consideration of director nominees. In this regard, our Board and the NCGSR Committee view diversity holistically and are committed to recruiting directors who help achieve the goal of a well-rounded, diverse Board. Our Corporate Governance Guidelines require that women and people of color be included in any search for potential new directors. Our Corporate Governance Guidelines also require that our Board and the NCGSR Committee consider, among other factors:

■	whether the individual meets the applicable requirements for independence;
■	the individual’s general understanding of the various disciplines relevant to the success of a large publicly traded company in today’s global business environment;
■	the individual’s understanding of our businesses and markets;
■	the individual’s skills, professional expertise and educational background; and
■	other factors that promote diversity of views and experiences, including self-identified characteristics such as gender, gender identity, race, national origin, age, sexual orientation and veteran status.

Board and all Board Committees are Chaired by Women or Ethnically Diverse Directors

Board Skills and Experience and Demographic Backgrounds

Our Board has a breadth of skills, experiences, tenures and demographic backgrounds and is committed to reviewing periodically its composition so that it continues to have the right mix of these attributes. As noted in the summary below, we believe that our Board has demonstrated leadership in a variety of positions across various professions and industries. In addition, our Board’s composition represents a balanced approach to director tenure, allowing our Board to benefit from the institutional knowledge of longer-serving directors combined with the perspectives of newer directors. The following chart is not intended to be an exhaustive list of each director’s skills, expertise, experience and personal attributes, as each of them also contributes other important skills, expertise, experience and personal attributes to our Board that are not reflected in the chart.

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BOARD AND GOVERNANCE MATTERS

Skills and Experience
Consumer Products and/or Consumer Marketing		■	■	■	■	■			■	■	■
Industry				■	■
Regulated Industries	■	■	■	■	■	■	■		■	■	■	■
Chief Executive Officer Experience			■	■		■		■				■
Financial Expertise, including Chief Financial Officer Experience	■	■		■	■		■	■				■
Public Policy		■	■				■	■			■	■
Public Company Board Experience	■	■		■	■	■	■	■	■	■	■	■
Leadership in Innovation				■		■	■		■	■	■	■
Information Technology/Cybersecurity		■					■			■		■
Environmental, Social and Governance		■	■	■	■	■	■		■		■	■
Diversity and Demographic Background
Race /Ethnicity
Black	■
Hispanic or Latinx					■			■				■
White or Caucasian		■	■	■		■	■			■	■
Asian
Middle Eastern									■
Gender and Other Diversity Characteristics
Female		■				■	■			■	■
Male	■		■	■	■			■	■			■
LGBTQ+		■			■
Other
Age	62	61	58	52	44	66	66	71	75	62	65	62
Tenure (1)	1	1	1	3	0	10	11	18	14	6	2	1
(1)	Calculated from the date of initial election to the next full year of completed service prior to filing the Proxy Statement. For the first year of service, a partial year exceeding six months is rounded up.
Board Skill	Why this Skill is Important to Our Board
Consumer Products and/ or Consumer Marketing	Our continued leadership in satisfying evolving adult tobacco consumers’ preferences requires that we market our products effectively and responsibly.
Industry	Experience in our industries and markets is important to understanding industry and market dynamics.
Regulated Industries	Altria operates highly regulated businesses. To enhance Board oversight of regulatory compliance and engagement, we include directors with experience in regulated industries.
Chief Executive Officer Experience	Directors who serve or have served as a chief executive (including chief executive of a significant business unit) bring leadership experience in various areas such as strategic planning, financial oversight, executive succession planning and compensation, human capital management, compliance and risk management.
Financial Expertise, including Chief Financial Officer Experience	Proficiency in finance and financial reporting processes helps our Board monitor and assess Altria’s performance, financial position and financial reporting.
Public Policy	Directors with public policy experience provide valuable insights as Altria’s businesses are subject to an array of federal, state and local laws and regulations and regularly engage with various external stakeholders.
Public Company Board Experience	Service on other public company boards promotes efficient and effective Board processes and provides insight into the corporate governance practices of other companies.
Leadership in Innovation	Directors with experience in innovation, biosciences, product development and consumer engagement promote effective oversight of product growth opportunities (including for reduced harm products), marketing strategies and capabilities, and other growth strategies.
Information Technology/ Cybersecurity	Directors with insight into mitigating technology risks enhance oversight of our cybersecurity risk management program.
Environmental, Social and Governance	We believe our ESG priorities, including our harm reduction efforts, are important to our long-term success. Directors with experience managing or overseeing ESG efforts provide effective oversight of our ESG strategies and initiatives.

Altria Group, Inc. – Proxy Statement     3

BOARD AND GOVERNANCE MATTERS

Director Independence Determinations

Under the listing standards of the NYSE, our Board must consist of a majority of independent directors. In making independence determinations, our Board adheres to NYSE and Securities and Exchange Commission (“SEC”) requirements and considers all relevant facts and circumstances. Our Board has also adopted categorical standards of director independence to further assist it in making these determinations. These standards are set forth in Annex A of our Corporate Governance Guidelines, which are available on our website at https://www.altria.com/governance.

On the recommendation of the NCGSR Committee, our Board affirmatively determined that each of the following nominees is independent in that such nominee has no material relationship with us: Ian L.T. Clarke, Marjorie M. Connelly, R. Matt Davis, Jacinto J. Hernandez, Debra J. Kelly-Ennis, Kathryn B. McQuade, George Muñoz, Nabil Y. Sakkab, Virginia E. Shanks, Ellen R. Strahlman and M. Max Yzaguirre.

In making its recommendation to our Board, the NCGSR Committee considered the following business relationships and transactions:

Business Relationships and Transactions Considered
Altria and our subsidiaries from time-to-time do business in the ordinary course on terms comparable to those provided to unrelated third parties with entities where Mr. Muñoz serves as a non-executive director or where immediate family members (as defined in our Policy on Related Person Transactions, which is discussed under “Related Person Transactions, Director Code and Code of Conduct” on page 77) of Mr. Clarke, Mr. Davis, Dr. Sakkab, Dr. Strahlman or Mr. Yzaguirre serve as non-executive directors or non-executive employees. In each case, neither the director nor the immediate family member is responsible for, or involved in, the entity’s day-to-day dealings with us, and the respective payments made by Altria and our subsidiaries to the entities in each of the last three fiscal years were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. None of Mr. Clarke, Mr. Davis, Mr. Muñoz, Dr. Sakkab, Dr. Strahlman or Mr. Yzaguirre, or their respective immediate family members, materially benefits directly or indirectly from these relationships.

The NCGSR Committee determined that the foregoing business relationships and transactions did not affect the independence of any of our directors.

We believe that corporate philanthropy furthers our corporate responsibility focus on supporting our people and communities, which includes investing to help make ongoing positive societal impact in priority areas that reflect the interests of our businesses, employees and communities. In making its recommendation to our Board, the NCGSR Committee also considered the following philanthropic relationships and transactions between Altria and our subsidiaries and various educational and other charitable entities.

Philanthropic Relationships and Transactions Considered
We make various grants and charitable contributions, including matching gifts under our Match Your Dollars Program, to entities where Ms. Connelly, Mr. Davis or Ms. Kelly-Ennis or immediate family members of Mr. Davis and Ms. McQuade serve as non-executive directors or trustees or non-executive employees. In each case, payments by us in each of the last three fiscal years were significantly less than the greater of $1 million or 2% of any such entity’s consolidated gross revenues. None of Ms. Connelly, Mr. Davis, Ms. Kelly-Ennis or Ms. McQuade, or their respective immediate family members, materially benefits directly or indirectly from these contributions.

The Committee determined that the foregoing philanthropic relationships and transactions did not affect the independence of any of our directors.

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BOARD AND GOVERNANCE MATTERS

Board and Committee Governance

Our Board’s Role and Responsibilities

The primary responsibility of our Board is to foster our long-term success. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of Altria and our shareholders. Our Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for our day-to-day operations.

Board Leadership Structure and Governance

Our Board believes that it is important to retain the flexibility to allocate the responsibilities of the Chair and the CEO in a way that it considers to be in the best interests of Altria and our shareholders. Our Board currently believes it is in the best interests of Altria and our shareholders to separate these positions. Our Board believes that separating the roles of Chair and CEO promotes the pursuit of our Vision by allowing our CEO, our senior-most executive, to focus on executing our business strategies, overseeing our day-to-day operations, engaging with external stakeholders, developing our leaders and promoting employee engagement through an inclusive culture. Meanwhile, the Chair leads our Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO between Board meetings and providing overall guidance to our CEO as to our Board’s views and perspectives. Moreover, our independent directors convene at each Board meeting in an executive session led by the Chair. Our current Chair, Ms. McQuade, was elected as independent Chair in 2021, has served on our Board since 2012 and has extensive knowledge of our businesses, our management team and our Board’s governance practices. Ms. McQuade promotes constructive dialogue and directly, clearly and regularly communicates the views of our Board to management.

We believe that our Board’s strict adherence to sound corporate governance practices, as reflected in our Corporate Governance Guidelines, has promoted, and continues to promote, effective and independent Board leadership for Altria and our shareholders.

Altria Group, Inc. – Proxy Statement     5

BOARD AND GOVERNANCE MATTERS

Our Board’s Oversight Role

Our Board’s oversight role extends to a broad range of topics that we believe are important to our internal and external stakeholders and to the success of our businesses.

Strategic Oversight
Our Board actively oversees the development and execution of strategies in pursuit of our Vision. These strategies encompass both financial and operational strategies, including strategies focused on growth and innovation, legal and regulatory matters, ESG, public policy and engagement, talent development and executive succession, and strategic investments. Over the course of the year, including during meetings solely focused on strategy and long-term planning, management and our Board discuss the development and execution of our strategic plans as well as events that bear upon those plans. Our Board further monitors strategic execution through standing presentations at Board and Committee meetings and communications from management in between meetings.	Our Board devotes several meetings each year to the review and discussion of our strategies with management.

Risk Oversight

Our Board, both acting as a full Board and through its committees, plays an important oversight role in our risk management processes and believes it has in place effective processes to identify and oversee key risks facing Altria and our businesses. Regular Board and committee meetings afford our Board the opportunity to discuss with senior and mid-level management the risks facing Altria and our businesses.

Our enterprise risk management (“ERM”) is a coordinated process that helps us identify, prioritize and manage strategic, operational, financial and compliance risks that have the potential to present significant obstacles to achieving business objectives in the near term and as we pursue our Vision. The key risks identified are considered enterprise risks and a senior leader is designated as a risk owner. Risk owners are responsible for risk responses, including mitigation plans. The Risk Oversight Committee, which is chaired by our CCO and comprised of members of senior management, including our CFO, COO, Chief Strategy and Growth Officer, and General Counsel, meets regularly to oversee efforts undertaken to identify and manage enterprise risks and other key compliance risk areas. Management reports annually to our Board on the ERM process and periodically to our Board or its committees on the management of specific risks.

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BOARD AND GOVERNANCE MATTERS

BOARD RISK OVERSIGHT

We believe that our Board structure supports its risk oversight function. Our Board executes its risk oversight function both as a whole and through delegation to its committees, which meet regularly with members of our senior management team and report to our Board.

COMMITTEE RISK OVERSIGHT

AUDIT

Oversees our management of various legal, regulatory and compliance risks, such as litigation, FDA regulation and other enterprise and compliance risks. Oversees our management of financial, accounting and internal control risks, and oversees our cybersecurity program and management of associated risks.

COMPENSATION AND TALENT DEVELOPMENT

Considers the extent to which our executive compensation program may create risk. See "Risk Assessment" on page 50 for a more detailed description. Also oversees our management of corporate culture and human capital management risks.

FINANCE

Oversees our management of financial and liquidity risks, including risks associated with mergers, acquisitions, investments and similar capital allocation matters.

INNOVATION

Oversees our management of the risks associated with technology, research and product development and environmental risks from our companies' products and manufacturing processes, as well as regulatory risks related to our innovative product development efforts.

NOMINATING, CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY

Oversees the ways in which we manage public policy and reputational risk, including environmental and social responsibility risks. Also oversees risks related to Board organization, membership and structure and other corporate governance matters.

ROLE OF MANAGEMENT

While our Board and its committees oversee risk management, our senior management team is responsible for actively managing risk. Management reviews with our Board and its committees throughout the year our strategies for managing enterprise and compliance risks.

Altria Group, Inc. – Proxy Statement     7

BOARD AND GOVERNANCE MATTERS

Political and Public Policy Oversight

The NCGSR Committee oversees our political and public policy engagement activities, including political and direct and indirect lobbying activities and related contributions and expenditures. The Committee also oversees our political activity compliance program.

We share extensive information about political and public policy activities and Board oversight of these activities in our annual Lobbying and Political Activity Integrity and Transparency Report and also provide disclosures related to our lobbying expenditures and political contributions on our website at https://www.altria.com/about-altria/government-affairs/.

Corporate Responsibility and ESG Oversight

Leading responsibly has been the foundation of Altria’s strategy for many years, and our Board actively oversees our corporate responsibility and ESG priorities. Our approach to corporate responsibility includes seeking our shareholders’ and other stakeholders’ perspectives, aligning business practices where appropriate and measuring and communicating our progress.

Our Board regularly receives updates on our responsibility efforts. These updates include the review of topics such as trends in corporate responsibility, our underage tobacco use prevention programs, harm reduction initiatives, environmental initiatives, community and public policy engagement activities, talent and culture initiatives, and our monitoring and reporting of ESG progress. Our Board has delegated oversight responsibilities in these areas to the following committees:

■	NCGSR Committee – oversees our public affairs, corporate reputation, governance and environmental and social responsibility strategies.
■	Innovation Committee – oversees our product innovation efforts and strategies that are critical to our harm reduction goals, as well as our efforts to reduce environmental impact of our companies’ products and manufacturing processes.
■	Compensation and Talent Development Committee – oversees our corporate culture and talent development activities, including ESG integration into our executive compensation program.

Talent Development and Culture Oversight

The Compensation and Talent Development Committee oversees initiatives, programs and processes related to talent development and culture through regular updates from management. These updates include the review of topics such as:

■	executive succession and advancement planning;
■	employee engagement survey results and management’s responses to opportunity areas;
■	progress toward our ID&E goals;
■	key workforce metrics on recruiting, retention, turnover and promotion rates; and
■	actions taken to protect employee safety, health and wellness.

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BOARD AND GOVERNANCE MATTERS

CEO Succession and Advancement Planning

Our Board believes that senior executive advancement and succession is one of its most important responsibilities. The Compensation and Talent Development Committee is responsible for overseeing the development and furtherance of executive succession plans, evaluating and making recommendations to our Board regarding potential candidates to become CEO, and evaluating and approving candidates to fill other senior executive positions.

Committees of Our Board of Directors

Our Board has established six standing committees to assist it with the performance of its responsibilities. Our Board elects the members of these committees and the committee chairs annually at its organizational meeting following our annual meeting of shareholders, based on the recommendations of the NCGSR Committee. The committee chairs develop the meeting agendas for their respective committee with management and provide a full report to our Board following each committee meeting.

Our Board has adopted written charters for each of its committees. These charters are available on our website at https://www.altria.com/governance. The following charts summarize the primary responsibilities and composition of each committee:

Audit Committee			2022 Meetings: 6	Report: See page 25
Chair	Other Members
George Muñoz	Ian L.T. Clarke	Debra J. Kelly-Ennis
	Marjorie M. Connelly	Ellen R. Strahlman

Primary responsibilities include:

■  Assisting our Board in its oversight of (i) the integrity of our financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of our independent registered public accounting firm, (iii) the performance of our internal auditors and the internal audit function, (iv) our risk assessment and risk management policies and practices and (v) our compliance with legal and regulatory requirements.

■  Preparing the Audit Committee report that the rules of the SEC require us to include in our proxy statement.

See “Audit Committee Matters” beginning on page 24 for further information on the Audit Committee.

The Audit Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has determined that all members of the Audit Committee are financially literate and that Mr. Clarke, Ms. Connelly and Mr. Muñoz are “audit committee financial experts” within the meaning set forth in the regulations of the SEC.

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BOARD AND GOVERNANCE MATTERS

Compensation and Talent Development Committee			2022 Meetings: 4	Report: See page 28
Chair	Other Members
Kathryn B. McQuade	Marjorie M. Connelly	George Muñoz
	R. Matt Davis	Virginia E. Shanks

Primary responsibilities include:

■  Determining and approving CEO compensation and reviewing and approving the compensation of our other executive officers.

■  Overseeing the development of executive succession plans and evaluating and making recommendations to our Board regarding potential CEO candidates and evaluating and approving candidates for other senior executive positions.

■  Evaluating the design and effectiveness of our overall compensation program and monitoring risks related to such design.

■  Reviewing initiatives and programs related to corporate culture, talent development and ID&E.

See “Executive Compensation” beginning on page 27 for further information on the Compensation and Talent Development Committee.

The Compensation and Talent Development Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE and non-employee directors for the purposes of Rule 16b-3 of the Exchange Act.

Executive Committee				2022 Meetings: 0
Chair	Other Members
Kathryn B. McQuade	William F. Gifford, Jr.	George Muñoz	Virginia E. Shanks
	Debra J. Kelly-Ennis	Nabil Y. Sakkab
■ Has authority to act for our Board during intervals between Board meetings to the extent permitted by Virginia law.

Finance Committee				2022 Meetings: 5
Chair	Other Members
Virginia E. Shanks	Ian L.T. Clarke	Kathryn B. McQuade	Nabil Y. Sakkab
	Jacinto J. Hernandez	George Muñoz	M. Max Yzaguirre

Primary responsibilities include:

■  Monitoring our financial condition, overseeing the sources and uses of cash flow and advising our Board with respect to financing needs, dividend policy, share repurchase programs, mergers, acquisitions, divestitures and similar capital allocation matters, and other financial matters.

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BOARD AND GOVERNANCE MATTERS

Innovation Committee				2022 Meetings: 3
Chair	Other Members
Nabil Y. Sakkab	Marjorie M. Connelly	Jacinto J. Hernandez	Virginia E. Shanks	M. Max Yzaguirre
	R. Matt Davis	Debra J. Kelly-Ennis	Ellen R. Strahlman

Primary responsibilities include:

■  Assisting our Board in its oversight of the strategic goals and objectives of our subsidiaries’ innovation and marketing strategies, consumer/market understanding and brand plans, technological initiatives and research, development and engineering programs, and initiatives to reduce our environmental impact.

Nominating, Corporate Governance and Social Responsibility Committee				2022 Meetings: 6
Chair	Other Members
Debra J. Kelly-Ennis	R. Matt Davis	Nabil Y. Sakkab
	George Muñoz	Ellen R. Strahlman

Primary responsibilities include:

■  Identifying individuals qualified to become directors consistent with the criteria established by our Board and described in our Corporate Governance Guidelines and recommending to our Board a slate of nominees for election at each annual meeting of shareholders.

■  Making recommendations to our Board concerning the appropriate size, function, needs and composition of our Board and its Committees.

■  Reviewing non-employee director compensation and recommending any changes in compensation to our Board.

■  Advising our Board on corporate governance matters.

■  Overseeing the annual Board and Committee self-evaluation process.

■  Providing oversight of our public affairs, corporate reputation and environmental and social responsibility strategies.

The NCGSR Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE.

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BOARD AND GOVERNANCE MATTERS

Board Meetings and Attendance

Board Effectiveness

We believe our Board practices strengthen the effectiveness of our Board, and we assess them annually to identify opportunities for improvement.

Board and Committee Self-Evaluations

Our Board assesses annually its effectiveness and that of its committees in discharging their responsibilities. The NCGSR Committee oversees the evaluation process.

Format

The NCGSR Committee determines the format of the evaluations, which may include interviews conducted by the Chair, interviews conducted by the Chair of the NCGSR Committee, interviews conducted by an independent third-party or written surveys.

Topics

Self-evaluation topics generally include:

■  Board composition and structure

■  Meeting topics and process

■  Information flow

■  Board oversight of risk management and strategic planning

■  Succession planning

■  Access to management

Presentation of Findings The results of the self-evaluations are reported to our Board, which discusses the results to identify opportunities to enhance effectiveness.

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BOARD AND GOVERNANCE MATTERS

Feedback Incorporated

Our Board implements enhancements and other modifications, as appropriate, identified during the self-evaluations.

Examples of actions our Board has taken in recent years in response to the annual self-evaluation process include enhanced information flow, such as additional pre-meeting materials and access to committee materials for all directors, and reformatting meetings to enhance discussion on corporate strategy and other key issues.

Board Succession Planning and Refreshment

The NCGSR Committee has the primary responsibility for developing a succession plan for our Board. Using tools such as the annual Board and committee self-evaluations and our Board retirement guidelines, it periodically reviews our Board composition and identifies the appropriate mix of skills, experiences, tenures and demographic backgrounds for our Board in light of our strategies and needs with the objective of recommending a group of directors that can best continue our success and act in the best interests of Altria and our shareholders. The NCGSR Committee and our Board are committed to developing a diverse pool of potential candidates for future Board service consideration. Since 2020, five independent directors have left our Board (two retirements, two deaths and one to focus on employment obligations) and six new independent directors have joined our Board, five of whom are women or ethnically diverse, including two directors who self-identify as LGBTQ+. See “Process for Nominating Directors” and “Board Skills and Experience and Demographic Backgrounds” on pages 1 and 2, respectively, for a further discussion of our Board composition.

Board Retirement Guidelines

Our Board has adopted retirement guidelines that require a director who will have attained the age of 75 as of the date of the next annual meeting to tender his or her written resignation to our Board at least six months prior to such annual meeting. If our Board determines that continued service by the director is in the best interests of Altria and our shareholders, our Board has the discretion not to accept the resignation. As required under the retirement guidelines, Dr. Sakkab tendered his resignation to our Board in October 2022. After due consideration, our Board did not accept the resignation of Dr. Sakkab. In making the decision not to accept Dr. Sakkab’s resignation, our Board considered several factors, including his contributions, experience and qualifications, as well as Board continuity (in light of the departure of five directors and the addition of six new directors since 2020), and determined that his continued service is in the best interests of Altria and our shareholders.

Director Education and Engagement

Upon election to our Board, new directors participate in a multi-day comprehensive onboarding process. They are introduced to the operational aspects of our businesses, our strategies, key issues facing Altria and our Board governance processes. New directors meet individually with various members of management and visit key facilities, as appropriate, as part of the onboarding program.

We make available to our directors third-party director education programs that provide additional perspective on various topics. We provide a list of programs, updated regularly, to our directors. They may also choose self-selected educational programs. We also periodically invite outside experts to meet with our Board to review matters relevant to corporate directors, including corporate governance.

Governance Guidelines, Policies and Codes

Our Board has adopted Corporate Governance Guidelines. In addition, our Board has adopted a Code of Business Conduct and Ethics for Directors (“Director Code”) and a policy with regard to reviewing certain transactions in which we are a participant and an officer, director or nominee for director has had or may have a direct or indirect material interest (see “Related Person Transactions, Director Code and Code of Conduct” on page 77 for further information). These documents are available on our website at https://www.altria.com/governance. Our Board has also adopted the Altria Code of Conduct (“Code of Conduct”) that applies to all our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Conduct is available on our website at https://www.altria.com/codeofconduct.

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BOARD AND GOVERNANCE MATTERS

Director Compensation

Compensation Philosophy

Our philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors and appropriately compensate them for the time, expertise and effort required to serve as a director of a large publicly traded company that operates in a dynamic, highly regulated industry. Our Board believes that a substantial portion of director compensation should consist of equity-based compensation, coupled with robust stock ownership guidelines, to assist in aligning directors’ interests with the interests of shareholders. Directors who are employees of Altria receive no additional compensation for service as a director.

Director Compensation Review

The NCGSR Committee annually reviews and periodically recommends updates to the director compensation program to our Board for approval. During these reviews, the NCGSR Committee considers our director compensation philosophy, the competitiveness of director compensation based on an independent benchmarking study (which evaluates director compensation at companies within our Compensation Survey Group (“CSG”) described under “Benchmarking” beginning on page 49, other peer groups and relevant market indices) and current market practices. The NCGSR Committee also considers the appropriateness of the form, mix and amount of director compensation. The NCGSR Committee then makes a recommendation to our Board concerning such compensation with a view toward attracting and retaining qualified directors. The majority of our director compensation is in the form of stock awards to align the interests of our directors with those of our shareholders.

Board Chair Compensation

The NCGSR Committee believes that additional compensation for the Board Chair is appropriate given the additional responsibilities of an independent Chair, such as establishing agendas and ensuring appropriate meeting content, leading executive sessions during each meeting, providing guidance to our CEO as to our Board’s views and perspectives, meeting with investors, as appropriate, and engaging with the CEO between Board meetings. As shown below, the additional compensation consists of an annual Board Chair cash retainer and an annual Board Chair stock award. The stock award presently represents 60% of the additional Board Chair compensation to further align Board Chair compensation with the interests of our shareholders. In 2022, the NCGSR Committee reevaluated the additional compensation for the Board Chair. Upon this reevaluation, the NCGSR Committee recommended, and the Board approved, a reduction in the annual Board Chair cash retainer from $150,000 to $100,000, effective in 2022. The amount of the additional Board Chair stock award remains unchanged.

Our directors’ annual stock awards have not increased since 2014 and annual cash retainers have not increased since 2016. The additional Board Chair stock award and cash retainer commenced in 2020 upon the separation of the roles of Chair and CEO and the appointment of an independent Chair. The stock award has remained the same since then, but the cash retainer was reduced in 2022 as noted above.

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BOARD AND GOVERNANCE MATTERS

Components of Compensation

The following chart presents the 2022 components of compensation for our non-employee directors:

Annual Stock Award		Annual Cash Retainers

Board Member (1)	$175,000	Board Member (2)	$110,000
Board Chair (3)	$150,000	Board Chair (3)	$100,000
		Committees (4)	Chair	Member (5)
		■ Audit ■ Compensation and Talent Development	$25,000	$5,000
		■ Finance ■ Innovation ■ Nominating, Corporate Governance and Social Responsibility	$15,000

(1)	The annual full value stock award is in the form of fully vested shares of Altria common stock.
(2)	Paid in quarterly installments.
(3)	The Board Chair also receives the annual Board member stock award, the annual Board member cash retainer and the annual committee member cash retainers for the committees on which he or she serves.
(4)	No additional compensation is paid for membership on the Executive Committee.
(5)	Committee Chairs also receive the committee member annual cash retainer.
(6)	These percentages are averages and do not include the annual Board Chair stock award or annual Board Chair cash retainer.

Deferred Fee Plan

A non-employee director may elect to defer all or part of the award of shares of common stock and all or part of his or her cash retainers. Pursuant to the Deferred Fee Plan for Non-Employee Directors (“Deferred Fee Plan”), deferred retainers are credited to an unfunded bookkeeping account and may be “invested” in various “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered under the Deferred Profit-Sharing Plan for Salaried Employees and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. The non-employee director will receive deferred awards of common stock and cash distributions of deferred retainers either prior to or following termination of service from our Board, as elected by the non-employee director.

Matching Gift Program

Non-employee directors are eligible to participate in our Match Your Dollars Program. This program is available to all employees and non-employee directors. We match eligible donations up to $30,000 per year per employee or non-employee director on a dollar-for-dollar basis to eligible non-profit organizations in the U.S. In 2022, the following non-employee directors participated in this program: Mr. Casteen, Ms. Connelly, Mr. Davis, Mr. Devitre, Mr. Hernandez, Ms. Kelly-Ennis, Mr. Kiely, Ms. McQuade, Mr. Muñoz, Dr. Sakkab and Ms. Shanks. The aggregate amount of matching payments for these directors in 2022 was $282,750.

Other

In addition to cash payments, stock awards and matching gifts, non-employee directors are covered under our Business Travel Accident Insurance Plan, which is available generally to all employees.

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BOARD AND GOVERNANCE MATTERS

The following table presents the compensation received by the non-employee directors for service as directors in fiscal year 2022.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
John T. Casteen III (3)	42,006	—	500	42,506
Ian L.T. Clarke	77,995	175,007	—	253,002
Marjorie M. Connelly	125,000	175,007	30,000	330,007
R. Matt Davis	125,000	175,007	30,000	330,007
Dinyar S. Devitre (3)	42,006	—	30,000	72,006
Jacinto J. Hernandez (4)	18,234	—	30,000	48,234
Debra J. Kelly-Ennis	140,000	175,007	12,250	327,257
W. Leo Kiely III (5)	145,000	175,007	30,000	350,007
Kathryn B. McQuade (6)	235,000	325,050	30,000	590,050
George Muñoz	150,000	175,007	30,000	355,007
Nabil Y. Sakkab	140,000	175,007	30,000	345,007
Virginia E. Shanks	125,000	175,007	30,000	330,007
Ellen R. Strahlman	125,000	175,007	—	300,007
M. Max Yzaguirre	77,995	175,007	—	253,002

(1)	Pursuant to the 2015 Stock Compensation Plan for Non-Employee Directors, on May 19, 2022, each non-employee director received 3,372 shares of Altria common stock with an aggregate grant date fair market value of $175,007, and Ms. McQuade received an additional 2,891 shares of Altria common stock with an aggregate grant date fair market value of $150,043 as Board Chair. The grant date fair market value of the Board member stock award is slightly higher than $175,000 because the grant was made in whole shares. The grant date fair market value of Ms. McQuade’s combined stock award is slightly higher than $325,000 because the grant was made in whole shares. The grant date fair market value of $51.90 per share was based on the average of the high and low trading prices of Altria common stock on May 19, 2022.
(2)	All Other Compensation consists of matching gifts paid in 2022 under our Match Your Dollars Program.
(3)	Messrs. Casteen and Devitre retired from service on our Board effective May 19, 2022.
(4)	Mr. Hernandez became a director effective November 1, 2022.
(5)	Mr. Kiely passed away on January 6, 2023.
(6)	Amounts include (a) annual Board member cash retainer, annual committee member cash retainers and annual Board member stock award and (b) annual Board Chair cash retainer and stock award.

Stock Ownership Guidelines for Non-Employee Directors and Prohibition on Hedging and Pledging

Our Board believes that stock ownership guidelines further align the interests of our Board with those of our shareholders. Our non-employee directors are expected to hold shares of our common stock in an amount equal to the lesser of five times the then-current annual Board member cash retainer or 26,000 shares. Non-employee directors are expected to reach this ownership level within five years of being elected to our Board and to hold the requisite number of shares until retirement. The ownership guidelines for non-employee directors may be satisfied with all beneficially owned shares, including deferred shares and share equivalents. As of December 31, 2022, all our non-employee directors who had served on our Board for five or more years held a sufficient number of shares to satisfy these guidelines.

Our non-employee directors are not permitted to engage in hedging or pledging activities with respect to our stock. A description of Altria’s hedging and pledging policies is included under “Prohibition on Hedging and Pledging” on page 78.

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BOARD AND GOVERNANCE MATTERS

Proposal 1

Election of Directors
Our Board recommends a vote FOR each nominee.

We propose that the 12 individuals named below, 11 of whom our Board has affirmatively determined to be independent, be elected as directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. The NCGSR Committee has recommended to our Board, and our Board has approved, the individuals named below.

We provide in the biographies below information on each nominee. The NCGSR Committee and our Board believe that these nominees individually and collectively provide our Board with an impressive breadth of experiences, attributes, qualifications and skills.

Although it is not anticipated that any of the individuals named below will be unable or unwilling to stand for election, in the event of such an occurrence, a proxy may be voted for a substitute designated by our Board. In lieu of designating a substitute, our Board may reduce the number of directors.

Our Board recommends a vote FOR each of the nominees for election as directors.

2023 Director Nominee Biographies and Qualifications

Position, Principal Occupation and Professional Experience:

Retired Chief Financial Officer, Greater Toronto Airports Authority

■  Served as Chief Financial Officer of Greater Toronto Airports Authority, operator of Toronto Pearson International Airport, Canada’s largest airport, from 2017 through December 2022.

■  Served as Executive Vice President and Chief Financial Officer, Business Development of Maple Leaf Sports & Entertainment Ltd. (“Maple Leaf Sports”), owner of the Toronto Maple Leafs, Toronto Raptors, Toronto FC and the Air Canada Centre, from 2004 through 2016. Mr. Clarke spent 26 years at Maple Leaf Sports in key strategic planning and financial leadership positions.

Other Current Public Directorships:

None.

Prior Public Company Directorships:
None.

Other Directorships, Trusteeships and Memberships:
AGF Management Limited (TSX: AGF.B); First Capital Real Estate Investment Trust (TSX: FCR.UN); Canadian Olympic Committee.

Director Qualifications:
The NCGSR Committee believes that Mr. Clarke’s significant financial, accounting, strategic planning, business operations and risk management experience provide clear support for his nomination for election to our Board.

Ian L.T. Clarke Age: 62 Director Since: May 2022 Board Committees: ■ Audit ■ Finance

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BOARD AND GOVERNANCE MATTERS

Marjorie M. Connelly Age: 61 Director Since: 2021 Board Committees: ■ Audit ■ Compensation and Talent Development ■ Innovation

Position, Principal Occupation and Professional Experience:

Retired Chief Operating Officer, Convergys Corporation

■  Served as Chief Operating Officer of Convergys Corporation (now Concentrix Corporation), a publicly traded global leader in customer management, from November 2014 through December 2017.

■  Served as Interim President of Longwood University from June 2012 to May 2013.

■  Served as Global Chief Operating Officer at Barclaycard from July 2009 through December 2011.

■  From April 2006 to July 2008, served as Chief Operating Officer of Wachovia Securities.

■  Held a variety of executive positions at Capital One Financial Corporation, including Executive Vice President, Head of Infrastructure for U.S. credit card operations and interim Chief Information Officer, from 1994 to 2006.

Other Current Public Directorships:

PRA Group, Inc. (NASDAQ: PRAA).

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

MissionOG (Advisor) and The Women’s Initiative. Previously served on the State Council of Higher Education for Virginia.

Director Qualifications:

The NCGSR Committee believes that Ms. Connelly’s extensive operational executive management experience at large publicly held consumer-oriented companies, together with her financial acumen and experience, information technology experience, general business knowledge and public company board experience, provide clear support for her nomination for election to our Board.

R. Matt Davis Age: 58 Director Since: 2021 Board Committees: ■ Compensation and Talent Development ■ Innovation ■ Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

President, Driftwood Leadership, LLC and Retired President, North America, and Senior Vice President, Global Corporate Affairs, Dow Inc.

■  Serves as President of Driftwood Leadership, LLC, a leadership training and consulting firm, since 2019.

■  Served as President, North America, and Senior Vice President, Global Corporate Affairs of Dow Inc. (“Dow”), an innovative materials science company, from 2016 to 2019.

■  Held a variety of executive corporate affairs, communications and leadership roles across the Dow organization, from 1987 to 2016.

Other Current Public Directorships:

None.

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

World Freerunning Parkour Federation; Saratoga WarHorse Foundation, Inc.; Michigan State University, College of Communications Arts & Sciences Alumni Board; Lake State Railway Company. Previously served on After the Impact Fund, Inc.

Director Qualifications:

The NCGSR Committee believes that Mr. Davis’s extensive public policy, business and executive leadership experiences in a highly regulated industry (including his role leading Dow’s largest operating division) provide clear support for his nomination for election to our Board.

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Position, Principal Occupation and Professional Experience:

Chief Executive Officer, Altria Group, Inc.

■  Serves as Chief Executive Officer of Altria Group, Inc. since April 2020.

■  Served as Vice Chairman and Chief Financial Officer of Altria from May 2018 to April 2020.

■  Served as Executive Vice President and Chief Financial Officer of Altria from March 2015 through May 2018.

■  Held numerous other senior leadership roles since joining the Altria family of companies in 1994.

Other Current Public Directorships:

Anheuser-Busch InBev SA/NV (Euronext: ABI; NYSE: BUD).

Prior Public Company Directorship:

None.

Other Directorships, Trusteeships and Memberships:

Catalyst Inc.

Director Qualifications:

The NCGSR Committee believes that Mr. Gifford’s role as Altria’s CEO and his significant knowledge and understanding of Altria, our businesses and the external environment in which our businesses operate, together with his significant industry knowledge, financial expertise and leadership experiences, provide clear support for his nomination for election to our Board.

William F. Gifford, Jr. Age: 52 Director Since: 2020 Chief Executive Officer Board Committees: ■ Executive Committee

Position, Principal Occupation and Professional Experience:

Retired Partner, Capital Group.

■  Served as a partner and investment analyst for Capital Group and its subsidiary, Capital World Investors.

■  Joined the Capital Group companies in August 2000 and retired in June 2022 after having spent 22 years covering a variety of industries, including U.S. tobacco, helping lead the research portfolio for one of the largest growth mutual funds in the world and serving in key leadership roles.

Other Current Public Directorships:

Pioneer Natural Resources Company (NYSE: PXD).

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

None.

Director Qualifications:

The NCGSR Committee believes that Mr. Hernandez’s significant industry knowledge, financial and strategic acumen, investor expertise and leadership experience provide clear support for his nomination for election to our Board.

Jacinto J. Hernandez Age: 44 Director Since: November 2022 Board Committees: ■ Finance ■ Innovation

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BOARD AND GOVERNANCE MATTERS

Debra J. Kelly-Ennis Age: 66 Director Since: 2013 Board Committees: ■ Audit ■ Executive ■ Innovation ■ Nominating, Corporate Governance and Social Responsibility (Chair)

Position, Principal Occupation and Professional Experience:

Retired President and Chief Executive Officer, Diageo Canada, Inc.

■  Served as President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to June 2012.

■  Served as Chief Marketing Officer for Diageo North America, Inc., a subsidiary of Diageo plc, from 2005 to 2008.

■  Held marketing, sales and general management positions with RJR/Nabisco, Inc., The Coca-Cola Company, General Motors Corporation and Grand Metropolitan PLC.

Other Current Public Directorships:

TFI International Inc. (NYSE and TSX: TFII).

Prior Public Company Directorships:

Carnival Corporation & plc (2012 to January 2020) (NYSE: CCL); PulteGroup, Inc. (1997 to September 2016) (NYSE:PHM); Hertz Global Holdings, Inc. (2013 to October 2015) (NASDAQ: HTZ).

Other Directorships, Trusteeships and Memberships:

Dress for Success Worldwide (Director Emeritus); Trivium Packaging B.V.

Director Qualifications:

The NCGSR Committee believes that Ms. Kelly-Ennis’s leadership experiences, particularly her executive positions with several large, consumer-focused companies in multiple industries, and her significant marketing, innovation, sales and distribution experience at large publicly held companies, including companies in the consumer-packaged goods industry, provide clear support for her nomination for election to our Board.

Kathryn B. McQuade Age: 66 Director Since: 2012 Chair of the Board Board Committees: ■ Compensation and Talent Development (Chair) ■ Executive (Chair) ■ Finance

Position, Principal Occupation and Professional Experience:

Retired Executive Vice President and Chief Financial Officer, Canadian Pacific Railway Limited

■  Served as Senior Advisor of Canadian Pacific Railway Limited (“Canadian Pacific”), a transcontinental railway in Canada and the United States, from November 2012 to May 2013, after previously serving as Executive Vice President and Chief Financial Officer of Canadian Pacific from September 2008 until her retirement in November 2012.

■  Served as Executive Vice President and Chief Operating Officer of Canadian Pacific from June 2007 to September 2008.

■  Served as Executive Vice President – Planning and Chief Information Officer at Norfolk Southern Corporation where she spent 27 years in key information technology, strategic planning and finance leadership positions prior to joining Canadian Pacific.

Other Current Public Directorships:

None.

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

Previously served on the boards of TransAlta Renewables Inc. (TSX: RNW) and The College of William & Mary Foundation.

Director Qualifications:

The NCGSR Committee believes that Ms. McQuade’s significant financial and accounting expertise, particularly her experience as a public company chief financial officer, her information technology experience, her general business knowledge and her executive management experience in a regulated industry, provide clear support for her nomination for election to our Board.

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Position, Principal Occupation and Professional Experience:

Principal, Muñoz Investment Banking Group, LLC, and Partner, Tobin & Muñoz

■  Serves as a principal of Muñoz Investment Banking Group, LLC since 2001.

■  Serves as a partner in the law firm of Tobin & Muñoz since 2002.

■  Served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001.

■  Served as Chief Financial Officer and Assistant Secretary of the United States Treasury Department from 1993 to 1997.

Other Current Public Directorships:

Marriott International, Inc. (NASDAQ: MAR); Laureate Education, Inc.(NASDAQ: LAUR); BRC Inc. (NYSE: BRCC).

Prior Public Company Directorships:

Anixter International, Inc. (2004 to June 2020) (NYSE: AXE); Esmark Incorporated (2007 to August 2008) (NASDAQ: ESMK); Archipelago Holdings, Inc. (2004 to March 2006) (PCX: AX).

Other Directorships, Trusteeships and Memberships:

National Geographic Society; Direct Edge, Inc.

Director Qualifications:

The NCGSR Committee believes that Mr. Muñoz’s accounting, financial, legal and public policy expertise, along with his background in international business and his significant professional, administrative and leadership experiences in both the private and public sectors, provide clear support for his nomination for election to our Board.

George Muñoz Age: 71 Director Since: 2004 Board Committees: ■ Audit (Chair) ■ Compensation and Talent Development ■ Executive ■ Finance ■ Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

Retired Senior Vice President, Corporate Research and Development, The Procter & Gamble Company

■  Retired as Senior Vice President, Corporate Research and Development of the Procter & Gamble Company, a global leader in consumer goods, in November 2007.

■  Held a variety of positions at The Procter & Gamble Company beginning in 1974.

Other Current Public Directorships:

None.

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

Several privately held companies. Previously served on the boards of Deinove (Euronext Growth Paris: ALDEI); Givaudan SA (SWX: GIVN); and Pharnext (Euronext Growth Paris: ALPHA).

Director Qualifications:

The NCGSR Committee believes that Dr. Sakkab’s innovation expertise in the consumer-packaged goods industry and his extensive overall business and global product development and commercialization knowledge, including knowledge of regulated products, provide clear support for his nomination for election to our Board.

Nabil Y. Sakkab Age: 75 Director Since: 2008 Board Committees: ■ Executive ■ Finance ■ Innovation (Chair) ■ Nominating, Corporate Governance and Social Responsibility

Altria Group, Inc. – Proxy Statement     21

BOARD AND GOVERNANCE MATTERS

Virginia E. Shanks Age: 62 Director Since: 2017 Board Committees: ■ Compensation and Talent Development ■ Executive ■ Finance (Chair) ■ Innovation

Position, Principal Occupation and Professional Experience:

Retired Executive Vice President and Chief Administrative Officer, Pinnacle Entertainment, Inc.

■  Served as Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc. (“Pinnacle”), a casino entertainment company, from July 2013 until October 2018 when Pinnacle merged with Penn National Gaming, Inc. (“Penn National”), also a casino entertainment company.

■  Served as Strategic Advisor for Penn National through December 2019 after the merger.

■  Served as Executive Vice President and Chief Marketing Officer of Pinnacle from October 2010 to June 2013.

■  Served as Chief Marketing Officer for Multimedia Games Inc., a casino gaming systems production company, from 2008 to 2010 prior to joining Pinnacle.

■  Held senior executive positions for more than 25 years at the property, division and corporate levels of Caesars Entertainment Corp., including Senior Vice President of Brand Management, prior to 2008.

Other Current Public Directorships:

EPR Properties (NYSE: EPR); Light & Wonder, Inc. (NASDAQ: LNW).

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

None.

Director Qualifications:

The NCGSR Committee believes that Ms. Shanks’s significant regulated industry and consumer-oriented marketing expertise, particularly her extensive background in brand positioning and digital and database marketing, as well as her experience in information technology and cybersecurity, provide clear support for her nomination for election to our Board.

Ellen R. Strahlman Age: 65 Director Since: 2020 Board Committees: ■ Audit ■ Innovation ■ Nominating, Corporate Governance and Social Responsibility

Position, Principal Occupation and Professional Experience:

Retired Executive Vice President, Research & Development and Chief Medical Officer, Becton, Dickinson and Company

■  Served as Executive Vice President, Research & Development and Chief Medical Officer of Becton, Dickinson and Company, a leading global medical technology company, from April 2013 until her retirement in January 2018.

■  Served as a Senior Advisor to the CEO at GlaxoSmithKline, a global biopharma company, from April 2012 through March 2013 after previously serving as the Senior Vice President and Chief Medical Officer from April 2008 through March 2012.

■  Held senior executive leadership roles in global product development and commercialization, medical affairs and business development at leading pharmaceutical and medical technology companies including Pfizer, Inc., Novartis AG, Virogen Limited, Bausch & Lomb, Inc. and Merck & Co., Inc. prior to 2008.

Other Current Public Directorships:

Eyenovia, Inc. (NASDAQ: EYEN).

Prior Public Company Directorships:

None.

Other Directorships, Trusteeships and Memberships:

Previously served on the boards of Syncona Limited (LSE: SYNC) and Syncona Partners LLP.

Director Qualifications:

The NCGSR Committee believes that Dr. Strahlman’s significant experience in innovation, global product development and commercialization in regulated industries, as well as her medical background and experience in biosciences, provide clear support for her nomination for election to our Board.

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BOARD AND GOVERNANCE MATTERS

Position, Principal Occupation and Professional Experience:

Retired Executive Chairman, Forbes Bros. Holdings, Ltd.

■  Served as U.S. Chairman and Chief Executive Officer of Forbes Bros. Holdings, Ltd., an energy infrastructure construction company, from 2017 to 2019, and as Executive Chairman from 2019 to 2021.

■  Served as Chief Executive Officer of Yzaguirre Group, LLC, a business and public affairs strategic advisory firm, from 2006 to 2017.

■  Served as Chairman of Isolux Ingenieria USA, LLC, the U.S. operation and wholly owned subsidiary of Isolux Corsan S.A., a Spanish engineering, procurement and construction company, from 2011 to 2013, having previously served as Chief Executive Officer from 2010 to 2011.

■  Served as President of Hunt-Mexico, Inc., an investor in energy, real estate and private equity opportunities, and as President of Hunt Resources, Inc., an investor in energy production and transportation opportunities, from 2002 to 2006.

Other Current Public Directorships:

Aris Water Solutions, Inc. (NYSE: ARIS); Luther Burbank Corporation (NASDAQ: LBC).

Prior Public Company Directorships:
BBVA USA Bancshares, Inc. (2009 to 2021); Texas Regional Bancshares, Inc. (2000 to 2006) (NASDAQ: TRBS).

Other Directorships, Trusteeships and Memberships:
Latino Corporate Directors Association. Previously served on the boards of BBVA USA Bank and Texas State Bank.

Director Qualifications:
The NCGSR Committee believes that Mr. Yzaguirre’s executive leadership experience, financial acumen, domestic and international business and public affairs experience (including with highly regulated industries) and public company board experience, provide clear support for his nomination for election to our Board.

M. Max Yzaguirre Age: 62 Director Since: May 2022 Board Committees: ■ Finance ■ Innovation

Altria Group, Inc. – Proxy Statement     23

Audit Committee Matters

Annual Evaluation and Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) has been our independent registered public accounting firm since 1998. Prior to 1998, our independent registered public accounting firm was Coopers & Lybrand L.L.P. (until its merger with Price Waterhouse LLP in 1998). In addition to assuring the rotation of the lead audit partner every five years as required by law, the Audit Committee is responsible for selecting, reviewing and evaluating the lead partner and senior members of the audit engagement team and considers whether, in order to assure continuing auditor independence, there should be a rotation of the firm.

In selecting PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee conducted its annual evaluation of the firm. This evaluation considers a number of factors in deciding whether to re-engage PricewaterhouseCoopers, including technical competence, knowledge of our industry and Altria, quality of services, reputation and communications with management and the Audit Committee. The Audit Committee also evaluates the firm’s independence program and quality control procedures, the results of Public Company Accounting Oversight Board (“PCAOB”) and peer reviews of the firm’s quality controls and the appropriateness of the firm’s fees. The Audit Committee also considers PricewaterhouseCoopers’s tenure and, while the Audit Committee periodically considers firm rotation, it continues to believe that extended tenure results in higher quality audit work with greater operational efficiencies through the leveraging of PricewaterhouseCoopers’s deep institutional knowledge of our operations and businesses, accounting policies and practices, and internal control over financial reporting. The Audit Committee is also mindful of the potential impacts of selecting a different firm, including the significant time commitment and expense inherent in onboarding a new independent registered public accounting firm.

The Audit Committee and our Board believe that the continued retention of PricewaterhouseCoopers to serve as our independent registered public accounting firm is in the best interests of Altria and our shareholders.

Independent Registered Public Accounting Firm’s Fees

The Audit Committee has the sole authority to approve all engagement fees and terms associated with the retention of PricewaterhouseCoopers. As noted in the Audit Committee Report on page 25, the Audit Committee pre-approved all fees associated with the services that the firm provided in 2022.

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers for the fiscal years ended December 31, 2022 and 2021 were comprised of the following (in thousands):

	2022 ($)	2021 ($)
Audit Fees (1)	6,070	5,775
Audit-Related Fees (2)	997	905
Tax Fees (3)	795	800
All Other Fees (4)	1	5
TOTAL	7,863	7,485

(1)	Fees and expenses for (a) the audit of our consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of our subsidiaries, (b) reviews of our unaudited condensed consolidated interim financial statements and (c) reviews of documents filed with the SEC.

(2)	Fees and expenses for audit-related services, which include certain employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

(4)	Other fees were related to licenses for technical accounting tools.

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AUDIT COMMITTEE MATTERS

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent registered public accounting firm and management to report periodically on the actual fees charged for each category of service.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

Audit Committee Report for the Year Ended December 31, 2022

Management has the primary responsibility for Altria’s financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors Altria’s financial reporting processes and systems of internal accounting control, the independence and the performance of PricewaterhouseCoopers and the performance of the internal auditors.

The Audit Committee has received representations from management that Altria’s consolidated financial statements were prepared in accordance with GAAP and that Altria maintained effective internal control over financial reporting, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers. The Audit Committee has discussed with PricewaterhouseCoopers its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by applicable standards adopted by the PCAOB and the SEC.

The Audit Committee has received from PricewaterhouseCoopers written disclosures and a letter required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence from Altria and our management. The Audit Committee pre-approved all fiscal year 2022 audit and permissible non-audit services provided by PricewaterhouseCoopers and the fees for those services included on page 24. As part of this process, the Audit Committee reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that might impair its independence.

The Audit Committee discussed with Altria’s internal auditors and PricewaterhouseCoopers the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and PricewaterhouseCoopers, separately and together, with and without management present, to discuss Altria’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by PricewaterhouseCoopers and those prepared by the internal auditors, together with management’s responses.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board the inclusion of the audited consolidated financial statements in Altria’s 2022 Form 10-K.

Audit Committee:

George Muñoz, Chair
Ian L.T. Clarke
Marjorie M. Connelly
Debra J. Kelly-Ennis
Ellen R. Strahlman

Altria Group, Inc. – Proxy Statement     25

AUDIT COMMITTEE MATTERS

Proposal 2

Ratification of the Selection of Independent Registered Public Accounting Firm
Our Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers.

As reflected in the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and has directed that management submit such selection to shareholders for ratification at the 2023 Annual Meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Altria and our shareholders.

We expect representatives of PricewaterhouseCoopers will be present at the 2023 Annual Meeting. The representatives will have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Our Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers.

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Executive Compensation – Table of Contents

Compensation and Talent Development Committee Report for the Year Ended December 31, 2022	28
Compensation Discussion and Analysis	28

Compensation Tables and Other Matters	52

Proposal 3 Non-Binding Advisory Vote to Approve the Compensation of Altria’s Named Executive Officers	67

Proposal 4 Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s Named Executive Officers	68

Altria Group, Inc. – Proxy Statement     27

Executive Compensation

Compensation and Talent Development Committee Report for the Year Ended December 31, 2022

The Compensation and Talent Development Committee reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on its review and discussions with management, the Compensation and Talent Development Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Talent Development Committee:

Kathryn B. McQuade, Chair
Marjorie M. Connelly
R. Matt Davis
George Muñoz
Virginia E. Shanks

Compensation Discussion and Analysis

Introduction

In this section, we provide a detailed description of our executive compensation program, with a focus on decisions by the Compensation and Talent Development Committee (for purposes of the “Executive Compensation” section, the “Committee”) with respect to our NEOs:

Name	Position during 2022
William F. Gifford, Jr.	Chief Executive Officer, Altria Group, Inc.
Salvatore Mancuso	Executive Vice President and Chief Financial Officer, Altria Group, Inc.
Murray R. Garnick	Executive Vice President and General Counsel, Altria Group, Inc.
Jody L. Begley	Executive Vice President and Chief Operating Officer, Altria Group, Inc.
Heather A. Newman	Senior Vice President, Chief Strategy and Growth Officer, Altria Group, Inc.

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EXECUTIVE COMPENSATION

Overview

Compensation Philosophy Our goal is to design our executive compensation program to align the interests of our executive officers with the interests of our shareholders. We believe this requires:

1	clear articulation of corporate and individual performance goals

2	a competitive, financially disciplined executive compensation program that rewards past success and creates the appropriate incentives for future business success

3	transparent measurement against both corporate and individual performance goals

Business Performance

Our business performance is a key factor in determining executive compensation. Altria delivered outstanding results in 2022 across our businesses, including strong financial performance, progress toward our Vision and advancements in our ESG efforts. The following graphs summarize our one-and three-year performance against key performance measures:

Adjusted Diluted EPS (1)	Dividend (1)

(1)  Adjusted diluted EPS is a non-GAAP financial measure. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

(2)  Compound annual growth rate (“CAGR”) based on adjusted diluted EPS. (12/31/2019 - 12/31/2022)

(1)  Annualized dividend based on quarterly dividend per share of Altria common stock declared in the month indicated above.

(2)  CAGR based on the annualized dividend rate per share of Altria common stock. (August 2019 - August 2022)

2022 TSR (1)	Three-Year TSR (1)

(1) FactSet Daily Return. Assumes reinvestment of dividends as of the ex-dividend date. (12/31/2021 - 12/31/2022)	(1) FactSet Daily Return. Assumes reinvestment of dividends as of the ex-dividend date. (12/31/2019 - 12/31/2022)

Altria Group, Inc. – Proxy Statement     29

EXECUTIVE COMPENSATION

Say on Pay and Shareholder Engagement

At the 2022 Annual Meeting, over 93% of the votes cast approved our NEO compensation on an advisory basis.

We provide our shareholders with an annual advisory vote (“say on pay”) on the compensation of our NEOs. While this vote is not binding on us, our Board or the Committee, the Committee takes the results of say on pay votes and shareholders’ perspectives and feedback into consideration when making future decisions with respect to our executive compensation program.

The Committee is committed to regularly reviewing our executive compensation program in the context of our compensation philosophy.

We periodically engage with our large shareholders to discuss our executive compensation program. We value the perspectives we gain from these conversations. As evidence of our responsiveness to prior shareholder feedback, best practices and market trends, the Committee and management made changes to Altria’s executive compensation program over the past several years. Examples of changes made in recent years include:

■	The Committee adopted new guidelines related to executive officers departing Altria for reasons other than normal retirement, death, disability or change of control, which generally constrain the use of accelerated vesting and payments for forfeited long-term performance awards and special separation payments for voluntary departures.

■	The Committee modified our executive stock ownership guidelines to exclude unvested PSUs as counting towards ownership requirements.

■	The Committee transitioned our cash-based LTIP from three-year end-to-end performance cycles to three-year overlapping cycles, with a new performance cycle introduced each year, aligning our pay design with that of our peers and enabling the Committee to re-prioritize financial or strategic focus areas as needed to successfully pursue our Vision.

The Committee intends to continue its consistent practice of designing executive compensation programs that:

■	align the interests of shareholders and executives;

■	correlate executive pay and company performance;

■	focus executives on creating value in both the short- and long-term; and

■	do not encourage unnecessary or excessive risk-taking.

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EXECUTIVE COMPENSATION

2022 Performance of NEOs

The Committee considered several factors in approving each element of 2022 executive compensation. For the 2022 Annual Incentive Award plan, the Committee primarily evaluated our financial and strategic performance, as described under “Business Performance” on page 29. The Committee also considered the individual performance of each NEO for purposes of approving salary increases, annual cash incentive awards and equity awards. Executives receive variable elements of short- and long-term compensation only after the relevant performance period has ended and the Committee has assessed Altria’s actual performance relative to stated goals established at the beginning of the period. In addition, the Committee considered industry compensation market data and tally sheets for each NEO that included their total cash and long-term compensation for the last three years.

The Committee evaluated each of our NEO’s progress against their performance goals and the relationship of their performance to our overall 2022 results. We discuss the 2022 performance of each NEO below.

William F. Gifford, Jr.

Chief Executive Officer

Key Responsibilities

Mr. Gifford provided strategic leadership to the executive team and employees in a dynamic, competitive and highly regulated environment. He also served as one of our designated directors on the board of directors of ABI.

2022 Achievements

Mr. Gifford:

■  Maintained a highly engaged, talented and resilient workforce that remained focused on our Vison, our Cultural Aspiration and our I&D Aiming Points during a dynamic and challenging year in the tobacco industry;

■  Led Altria in achieving 5.0% adjusted diluted EPS growth and 1.9% total adjusted OCI growth for 2022;(1)

■  Oversaw a comprehensive strategy to create long-term opportunities in our heated tobacco portfolio, including our agreement with PMI to assign our exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® (the “PMI Transaction”) and the formation of a joint venture with JTI (the “JT Transaction”);

■  Implemented a new ID&E framework and operating model to help unify, prioritize and resource ID&E initiatives, while also remaining focused on enhancing the employee experience;

■  Championed the development and launch of Apex, our new leadership immersion program focused on advancing the capabilities of future executives;

■  Oversaw numerous ESG accomplishments, including a 25.1% reduction in absolute Scope 1 and 2 emissions, surpassing landfill waste reduction targets ahead of schedule (28% reduction versus a 2030 25% reduction target), receiving “A-” ratings for addressing climate change and protecting water security, and being recognized as a leader in sustainable supply chain management; and

■  Provided executive sponsorship of our LGBTQ+ employee resource group (Mosaic) and served on the board of Catalyst Inc., a global non-profit that helps build workplaces that work for women.

(1)	Adjusted diluted EPS and total adjusted OCI are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Altria Group, Inc. – Proxy Statement     31

EXECUTIVE COMPENSATION

Murray R. Garnick

Executive Vice President and General Counsel

Key Responsibilities

Mr. Garnick’s responsibilities included leading Altria’s Law and Regulatory Affairs functions and overseeing the development and execution of legal and regulatory strategies.

2022 Achievements

Mr. Garnick:

■  Managed complex litigation matters, including the Federal Trade Commission administrative trial and related appeal in connection with our investment in JUUL, product liability and securities cases, Engle-progeny cases and litigation/arbitration relating to the Master Settlement Agreement and previously settled state agreements;

■  Led legal strategy and support in connection with the PMI Transaction and the JT Transaction;

■  Oversaw successful prosecution of our patent claims against R.J. Reynolds Tobacco Company (“RJR”), resulting in a trial court verdict awarding past damages plus future royalties in connection with RJR’s e-vapor products;

■  Supervised the preparation and filing of numerous tobacco product applications and comments on proposed FDA rules, including the proposed rules banning menthol in cigarettes; and

■  Championed numerous ID&E initiatives, including expanding diversity among outside counsel.

Salvatore Mancuso

Executive Vice President and Chief Financial Officer

Key Responsibilities

Mr. Mancuso’s responsibilities included overseeing Altria’s Tax, Treasury, Audit, Financial Planning & Analysis and Controller functions, while also overseeing Corporate Security & Procurement and Philip Morris Capital Corporation.

2022 Achievements

Mr. Mancuso:

■  Oversaw cash returns to shareholders of more than $8.4 billion through dividends and share repurchases;

■  Maintained Altria’s investment grade credit rating and reduced Altria’s debt-to-EBITDA ratio, (“EBITDA” defined as consolidated earnings before interest, taxes, depreciation and amortization), to 2.1 times as of December 31, 2022;(1)

■  Oversaw supply chain efforts to manage potential disruptions and persistent inflation, which contributed to our full-year adjusted diluted EPS growth of 5%;(1)

■  Oversaw the completion of the Philip Morris Capital Corporation wind-down; and

■  Provided executive sponsorship of our black employee resource group (UNIFI).

(1)	EBITDA and adjusted diluted EPS are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

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EXECUTIVE COMPENSATION

Jody L. Begley

Executive Vice President and Chief Operating Officer

Key Responsibilities

Mr. Begley led Altria’s core tobacco businesses as well as Altria Group Distribution Company (“AGDC”), Engineering, Quality and Product Development support.

2022 Achievements

Mr. Begley:

■  Led our tobacco businesses in delivering excellent financial results in a challenging macro-economic and competitive environment, while maintaining the strength of Marlboro, Copenhagen and Black & Mild;

■  Strengthened on! marketing and manufacturing capabilities to deliver significant share and volume growth;

■  Continued to advance our product innovation system while making meaningful progress in the development of both a heated tobacco product platform and an oral nicotine product platform;

■  Enhanced our organizational structure by establishing the Consumer Experience Organization to better align our adult tobacco consumer engagements across operating companies and accelerate the growth of our smoke-free products;

■  Strengthened our trade programs and related data and analytics infrastructure to enhance spending efficiency and adult smoker transition; and

■  Provided executive sponsorship of our black employee resource group (UNIFI).

Heather A. Newman

Senior Vice President, Chief Strategy and Growth Officer

Key Responsibilities

Ms. Newman’s responsibilities included leading Altria’s Corporate & International Development, Strategy & Consumer Marketplace Insights, Innovation and Digital & Technology functions. In addition, Ms. Newman led the development and execution of Altria’s Enterprise Initiatives and Long-Term Strategic Plan.

2022 Achievements

Mr. Newman:

■  Oversaw key corporate transactions, including acquisitions of certain intellectual property related to other tobacco products, the PMI Transaction and the JT Transaction;

■  Oversaw and executed our enterprise initiatives and long-term strategic planning process geared at accelerating progress toward our Vision while managing complex strategic matters;

■  Oversaw and executed several organizational enhancements, including the creation of our new Innovation Organization and the onboarding of our new Chief Innovation Officer;

■  Oversaw management and governance of our investments in Cronos and JUUL, including our decision to be released from the JUUL non-competition obligation, which allows us to compete in the e-vapor category; and

■  Provided executive sponsorship our employee resource group for employees impacted by disabilities (Rise).

Altria Group, Inc. – Proxy Statement     33

EXECUTIVE COMPENSATION

Executive Compensation Design

Principles

Our executive compensation program includes multiple performance metrics to assess the efforts of all executives in pursuing our strategies. Specifically, our program is designed to satisfy the following objectives:

■	promote pursuit of business strategies that are aligned with our Vision, intended to create long-term value for shareholders and executed with integrity;
■	reward responsible and quality execution by making a significant portion of our executives’ compensation dependent on the achievement by Altria of key financial goals and strategic initiatives and on their individual performance;
■	align the interests of shareholders and executives through equity and cash performance-based long-term incentive awards, stock ownership and holding requirements and anti-hedging and anti-pledging policies with respect to our stock;
■	build leadership capabilities and culture to achieve our Vision and our Cultural Aspiration;
■	promote internal fairness and a disciplined qualitative and quantitative assessment of performance; and
■	attract and retain world-class leaders.

The elements of our executive compensation program serve these objectives with the following design principles (as shown in the chart below), including a mix of:

■	fixed and at-risk variable performance-based compensation, with executives at higher levels subject to a higher proportion of variable compensation;
■	short- and long-term compensation to appropriately reward and motivate the achievement of both annual and long-term goals and objectives;
■	cash and equity compensation that seeks to discourage actions focused solely on our stock price to the detriment of strategic goals and to minimize the potentially dilutive nature of equity compensation on shareholder value; and
■	equity compensation consisting of RSU and PSU awards.

2022 CEO and Other NEOs Pay Mix (1)(2)

(1)	Consists of target award under the 2022 Annual Incentive Award plan, target value of 2022 equity awards and target 2022 – 2024 LTIP award, in each case, using the 2022 salary range midpoint for the applicable salary band.
(2)	Due to rounding, percentages may not total 100%.

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EXECUTIVE COMPENSATION

2022 Executive Compensation Program Elements

The table below summarizes the elements and objectives of the 2022 executive compensation program for the NEOs.

Annual Compensation
Salary Fixed cash compensation based on role at Altria.	■ Provide financial stability ■ Recognize individual role, experience, responsibility and performance
Annual Incentive Awards Cash-based incentive plan based on performance during the plan year.	■ Recognize annual company financial and strategic performance after it is delivered ■ Recognize annual individual performance after it is delivered

Long-Term Incentive Compensation

Equity Awards

RSU and PSU awards based on prior year’s individual performance and factors such as advancement potential and retention, vesting after a three-year period. PSU payout amount tied to achievement of company financial performance measures.

■  Align NEOs’ interests with shareholders through company performance and building stock ownership

■  Recognize individual performance after it is delivered and advancement potential

■  For PSUs, recognize company financial performance after it is delivered

■  Retain talented leaders

Long-Term Incentive Plan Cash-based performance incentive plan based on three-year financial and strategic goals.	■ Align NEOs’ interests with shareholders ■ Recognize long-term company financial and strategic performance after it is delivered ■ Retain talented leaders

Post-Termination Benefits and Change in Control Payments

Defined Benefit Plans

Retirement plans providing for the continuation of a portion of compensation upon retirement or separation from service. Generally, employees hired prior to January 1, 2008 are eligible.

■ Provide opportunity for financial security in retirement

Defined Contribution Plans

Annual cash contribution based on a formula related to adjusted diluted EPS growth and, for employees not participating in a defined benefit plan, a supplemental contribution and matching contributions. Includes an Altria stock investment option.

■ Provide opportunity for financial security in retirement ■ Provide additional opportunity to build stock ownership

Altria Group, Inc. – Proxy Statement     35

EXECUTIVE COMPENSATION

Change in Control Payments Payments to executives in connection with a defined change in the ownership of Altria. Change in control provisions are contained in our 2015 PIP and 2020 PIP.	■ Allow NEOs to focus on delivering shareholder value in a period of uncertainty ■ Allow NEOs to receive awards granted for periods of performance before a change in control

Termination Payments

For certain types of involuntary separations (but excluding misconduct), potential for severance benefits (including continuation of salary and medical coverage based on years of service). Our NEOs are eligible for the same severance benefits as our other salaried employees.

■ Provide opportunity for protection upon an unexpected event

Perquisites
For all NEOs, a vehicle allowance (which terminates at the end of 2023). For the CEO, a home security system and, subject to an annual allowance, personal use of company aircraft.	■ Provide personal security

Other Benefits
Medical coverage, group life insurance and other welfare benefits generally available to all salaried employees.	■ Promote health and financial security

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EXECUTIVE COMPENSATION

2022 Executive Compensation Program Decisions

Salary

The Committee considers several factors when reviewing and setting salaries for our NEOs, including each executive’s individual performance, level of responsibility and experience, the relationship between salaries paid to other Altria executives and the position of the executive’s salary within the applicable salary range. Additionally, the Committee annually compares the salaries of our NEOs to others holding comparable positions at our CSG companies. The Committee analyzes all these factors in the aggregate in determining NEO salaries.

Salaries are relevant in establishing annual and, for executives in bands A and B, long-term cash incentive award targets, and factor into retirement, group life insurance and certain other benefits available to all salaried employees. The Committee reviews salaries for our NEOs other than our CEO on an annual basis and reviews our CEO’s salary approximately every two years. Generally, any adjustments are effective March 1.

The Committee increased the salaries of our NEOs based on the criteria noted above as follows:

2022 Salary Changes

		2022 Salary Range		2021	2022
Name	Band	Minimum ($)	Maximum ($)	Salary ($)	Salary ($)	Increase (%)
William F. Gifford, Jr.	A	910,000	2,090,000	1,250,000	1,350,000	8.0
Salvatore Mancuso	B	501,700	1,153,900	676,700	709,900	4.9
Murray R. Garnick	B	501,700	1,153,900	924,600	961,600	4.0
Jody L. Begley	B	501,700	1,153,900	676,700	721,400	6.6
Heather A. Newman (1)	C	408,800	940,200	520,500	600,000	15.3

(1)	Ms. Newman’s salary was increased to $585,800 effective March 1, 2022. In August 2022, the Committee reassessed the market for Ms. Newman’s position and further increased her salary to $600,000 effective September 1, 2022.

Annual Incentives

The Annual Incentive Award plan is a cash-based, pay-for-performance plan for salaried employees, including our NEOs. Participants have an annual award target based on salary band and expressed as a percentage of salary. The Committee annually reviews our benchmarking process, establishes award targets and reviews and approves any target changes for employees in salary band I and above. Annual incentive awards are paid only after both business and individual results are assessed against targeted levels of performance. No individual is guaranteed an award. In the event of a salary band change during the performance cycle, award targets are adjusted on a prorated basis. Each of our NEOs remained in their same salary band during 2022.

Altria Group, Inc. – Proxy Statement     37

EXECUTIVE COMPENSATION

The following formula was the basis for determining awards under the 2022 Annual Incentive Award plan:

Salary	x	Target (% of salary)	x	Business Performance Rating Adjusted Diluted EPS (30%) Adjusted Discretionary Cash Flow (25%) Total Adjusted OCI (30%) Strategic Initiatives (15%)	x	Individual Performance Multiplier	=	Annual Incentive Award

At the conclusion of each year, the Committee reviews Altria’s performance against financial measures and strategic initiatives and assigns a rating from 0% to 130%. For the financial measures in 2022, the Committee identified (1) adjusted diluted EPS, (2) adjusted discretionary cash flow and (3) total adjusted OCI as the financial measures for determining awards under the Annual Incentive Award plan because it believes that these measures align with our financial goals and the interests of our shareholders.

In determining Altria’s performance in 2022 against the measures, the Committee considered the following:

Annual Incentive Award Measures ($ in millions, except per share data)

	Results and Rating (from 0% - 130%)	Weighting	Weighted Rating
Adjusted Diluted EPS (1) (Rating Range)		30%	30.0%
Adjusted Discretionary Cash Flow (1) (Rating Range)		25%	25.0%
Total Adjusted OCI (1) (Rating Range)		30%	30.0%
Strategic Initiatives (Rating Range)		15%	16.5%
2022 Annual Incentive Award Rating (rounded)			102%

(1)	Adjusted diluted EPS, adjusted discretionary cash flow and total adjusted OCI are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

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EXECUTIVE COMPENSATION

The 2022 strategic initiatives against which the Committee evaluated Altria’s performance, as shown above, were designed to promote our long-term success. Those initiatives and results are below:

Strategic Initiative		Result
■	Attract, develop and deploy the talent needed to achieve our Vision and foster an exceptional employee experience that causes our organization to thrive.	We met expectations by enhancing and delivering employee development and training resources, including for future executives; implementing an overarching ID&E framework and roadmap; and aligning talent to achieve the Vision, all while continuing to make progress toward the I&D Aiming Points.
■	Maximize the long-term profitability of our cigarette, cigar and moist smokeless tobacco (“MST”) businesses while proactively shifting resources to fund investment and accelerate growth in a smoke-free future.	We exceeded expectations, delivering strong financial results primarily driven by revenue growth management capabilities, advanced data analytics, leading retail platforms and programs, including a new digital trade program, and the efforts of the AGDC sales force. In addition, no federal or state excise taxes passed, and we took steps to protect the portfolio by launching a campaign to oppose the proposed FDA menthol and characterizing-flavors ban.
■	Build core digital capabilities, evolve operating models and ecosystems to increase our competitive advantage to radically accelerate business readiness, and optimize the way we connect with our consumers and customers while preparing our supply chain for future dynamics.	We met expectations by building core digital capabilities, a digital and technology strategy focused on three key pillars: consumer, customer, and supply chain. We evolved marketing technology using automation, identified new marketing channel activations and enhanced analytics to increase our competitive advantage.
■	Move toward a smoke-free future by delivering superior innovative and FDA-authorized products while fostering an environment conducive to tobacco harm reduction through science and advocacy that promotes equitable adult smoker transition.	We exceeded expectations overall for this initiative. We announced the PMI Transaction and the JT Transaction and made significant progress on internal development efforts in heated tobacco. We also finalized a new product design to provide adult tobacco consumers with more smoke-free product options.
■	Responsibly maximize the global reduced-risk products and legal cannabis opportunity to deliver long-term revenue and income growth for Altria.	Although we enhanced our international supply chain and sales systems for on!, those efforts fell short of the predefined goals. In cannabis, our investment in Cronos continued to underperform, given challenging market conditions in Canada and its inability to compete in the U.S. as cannabis remains federally illegal.
■	Protect the environment by working to limit the impacts of climate change, conserving the natural resources on which our business and communities rely, and reducing the environmental impact of our products.	We met expectations by leading the integration of environmental sustainability efforts into the innovation system, developing a strategic approach to our environmental goals and planning to reset 2030 science-based environmental targets.

Altria Group, Inc. – Proxy Statement     39

EXECUTIVE COMPENSATION

Consideration of ID&E

As part of our ID&E efforts and to drive accountability for cultural fluency among people leaders, our NEOs, along with people leaders, were assessed individual ID&E ratings as part of the 2022 performance management process. A rating of at least Ally or Advocate was required to receive our highest individual performance rating for purposes of the Annual Incentive Award formula.

ID&E Rating	Descriptor
Advocate	Proactively leads change to create a more equitable and inclusive environment, and helps others deepen their advocacy
Ally	Supports change to advance ID&E
Aware	Recognizes the need for change to advance ID&E
Inactive	Does not demonstrate support for change to advance ID&E

The Committee used the Annual Incentive Award business performance rating, together with the individual performance of the NEOs, in determining the 2022 awards below. See “2022 Performance of NEOs” beginning on page 31.

2022 Annual Incentive Award Target Percentages, Award Ranges and Actual Awards

				Target	2022 Business Performance	Individual Performance	Actual Award for 2022 Performance
Name	Band	Salary ($)	Target (%)	Award (1) ($)	Rating (2) (%)	Multiplier (3) (%)	($)	(% of target)
William F. Gifford, Jr.	A	1,350,000	150	2,025,000	102	125	2,580,000	127
Salvatore Mancuso	B	709,900	95	674,400	102	115	791,100	117
Murray R. Garnick	B	961,600	95	913,500	102	115	1,071,600	117
Jody L. Begley	B	721,400	95	685,300	102	120	838,800	122
Heather A. Newman	C	600,000	80	480,000	102	130	636,500	133

(1)	Assumes 100% business and individual performance.
(2)	The business performance rating can range from 0% to 130%.
(3)	The individual performance multipliers for our NEOs other than the CEO are based on individual performance on a five-point scale and can range from 0% to 150%. The individual performance multiplier for our CEO is determined at the Committee’s discretion and can range from 0% to 175%.

Long-Term Incentives

We award long-term incentives to executive officers through a combination of equity awards and performance-based cash incentive awards under the LTIP. For equity awards, executives received a mix of 60% RSUs and 40% PSUs. Together, PSUs and the LTIP deliver over 60% of our NEOs’ target long-term incentives through performance-based elements, with the remainder comprised of time-based RSUs.

Target Long-Term Incentive Mix (1)

(1)	This chart reflects target awards under the 2022 – 2024 LTIP performance cycle and target equity awards granted in 2022.

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Long-Term Incentives: Equity Awards

Equity awards are intended to focus executives on increasing long-term shareholder value, enhance executive retention and promote executive stock ownership. Award amounts recognize prior year performance and, for our NEOs other than our CEO, factors such as advancement potential and retention. Vesting amounts reflect any stock appreciation and, for PSUs, performance against the financial measures during the vesting period. The awards generally vest three years after the date of the award, subject to earlier vesting on death, disability, retirement on or after age 65 or potentially in connection with a change in control. This vesting period is intended to retain and motivate executives, while promoting long-term performance. The number of PSUs granted to an executive represents a target number of shares; for PSUs awarded in 2022, the actual share payout can range from 0% to 156% of the target based on company performance against specified measures.

For RSUs, recipients receive cash dividend equivalents during the vesting period. For PSUs, dividends are accrued and paid out at the end of the performance period based on the final number of PSUs that vest, if any. The Committee annually reviews equity award targets against competitive data.

From time-to-time, the Committee grants special equity awards to select executives in key roles or with high advancement potential for purposes of retention and to align with benchmarking data. These special equity awards generally have a longer vesting period of five years. No special equity awards were granted to our NEOs in 2022.

The Committee establishes a target and range of equity awards before granting equity awards to our CEO based on its assessment of his performance, Altria’s performance and competitive data. For our NEOs other than our CEO, the Committee establishes an appropriate target and range of equity awards, which is based on each NEO’s salary band, advancement potential, individual performance and competitive data. The Committee then approves awards based on advancement potential and individual performance. Individual awards are generally granted on the date of Committee approval and capped under our 2015 PIP and our 2020 PIP. No individual is guaranteed an award.

2022 Equity Award Highlights

■  60% RSUs / 40% PSUs

■  Vesting period of at least three years

■  RSUs: Cash dividend equivalent payments

■  PSUs: Dividend equivalents not paid until end of performance period and based on shares actually earned

■  NEO grant award values based on:

■  Executive’s individual performance in year prior to the grant;

■  Executive’s advancement potential at the time of grant (other than CEO);

■  Committee discretion; and

■  Competitive benchmarking.

■  Number of RSUs and PSUs awarded is based on fair market value of our stock on the grant date

■  Strong stock ownership and holding requirements

The targets and actual equity awards for grants made to our NEOs in 2022 were as follows:

Name	Band at Grant Date	Equity Target ($)	Equity Award Range ($)	Actual Equity Award (1)(2) ($)
William F. Gifford, Jr.	A	5,400,000	3,240,000 - 8,100,000	6,500,044
Salvatore Mancuso	B	1,750,000	1,050,000 - 2,625,000	2,012,544
Murray R. Garnick	B	1,750,000	1,050,000 - 2,625,000	2,012,544
Jody L. Begley	B	1,750,000	1,050,000 - 2,625,000	2,275,028
Heather A. Newman	C	990,000	594,000 - 1,485,000	1,386,030

(1)	The amount shown is the aggregate grant date fair value of stock awards determined pursuant to Financial Accounting Standards Board (“FASB”) Codification Topic 718. The number of RSUs and PSUs awarded in 2022, together with the grant date values and vesting terms of the RSUs and the PSUs awarded, is disclosed in the Grants of Plan-Based Awards during 2022 table on page 54.
(2)	Annual equity awards consist of 60% RSUs and 40% PSUs.

Altria Group, Inc. – Proxy Statement     41

EXECUTIVE COMPENSATION

Financial Performance Measures for 2022 PSUs

The formula for determining the number of shares delivered to the NEOs at the conclusion of the 2022 – 2024 performance cycle for the 2022 PSUs is:

(1)	Defined as the portion of our adjusted net earnings that is converted to adjusted discretionary cash flow.
(2)	Versus the companies that comprised the S&P 500 Food, Beverage & Tobacco Index as of January 1, 2022 and remain in the Index as of December 31, 2024.

The weighted ratings of the financial measures, adjusted by the TSR multiplier, determine the aggregate rating and the number of shares payable under the PSU awards. The aggregate score may not exceed 156% of target. The Committee believes that the combination of these measures provides solid alignment between Altria’s business strategies and our shareholders’ interests.

2020 PSU Performance

The PSUs granted in February 2020 with a 2020 – 2022 performance cycle (“2020 PSUs”) were measured against adjusted diluted EPS growth and cash conversion with the weighted result of these measures subject to a potential increase or decrease of up to 20% based on relative TSR versus the S&P 500 Food, Beverage & Tobacco Index. The tables below reflect the performance of the 2020 PSUs against each measure, followed by the final determination of the number of shares of Altria common stock delivered to each NEO at the end of the three-year performance period.

Financial Metrics	Results and Rating (from 0% - 130%)	Weighting	Weighted Rating
2020 – 2022 Adjusted Diluted EPS Growth (1)(2) (Rating Range)		75%	69.1%
2020 – 2022 Cash Conversion (1)(2) (Rating Range)		25%	29.3%
			98.4%
		Multiplied By:
2020 – 2022 Relative TSR Percentile (3)(4) (Rating Range)			94%
2020 PSU Rating (0% - 156%) (rounded)			92%

(1)	Adjusted diluted EPS and cash conversion are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
(2)	Rating for each metric cannot exceed 130%.
(3)	Versus the companies that comprised the S&P 500 Food, Beverage & Tobacco Index as of January 1, 2020 and remained in the Index as of December 31, 2022.
(4)	Altria’s three-year relative TSR percentile and cumulative percent return for the three-year period ending December 31, 2022, using the average closing price of the first and last 30 trading days of the performance period.

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EXECUTIVE COMPENSATION

The 2020 PSUs granted and number of shares of Altria common stock delivered to our NEOs in February 2023 were as follows:

Name	2020 PSUs Granted (#)	2020 PSU Performance Rating (%)	Altria Shares Delivered (#)
William F. Gifford, Jr.	20,494	92	18,855
Salvatore Mancuso	11,989	92	11,030
Murray R. Garnick	20,494	92	18,855
Jody L. Begley	11,989	92	11,030
Heather A. Newman	4,192	92	3,857

Long-Term Incentives: 2022 – 2024 LTIP Awards

The 2022 – 2024 LTIP is a long-term cash incentive performance plan that uses a three-year performance cycle (January 1, 2022 to December 31, 2024), an approach consistent with our long-term strategic planning process. At the beginning of each performance cycle, the Committee approves long-term financial and strategic performance goals, to be measured after completion of the performance cycle. The financial measures and the strategic initiatives are each weighted 50%. Each executive has an award target based on his or her salary band. Awards are payable in cash after the end of the three-year performance cycle based on the Committee’s assessment of Altria’s actual performance against the financial measures and strategic initiatives during the entire award cycle. The Committee retains the discretion to adjust individual awards upward or downward, and no individual is guaranteed an award.

The Committee considers each of our NEO’s earnings opportunity under the LTIP when setting compensation each year; however, those opportunities remain at risk until the Committee’s final assessment after the end of the three-year performance cycle.

2022 – 2024 LTIP Highlights ■ Three-year performance cycle ■ Awards based on our performance against long-term financial and strategic goals and individual performance

The following formula is the basis for determining the 2022 – 2024 LTIP awards for the NEOs:

(1)	In the event of a salary or band change during the performance cycle, the award target will be adjusted on a prorated basis.
(2)	Defined as the portion of our adjusted net earnings that is converted to adjusted discretionary cash flow.
(3)	Versus the companies that comprised the S&P 500 Food, Beverage & Tobacco Index as of January 1, 2022 and remain in the Index as of December 31, 2024.

Altria Group, Inc. – Proxy Statement     43

EXECUTIVE COMPENSATION

Whereas the 2022 PSUs are based entirely on the financial measures shown in the formula above, the financial measures count for half of the 2022 – 2024 LTIP business performance rating, with performance against the strategic initiatives counting for the other half.

Specific details regarding the strategic performance initiatives are approved by the Committee at the beginning of the cycle, but are not disclosed publicly before the end of the cycle because they are competitively sensitive. We expect to disclose the relevant performance metrics for the 2022 – 2024 LTIP performance cycle (as we do below for the 2020 – 2022 LTIP) after the compensation decisions for the then-current NEOs have been made.

Following the conclusion of the 2022 – 2024 LTIP performance cycle, the Committee will assess Altria’s performance against the financial measures (adjusted by the TSR multiplier) and strategic initiatives to determine the final LTIP business performance rating, which can range from 0% to 143%. The Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, will assess the individual performance of each executive to determine the executive’s individual performance assessment, which can range from 0% to 150%.

As noted above, a new three-year performance cycle commences each January 1. The Committee believes overlapping performance cycles align with market practices, are consistent with our three-year PSU performance cycles and are appropriate for our increasingly dynamic business environment. Before 2020, we employed end-to-end cycles with a new three-year cycle starting each three years. In connection with the change to overlapping LTIP performance cycles in 2020, the Committee implemented transition multipliers of 183% and 117% of the annual award target for the 2020 – 2022 and 2021 – 2023 LTIP performance cycles, respectively, which were intended to mitigate the cash flow impact to our executives and maintain the retentive value of the LTIP program, while maintaining the same annual accrual as the prior end-to-end cycle approach used prior to 2020. See “Use of Overlapping LTIP Performance Cycles” beginning on page 40 of our Proxy Statement for our 2021 Annual Meeting (filed with the SEC on April 8, 2021) for further explanation.

The award targets for our NEOs for the 2022 – 2024 LTIP performance cycle before the application of the business performance rating and individual performance assessment, which will not be applied until after the end of the 2022 – 2024 performance cycle, are:

Name	Band	Band Target (% of Salary for bands A and B, $ for band C)	Individual Award Target (1) ($)
William F. Gifford, Jr.	A	$1,350,000 x 250%	3,361,542
Salvatore Mancuso	B	$709,900 x 140%	991,358
Murray R. Garnick	B	$961,600 x 140%	1,343,451
Jody L. Begley	B	$721,400 x 140%	1,006,591
Heather A. Newman	C	$676,500	676,500

(1)	The award targets reflect prorated amounts for Messrs. Gifford, Mancuso, Garnick and Begley due to salary changes for bands A and B during 2022. While Ms. Newman had salary changes during 2022, salary changes do not impact band C LTIP participants due to band C having a dollar target versus bands A and B having a target as a percentage of salary.

Long-Term Incentives: 2020 – 2022 LTIP Awards

The 2020 – 2022 LTIP used a three-year performance cycle (January 1, 2020 to December 31, 2022) with the same measures, weightings and formula as the 2022 – 2024 LTIP described above.

The 2020 – 2022 LTIP performance cycle concluded on December 31, 2022 and rewarded achievement of financial and strategic measures (each weighted 50%) intended to create value for shareholders. The Committee assigned ratings from 0% to 130% based on performance against these measures.

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EXECUTIVE COMPENSATION

Our performance against the financial measures was as follows:

Financial Metrics (50%)	Results and Rating (from 0% - 130%)	Weighting	Weighted Rating
2020 – 2022 Adjusted Diluted EPS Growth (1)(2) (Rating Range)		75%	69.1%
2020 – 2022 Cash Conversion (1)(2) (Rating Range)		25%	29.3%
			98.4%
		Multiplied By:
2020 – 2022 Relative TSR Percentile (3)(4) (Rating Range)			94%
2020 – 2022 LTIP Financial Measures Rating (0% - 156%) (rounded)			92%

(1)	Adjusted diluted EPS and cash conversion are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.
(2)	Rating for each metric cannot exceed 130%.
(3)	Versus the companies that comprised the S&P 500 Food, Beverage & Tobacco Index as of January 1, 2020 and remained in the Index as of December 31, 2022.
(4)	Altria’s three-year relative TSR percentile and cumulative percent return for the three-year period ending December 31, 2022, using the average closing price of the first and last 30 trading days of the performance period.

The Committee also assessed performance against the following strategic initiatives:

Strategic Initiatives (50%)		Performance Against Strategic Initiatives
■	Develop and expand our portfolio of FDA-authorized, non-combustible products and actively convert adult smokers to them.	We met expectations as we strengthened our position in the heated tobacco and novel oral categories by realigning the non-combustible product development group, making significant progress on a novel oral product and an internal heated tobacco product, and through the PMI Transaction and the JT Transaction.
■	Maximize the profitability of our cigarette, cigar and MST businesses.	We exceeded expectations and delivered strong financial results, while maintaining the strength of Marlboro, Copenhagen and Black & Mild despite difficult macroeconomic conditions and adult tobacco consumer purchasing dynamics. We effectively increased profitability of our smokeable products segment while maintaining Marlboro retail share stability over the period. We also improved adjusted OCI for our oral tobacco products segment over the period. We continued to execute strategies that protected each of our operating company’s product portfolios from further regulation and, where appropriate, drove manufacturing efficiencies. Additionally, to protect the operating companies’ portfolios and help preserve the harm reduction opportunity, we launched an integrated, multi-disciplinary campaign to oppose the FDA’s proposed bans on menthol cigarettes and flavored cigars.

Altria Group, Inc. – Proxy Statement     45

EXECUTIVE COMPENSATION

Strategic Initiatives (50%)		Performance Against Strategic Initiatives
■	Lead the industry in operating responsibly and preventing underage use of adult products.	We exceeded expectations as we continued to lead the industry with actions to reduce underage tobacco use. During the three-year performance cycle, we implemented age-validation technology to support responsible retailing across all tobacco transactions. We took steps to engage in marketing practices designed to effectively connect with the intended audience while taking steps designed to limit the reach to unintended audiences. We also heavily advocated for legal age of purchase at 21, which has been enacted in 41 states plus Washington, D.C. and Puerto Rico. We supported and advocated for legislation enacted by Congress giving the FDA regulatory authority over synthetic nicotine.
■	Build employee capabilities to accelerate progress against our Vision and further evolve the way we work and behave.	We met expectations. In the first quarter of 2020, we launched our Vision, our Cultural Aspiration and our I&D Aiming Points. We also implemented a new performance management system, numerous leadership trainings, and tools such as agile teams, Open Talent Marketplace and workforce planning to further enable our strategies and promote employee engagement and success. Employees and leaders also demonstrated resilience and care through the challenges of the COVID-19 pandemic.
■	Maximize the contribution of our investments to our long-term value.

We underperformed as we wrote down our investment in JUUL from $4.2 billion to $250 million during the three-year performance cycle. We have been challenged in managing the value of the investment in an environment of evolving competitive, legal and regulatory dynamics. We exercised our option to be released from JUUL non-competition obligations in September 2022.

In 2021 and 2022, we recorded non-cash pre-tax impairment charges of approximately $205 million and $107 million, respectively, on our investment in Cronos. In 2021, we successfully completed the sale of our former wine business in a $1.2 billion all-cash transaction and used a portion of the proceeds to fund the expansion of our share repurchase program. During 2021, we conducted an in-depth strategic and financial analysis of our ABI investment and determined that maintaining our investment was in the best interests of shareholders.

2020 – 2022 LTIP Strategic Measures Rating (0% - 130%)		110%
2020 – 2022 LTIP Business Performance Rating (50% Financial, 50% Strategic) (0% - 143%)		101%

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EXECUTIVE COMPENSATION

Using the above formula, the 2020 – 2022 LTIP awards for our NEOs were determined based on the target percentages and business and individual performance assessments as follows:

Name	Band	Individual Award Target (1) ($)	LTIP Business Performance Rating (0% - 143%)	Individual Performance Assessment (0% - 150%)	2020 – 2022 Actual Award ($)
William F. Gifford, Jr.	A	5,513,247	101	100	5,570,000
Salvatore Mancuso	B	1,689,601	101	100	1,706,500
Murray R. Garnick	B	2,369,192	101	100	2,392,900
Jody L. Begley	B	1,644,024	101	100	1,660,500
Heather A. Newman	C	1,097,587	101	100	1,108,600

(1)	Award targets reflect the LTIP transition multiplier of 183%, which takes into account the change from three-year end-to-end performance cycles to overlapping performance cycles that began with the 2020 – 2022 LTIP. During the 2020 – 2022 performance period, award targets also reflect prorations due to changes in band for all NEOs, except Mr. Garnick, and prorations due to salary changes for bands A and B.

Perquisites

The perquisites we provided to our NEOs in 2022 are set forth in the All Other Compensation table on page 53. In addition to these perquisites, our NEOs received the same benefits that were available to our salaried employees generally.

Mr. Gifford is required to use our aircraft for all air travel for purposes of security. The Committee approved a 2022 allowance of $125,000 for Mr. Gifford’s personal aircraft usage. The allowance and Mr. Gifford’s obligation to pay for personal use of the aircraft above the allowance are reflected in a time-sharing agreement with Altria. The Committee considers the potential value of personal aircraft usage in determining the other components of Mr. Gifford’s total compensation.

Post-Termination Benefits and Change in Control Payments

We provide post-termination benefits to our NEOs, including retirement benefits and termination payments, if applicable, as well as payments in connection with a change in control.

■	Retirement Benefits. Our NEOs participate in certain qualified and non-qualified retirement plans, which we believe promote executive retention and provide the opportunity for financial security in retirement. These retirement benefits are discussed in more detail in the narrative following the Pension Benefits table on page 56 and the Non-Qualified Deferred Compensation table on page 58.

■	Change in Control Payments. Our 2015 PIP and our 2020 PIP include a double-trigger provision for vesting or payment of annual incentive awards, equity awards and long-term incentive cash awards, provided that the successor entity continues or assumes the plans and awards or replaces them with substantially similar awards. The details of these provisions are discussed under “Payments upon Change in Control or Termination of Employment” beginning on page 59.

■	Termination Payments. The Severance Pay Plan for Salaried Employees (“Severance Plan”), which is generally applicable to all salaried employees, provides an opportunity for financial protection against the unexpected event of an involuntary termination of employment. This plan is discussed further under “Payments upon Change in Control or Termination of Employment” beginning on page 59.

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EXECUTIVE COMPENSATION

Decision Making Process

Role of the Compensation and Talent Development Committee

The Committee determines and approves CEO compensation and reviews and approves the compensation of the other executive officers.

The Committee:

■	Reviews and approves

■ our overall executive compensation philosophy and design.

■ corporate and individual goals and objectives relevant to the compensation of our CEO, evaluates the performance of our CEO in light of these goals and objectives and determines and approves the compensation of our CEO based on this evaluation.

■ the compensation of all executive officers.

■	Makes recommendations to our Board with respect to incentive compensation plans and equity-based plans, administers and makes awards under such plans and reviews the cumulative effect of its actions.

■	Monitors compliance by executives with our stock ownership and holding requirements.

■	Monitors risks related to the design of our compensation program.

■	Determines ratings for Altria’s performance for the annual and long-term incentive award formulas.

■	Reviews initiatives and programs related to corporate culture and enterprise-wide talent development.

Committee Compensation Decisions for Executive Officers (other than the CEO)

Early each year, our CEO presents to the Committee compensation recommendations for our executive officers other than himself. The Committee reviews and discusses these recommendations with our CEO and, exercising its discretion, makes the final decision with respect to the compensation of these individuals.

Committee Establishment of CEO Performance Goals and CEO Performance Evaluation

At the beginning of each year, our CEO proposes annual individual performance goals to the Committee for its consideration. The Committee establishes final goals and reviews them with our Board. Following the end of the year, the Committee discusses with the CEO his performance against the goals established the prior year and then, in its sole discretion, determines and approves the CEO’s compensation. Other than discussing his prior year performance with the Committee, our CEO has no role in setting his own compensation.

Role of Consultants

As part of our annual compensation process, management engages Aon plc (“Aon”). The Committee considers data provided by Aon as part of the Committee’s executive compensation decision making process.

Aon:

■	Conducts a survey of CSG companies. The survey collects compensation data and competitive practices.

■	Based on parameters developed by management, provides competitive compensation information focused on chief executive officer pay primarily from public filings, including annual proxy filings, by companies within our CSG.

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■	Provides background information on companies as reference for evaluating our CSG.

■	Reviews our risk assessment process with respect to our executive compensation program.

Aon provides neither advice nor recommendations on the form or amount of our executive or director compensation, nor does Aon attend Board or Committee meetings.

Benchmarking

Compensation Strategy

We design our executive compensation program to deliver total compensation (salary, annual and long-term cash awards, equity awards and benefits) at levels between the 50th and the 75th percentiles of compensation paid to executives in the CSG. We believe that this approach has contributed to our industry leadership position and is important to attract and retain world-class leaders, particularly given the unique challenges of our industry. Actual total compensation can exceed the 75th percentile or be below the 50th percentile depending on business and individual performance.

Compensation Survey Group

We annually compare our executive compensation program with the programs of the CSG companies. The purpose of this annual review is to assure that our executive compensation program supports our ability to attract and retain executive talent. When determining the companies to include in the CSG, the Committee identifies companies that have all or most of the following characteristics:

■	revenues generally between $5 and $75 billion;

■	market capitalization of at least $10 billion;

■	primarily focused on consumer products;

■	limited business segments;

■	businesses generally focused within the United States; and

■	compete with us for executive talent.

Based on these criteria, the Committee included the following companies in the 2022 CSG and used this list for compensation-related decisions for 2022.

3M Company	General Mills, Inc.	Merck & Co., Inc.
Bristol-Myers Squibb Company	The Hershey Company	Molson Coors Brewing Company
Campbell Soup Company	Kellogg Company	Mondelēz International, Inc.
The Coca-Cola Company	Keurig Dr Pepper Inc.	PepsiCo, Inc.
Colgate-Palmolive Company	Kimberly-Clark Corporation	Philip Morris International Inc.
Conagra Brands, Inc.	The Kraft Heinz Company
Eli Lilly and Company	McDonald’s Corporation

Altria Group, Inc. – Proxy Statement     49

EXECUTIVE COMPENSATION

Risk Assessment

A cross-functional team of executives in the Human Resources & Compliance, Law, Corporate Audit and Finance departments periodically reviews our compensation program (executive and non-executive) to identify features that could encourage excessive risk-taking by program participants and to assess the potential that such risks could have a material adverse effect on Altria. In 2022, management requested that its external compensation consultant, Aon, review this risk assessment process to confirm consistency with prevailing best practices. Aon’s review focused on features generally recognized as potentially encouraging excessive risk-taking, features of our programs that mitigate risk and management’s assessment of those features.

After reviewing management’s assessment in 2022, the Committee believes that neither the compensation program’s design nor the individual elements of executive compensation encourage employees, including our NEOs, to take unnecessary or excessive risks. The executive compensation program also incorporates risk-mitigating features such as those shown in the list on the right, which the Committee considered as part of its assessment. We believe that any risks arising from our compensation policies and practices are not likely to have a material adverse effect on Altria.

Risk-Mitigating Features

■  Appropriate compensation mix of fixed versus at-risk variable pay, annual versus long-term pay, cash versus equity and performance-based versus non-performance-based pay

■  Multiple objective performance factors used for annual and long-term incentive awards, coupled with the Committee’s discretion to approve awards at lower than target

■  Caps on annual and long-term incentive plan formulas

■  Peer company benchmarking

■  Significant stock ownership, holding requirements and anti-hedging/anti-pledging policies

■  A “clawback” policy providing for the adjustment or recovery of executive compensation upon the restatement of our financial statements

■  Individual performance assessments that align NEO interests with the interests of shareholders

Other Considerations

Stock Ownership and Holding Requirements and Prohibition on Hedging and Pledging

The Committee has established stock ownership requirements under which all executives are expected to hold our common stock in an amount equal to a multiple of salary, as determined by their salary band. If the stock price declines, an executive may satisfy the requirement by holding a fixed number of shares based on the stock price at the beginning of the executive’s acquisition period. For our NEOs, the Committee set the requirements as follows:

Band	Multiple of Salary
A	12
B	6
C	5

Additionally, we require executive officers to hold any shares received as compensation until they meet their stock ownership requirement.

We expect NEOs to meet their ownership requirement within five years of becoming subject to the requirement (or three years from a subsequent promotion date that results in an increased ownership requirement). Unvested RSUs count toward the stock ownership requirement; however, unvested PSUs do not count toward the requirement. As of December 31, 2022, all our NEOs satisfied their stock ownership requirement.

We have policies prohibiting our NEOs from engaging in hedging and pledging activities with respect to our shares, as described under “Prohibition on Hedging and Pledging” on page 78.

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“Clawback” Policy Regarding the Adjustment or Recovery of Compensation

We have a “clawback” policy providing for the adjustment or recovery of compensation in certain circumstances. If our Board or an appropriate committee of our Board determines that, as a result of a restatement of our financial statements, an executive received more compensation than would have been paid absent the incorrect financial statements, our Board or the Committee, in its discretion, will take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of RSUs or PSUs, adjusting the future compensation of such executive and dismissing or taking legal action against the executive, in each case as our Board or the Committee determines to be in the best interests of Altria and our shareholders. Our RSU and PSU award agreements also include “clawback” provisions.

Tax and Accounting Considerations

In addition to our executive compensation objectives and design principles, we consider tax and accounting treatment when designing and administering our compensation programs. One consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1.0 million annually, subject to an exception for certain compensation granted or accrued before 2018. Covered officers include any officer who for any year after 2016 was the principal executive officer, principal financial officer or one of the next three highest-paid officers.

Although the Committee considers tax deductibility and other tax and accounting treatment in making its compensation program decisions, the Committee’s primary consideration is whether the compensation program promotes our Vision and aligns the interests of executives with those of our shareholders.

Compensation and Talent Development Committee Interlocks and Insider Participation

During 2022, no Altria executive officer served on the board of directors or compensation committee of any company that employs a member of our Board. No member of the Committee at any time during 2022 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction under applicable SEC rules.

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EXECUTIVE COMPENSATION

Compensation Tables and Other Matters

Summary Compensation Table

The following table provides the compensation information of our NEOs for 2022, 2021 and 2020.

				Non-Equity Incentive Plans
Name and Principal Position during 2022	Year	Salary ($)	Stock Awards Grant Value (1) ($)	Annual Incentive Plan ($)	Long-Term Incentive Plan ($)	Change in Pension Value (2) ($)	All Other Compensation (3) ($)	Total ($)
William F. Gifford, Jr., Chief Executive Officer, Altria Group, Inc.	2022	1,333,333	6,500,044	2,580,000	5,570,000	—	216,323	16,199,700
	2021	1,250,000	6,000,059	2,754,000	—	2,487,905	135,008	12,626,972
	2020	1,144,167	5,707,085	2,100,000	—	3,162,720	124,425	12,238,397
Salvatore Mancuso, Executive Vice President and Chief Financial Officer, Altria Group, Inc.	2022	704,367	2,012,554	791,100	1,706,500	—	80,445	5,294,966
	2021	672,250	2,012,526	835,400	—	548,562	77,233	4,145,971
	2020	616,333	2,791,174	616,700	—	3,727,756	71,641	7,823,604
Murray R. Garnick, Executive Vice President and General Counsel, Altria Group, Inc.	2022	955,433	2,012,554	1,071,600	2,392,900	—	153,323	6,585,810
	2021	920,833	2,012,526	1,141,400	—	—	148,133	4,222,892
	2020	897,667	2,207,049	890,700	—	—	148,258	4,143,674
Jody L. Begley, Executive Vice President and Chief Operating Officer, Altria Group, Inc.	2022	713,950	2,275,028	838,800	1,660,500	—	81,403	5,569,681
	2021	672,250	2,012,526	944,400	—	713,170	77,233	4,419,579
	2020	583,667	1,291,147	603,300	—	1,668,880	68,375	4,215,369
Heather A. Newman, Senior Vice President, Chief Strategy and Growth Officer, Altria Group, Inc.	2022	569,650	1,386,030	636,500	1,108,600	—	66,973	3,767,753
	2021	517,083	1,188,045	611,700	—	502,963	61,716	2,881,507

(1)	The amount shown is the aggregate grant date fair value of stock awards determined pursuant to FASB Codification Topic 718. The number of RSUs and PSUs awarded in 2022, together with their grant date values and vesting terms, is disclosed in the Grants of Plan-Based Awards during 2022 table on page 54. The assumptions we used in calculating the grant date fair values of the RSUs and the PSUs awarded in 2022 are described in Note 10 “Stock Plans” to our consolidated financial statements in the 2022 Form 10-K. The table below provides the grant date fair value of the PSUs awarded in 2022 for each of our NEOs assuming the maximum performance level is achieved.

William F. Gifford, Jr. ($)	Salvatore Mancuso ($)	Murray R. Garnick ($)	Jody L. Begley ($)	Heather A. Newman ($)
4,056,059	1,255,817	1,255,817	1,419,605	864,839

(2)	The amounts show the change in the present value of each NEO’s pension benefits for each year from December 31 of the prior year to December 31 of the applicable year. Changes in present values are due to a variety of factors, including growth in benefit due to additional pay and service, passage of time and a change in the discount rate and mortality assumptions. Mr. Garnick was hired after January 1, 2008 and, therefore, is not covered under our pension plans. For 2022, and for each of our NEOs other than Mr. Garnick, the change in present value was negative. The actual decreases in the present value for 2022 were: for Mr. Gifford, $2,727,433; for Mr. Mancuso, $1,568,295; for Mr. Begley, $1,375,199; and for Ms. Newman, $674,873.
(3)	Details of other compensation for each of our NEOs appear in the All Other Compensation table shown below.

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All Other Compensation

Name	Year	Allocation to Defined Contribution Plans (a) ($)	Personal Use of Company Aircraft (b) ($)	Car Expenses (c) ($)	Executive Physicals ($)	Total ($)
William F. Gifford, Jr.	2022	133,333	72,982	10,008	—	216,323
	2021	125,000	—	10,008	—	135,008
	2020	114,417	—	10,008	—	124,425
Salvatore Mancuso	2022	70,437	—	10,008	—	80,445
	2021	67,225	—	10,008	—	77,233
	2020	61,633	—	10,008	—	71,641
Murray R. Garnick	2022	143,315	—	10,008	—	153,323
	2021	138,125	—	10,008	—	148,133
	2020	134,650	—	10,008	3,600	148,258
Jody L. Begley	2022	71,395	—	10,008	—	81,403
	2021	67,225	—	10,008	—	77,233
	2020	58,367	—	10,008	—	68,375
Heather A. Newman	2022	56,965	—	10,008	—	66,973
	2021	51,708	—	10,008	—	61,716

(a)	Amounts represent allocations to tax-qualified and non-qualified supplemental defined contribution plans.
(b)	Personal use of our aircraft reflects incremental costs, including trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contracts, hangar or aircraft parking, fuel (based on the average monthly cost of fuel per hour flown) and other smaller variable costs. For purposes of calculating incremental costs, we would include the incremental costs of any deadhead flights, or portions thereof, made in connection with personal travel. Fixed costs incurred in any event to operate our aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips and flight crew salaries) would not be included. Mr. Gifford is required to pay his own taxes on imputed taxable income resulting from personal use of our aircraft.
(c)	Car expenses reflect an annual cash vehicle allowance.

Altria Group, Inc. – Proxy Statement     53

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards during 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
William F. Gifford, Jr.		—	2,025,000	10,000,000	(1)
		—	3,361,542	24,000,000	(2)
	2/24/2022					—	49,909	77,858		2,600,039
	2/24/2022								78,396	3,900,005
Salvatore Mancuso		—	674,405	10,000,000	(1)
		—	991,358	24,000,000	(2)
	2/24/2022					—	15,453	24,106		805,033
	2/24/2022								24,273	1,207,521
Murray R. Garnick		—	913,520	10,000,000	(1)
		—	1,343,451	24,000,000	(2)
	2/24/2022					—	15,453	24,106		805,033
	2/24/2022								24,273	1,207,521
Jody L. Begley		—	685,330	10,000,000	(1)
		—	1,006,591	24,000,000	(2)
	2/24/2022					—	17,468	27,250		910,006
	2/24/2022								27,439	1,365,022
Heather A. Newman		—	480,000	10,000,000	(1)
		—	676,500	24,000,000	(2)
	2/24/2022					—	10,642	16,601		554,401
	2/24/2022								16,717	831,629

(1)	Reflects the target and maximum awards under the 2022 Annual Incentive Award plan. Actual awards paid under the 2022 Annual Incentive Award plan are shown in the “Annual Incentive Plan” column of the Summary Compensation Table. The maximum represents the maximum permitted under the 2020 PIP.
(2)	Represents the possible future payouts for the full three-year performance cycle of the 2022 – 2024 LTIP to be paid in early 2025. Award targets are prorated for salary changes while in band A or B and, for all salary bands, band changes during the three-year performance cycle; prorated targets are reflected for Messrs. Gifford, Mancuso, Garnick and Begley. The 2022 – 2024 LTIP performance cycle commenced on January 1, 2022 and will conclude on December 31, 2024. The maximum represents the maximum permitted under the 2020 PIP.
(3)	Reflects target and maximum PSUs granted to our NEOs in 2022, which will vest on February 27, 2025. The actual number of units that vest will range between 0% and 156% of target, depending on actual performance during the performance period. Holders of PSUs will accrue dividend equivalents during the performance period, which will be paid at the end of the performance period on the number of PSUs that vest.
(4)	Reflects RSUs granted to our NEOs in 2022, which will vest on February 27, 2025. Holders of RSUs receive cash dividend equivalents paid quarterly during the vesting period.
(5)	The amount shown is the aggregate grant date fair value of stock awards determined pursuant to FASB Codification Topic 718. The assumptions we used in calculating the grant date fair values of the RSUs and the PSUs awarded in 2022 are described in Note 10 “Stock Plans” to our consolidated financial statements in the 2022 Form 10-K.

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Outstanding Equity Awards as of December 31, 2022

	Stock Awards
			RSUs		PSUs
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
William F. Gifford, Jr.	2/24/2022	2/27/2025	78,396	3,583,481	49,909	2,281,340
	2/25/2021	2/28/2024	80,190	3,665,485	50,468	2,306,892
	4/16/2020	4/16/2025	51,540	2,355,893	33,735	1,542,027
	2/26/2020	2/28/2023	30,982	1,416,187	20,494	936,781
	1/31/2018	2/9/2023	49,847	2,278,506	—	—
Salvatore Mancuso	2/24/2022	2/27/2025	24,273	1,109,519	15,453	706,357
	2/25/2021	2/28/2024	26,897	1,229,462	16,928	773,779
	8/19/2020	8/21/2025	34,357	1,570,458	—	—
	2/26/2020	2/28/2023	18,125	828,494	11,989	548,017
Murray R. Garnick	2/24/2022	2/27/2025	24,273	1,109,519	15,453	706,357
	2/25/2021	2/28/2024	26,897	1,229,462	16,928	773,779
	2/26/2020	2/28/2023	30,982	1,416,187	20,494	936,781
	10/23/2018	10/30/2023	24,391	1,114,913	—	—
Jody L. Begley	2/24/2022	2/27/2025	27,439	1,254,237	17,468	798,462
	2/25/2021	2/28/2024	26,897	1,229,462	16,928	773,779
	2/26/2020	2/28/2023	18,125	828,494	11,989	548,017
	10/23/2018	10/30/2023	24,391	1,114,913	—	—
Heather A. Newman	2/24/2022	2/27/2025	16,717	764,134	10,642	486,446
	2/25/2021	2/28/2024	15,878	725,783	9,993	456,780
	8/19/2020	8/21/2025	22,905	1,046,988	—	—
	2/26/2020	2/28/2023	6,338	289,710	4,192	191,616
	10/23/2018	10/30/2023	11,383	520,317	—	—

(1)	Market values are based on $45.71, the closing price of Altria common stock on December 30, 2022; assumes target performance for PSUs.
(2)	Amount assumes target performance goals are achieved. The actual number of units that vest will range between 0% to 156% of target, depending on actual performance during the applicable performance cycle.

Stock Vested during 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William F. Gifford, Jr.	31,890	1,641,378
Salvatore Mancuso	9,799	504,355
Murray R. Garnick	31,890	1,641,378
Jody L. Begley	9,423	485,002
Heather A. Newman	5,074	261,159

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EXECUTIVE COMPENSATION

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the NEO’s full career with Altria and our affiliates. The increments related to 2022 are reflected in the “Change in Pension Value” column of the Summary Compensation Table or, in the case of defined contribution plans, the “Allocation to Defined Contribution Plans” column of the All Other Compensation table. Mr. Garnick was hired after January 1, 2008 and, therefore, is not covered under our pension plans.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2) ($)	Payments During Last Fiscal Year ($)
William F. Gifford, Jr.	Altria Retirement Plan	28.25	1,122,403	—
	Benefit Equalization Plan (pension portion)	28.25	9,371,826	—
Salvatore Mancuso	Altria Retirement Plan	32.25	2,007,658	—
	Benefit Equalization Plan (pension portion)	32.25	6,634,971	—
Jody L. Begley	Altria Retirement Plan	27.50	1,049,111	—
	Benefit Equalization Plan (pension portion)	27.50	3,209,975	—
Heather A. Newman	Altria Retirement Plan	22.67	658,579	—
	Benefit Equalization Plan (pension portion)	22.67	1,119,608	—

(1)	Years of credited service are as of December 31, 2022.
(2)	The amounts shown in this column are based on a single life annuity and otherwise use the same assumptions applied for year-end 2022 financial disclosure under FASB authoritative guidance relating to retirement benefits, except that (a) the Benefit Equalization Plan (“BEP”) amounts are based on a lump sum form of payment assuming an interest rate of 5.6% and (b) in accordance with SEC requirements, all benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement. See Note 15 “Benefit Plans” to our consolidated financial statements in the 2022 Form 10-K for a description of the financial accounting assumptions referred to above.

Defined Benefit Plans

Our NEOs, along with the other salaried employees (except those hired after certain dates, including Mr. Garnick, and those who cease to accrue further benefit service), participate in the Altria Retirement Plan, a funded, tax-qualified, non-contributory defined benefit pension plan. In addition, our NEOs, other than Mr. Garnick, and other salaried employees with compensation above the IRS statutory limits, participate in the BEP, which is an unfunded supplemental plan providing benefits in excess of those provided under the Altria Retirement Plan.

Altria Retirement Plan

The majority of our employees hired prior to January 1, 2008 with at least five years of service are eligible for an annual, lifetime pension benefit from the Altria Retirement Plan. The benefit for the majority of those plan participants, including all our NEOs, other than Mr. Garnick, is based on the following formula and terms:

Pension Benefit	1.45% of five-year average compensation (including certain incentive compensation plan payments) up to the applicable Social Security covered compensation amount	1.75% of five-year average compensation (including certain incentive compensation plan payments) in excess of the applicable Social Security covered compensation amount	Years of credited service (up to a maximum of 35, except in limited circumstances)

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Under the terms of the Altria Retirement Plan, credited service is limited to 35 years if incentive compensation is included in the determination of the five-year average compensation. Five-year average compensation is the highest average annual compensation (annual base salary plus incentive compensation) during a period of 60 consecutive months within the last 120 months of employment. If incentive compensation is not included in the determination of the five-year average compensation, then credited service is not limited to 35 years and the benefit for credited service over 35 years is 1.45% of the employee’s five-year average compensation. Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches Social Security Full Retirement Age.

Pension benefit amounts are expressed as a single life annuity payable commencing at age 65, the Altria Retirement Plan’s normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the retiree’s death and/or for commencement of payments before attaining normal retirement age. Employees who terminate employment before age 50 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 50 or older and have completed five years or more of credited service, the reduction for early commencement is 6% for each year and partial year by which the benefit commencement precedes age 60, with a maximum reduction of 30%.

If upon termination, an employee is at least age 50 with 30 years of service or age 60 or older with five years of service, the annuity immediately payable upon early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for an early retirement benefit is an increase in the present value of the pension. Mr. Mancuso is currently eligible for an unreduced retirement benefit. Mr. Gifford and Mr. Begley are currently eligible for reduced early retirement benefits. Ms. Newman is not currently eligible for either a reduced or unreduced early retirement benefit.

BEP Pension

Tax laws applicable to the Altria Retirement Plan limit the annual compensation that can be taken into account under that plan. As a result of these and/or certain other tax requirements, only a portion of the benefits calculated under the Altria Retirement Plan described above can be paid to our eligible NEOs and other affected employees from the Altria Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, our pension-eligible salaried employees, including our NEOs, other than Mr. Garnick, accrue supplemental pension benefits under the BEP Pension. BEP Pension benefits are paid in a lump sum following retirement.

The annual cash incentive compensation considered for purposes of pension determinations as described above for executives in salary bands A and B is limited to the lesser of either (a) actual annual cash incentive or (b) annual cash incentive at an Annual Incentive Award business performance rating of 100% and an individual performance multiplier resulting in 115% of target based on year-end band and salary. As of December 31, 2022, Messrs. Gifford, Mancuso and Begley are subject to this limit as follows:

Name	2022 Annual Incentive Award ($)	Amount of 2022 Award Recognized for Future Pension Calculations ($)
William F. Gifford, Jr.	2,580,000	2,328,750
Salvatore Mancuso	791,100	775,566
Jody L. Begley	838,800	788,130

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Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
William F. Gifford, Jr.	Benefit Equalization Plan (deferred profit-sharing portion)	—	102,833	13,018	—	585,054
Salvatore Mancuso	Benefit Equalization Plan (deferred profit-sharing portion)	—	39,937	5,883	—	263,679
Murray R. Garnick	Benefit Equalization Plan (deferred profit-sharing portion)	—	97,565	26,999	—	1,199,153
Jody L. Begley	Benefit Equalization Plan (deferred profit-sharing portion)	—	40,895	4,473	—	201,761
Heather A. Newman	Benefit Equalization Plan (deferred profit-sharing portion)	—	26,465	967	—	45,593

(1)	The amounts in this column reflect contributions to the deferred profit-sharing portion of the BEP earned in 2022, which were credited to the participant’s account as of the last business day of February 2023 and are included in the “Allocation to Defined Contribution Plans” column of the All Other Compensation table on page 53.
(2)	The values in this column consist of amounts credited as earnings for 2022 on BEP account balances. These amounts do not constitute above-market earnings and are not included in amounts reported in the Summary Compensation Table on page 52.
(3)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years for Mr. Gifford, $413,218; for Mr. Mancuso, $94,853; for Mr. Garnick, $440,757; for Mr. Begley, $90,842; and for Ms. Newman, $22,708. Allocations were also made for years when these individuals were not NEOs.

Defined Contribution Plans

Our NEOs participate in the Deferred Profit-Sharing Plan for Salaried Employees (“DPS Plan”), which is a broad-based tax-qualified defined contribution plan, and the deferred profit-sharing portion of the BEP (“BEP DPS”), which is an unfunded, non-qualified supplemental plan.

DPS Plan

The majority of our employees are eligible for the DPS Plan. Under the DPS Plan, we make a contribution (the “Altria Contribution”) on behalf of each eligible participant for each year. Participants may also defer up to 35% of their eligible compensation on a pre-tax or after-tax basis into the DPS Plan, subject to DPS Plan and tax-qualification limits. The Altria Contribution is determined at the end of each year by comparing adjusted diluted EPS guidance announced at the beginning of the year to actual performance, with the contribution capped at 12% of each eligible DPS Plan participant’s eligible compensation. Our 2022 adjusted diluted EPS growth rate was within the initial 2022 forecasted range (provided in January 2022), which resulted in a 10% contribution to each eligible DPS Plan participant’s account. Salaried employees who are eligible for an Altria Contribution but who are not eligible for ongoing accruals in the Altria Retirement Plan are generally entitled to a supplemental Altria Contribution of 5% and matching contributions up to 3% on employee contributions. For 2022, Mr. Garnick was our only NEO who was eligible for the supplemental Altria Contribution and matching contributions. For purposes of the DPS Plan, eligible compensation for our NEOs is the amount reported as salary in the Summary Compensation Table. Participants may receive the balance in their account under the DPS Plan upon termination of employment in a lump sum, as a deferred lump sum payment or in installments over a period of years.

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BEP DPS

The BEP DPS provides benefits that cannot be provided under the DPS Plan because of one or more statutory limits. For example, the tax laws limit the amount of compensation that can be considered under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals’ accounts. A salaried participant whose salary exceeds the compensation limit or was otherwise affected by a tax law limit receives an amount generally equal to the additional benefit the participant would have received under the DPS Plan but for the application of the tax law limits. Accordingly, bookkeeping accounts reflecting this additional amount have been maintained under the BEP DPS for our NEOs and other affected participants. A further notional allocation is made annually to reflect the amount credited to the participant’s account under the BEP DPS assuming the account was invested in the Interest Income Fund maintained under the DPS Plan. The Interest Income Fund is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2022, produced earnings at a rate of 2.33%. BEP DPS allocations are paid in a lump sum following separation from service.

Payments upon Change in Control or Termination of Employment

We do not have individual employment, severance or change in control agreements with any of our NEOs. The following arrangements apply in the event of a change in control or certain terminations of employment.

Payments upon Change in Control

The 2015 PIP applies to the 2020 – 2022 LTIP and all equity awards granted in 2018 and 2019 and in 2020 prior to June 1. The 2020 PIP applies to all equity awards granted on or after June 1, 2020, the 2022 Annual Incentive Award plan, the 2021 – 2023 LTIP and the 2022 – 2024 LTIP. The 2015 PIP and the 2020 PIP cover all participants in these programs, including our NEOs. Upon a change in control of Altria, payment of awards will not be triggered unless the successor entity either (i) fails to assume outstanding awards or replace them with substantially similar awards or (ii) assumes or replaces outstanding awards, but the participant’s employment is terminated by the successor entity for any reason other than “cause” or by the participant with “good reason” within a specified time period. This is commonly referred to as a “double trigger” payment provision.

If the payment of awards is triggered, it would have the following consequences:

■	the restrictions on outstanding RSUs, PSUs or restricted stock awards would lapse;

■	any stock options and stock appreciation rights would become fully vested and exercisable;

■	awards of the types described in the above two bullets would be cashed out at the change in control price or the fair market value on the date of termination of employment, as applicable;

■	fully earned but unpaid annual and long-term incentive awards would become payable; and

■	annual and long-term incentive awards for performance cycles not yet completed as of the change in control date would become payable, but only on a prorated basis (the number of full or partial months divided by the total number of months in the performance cycle) applied as follows:

■ annual incentive awards at the greater of the target award amount or the average of the participant’s actual last three years’ awards; and

■ long-term incentive cash awards at target.

For these purposes, for both the 2015 PIP and the 2020 PIP, a change in control occurs: (a) upon an acquisition of 20% or more of either our outstanding common stock or the voting power of our outstanding voting securities by an individual or entity, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds, coupled with the election to our Board of at least one individual determined in good faith by a majority of the then-serving members of our Board to be a representative or associate of such individual or entity, (b) when members of our Board, or members thereafter nominated or elected by such members, cease to constitute a majority of our Board, (c) upon certain reorganizations, mergers, share exchanges and consolidations involving us or (d) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions.

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EXECUTIVE COMPENSATION

The amounts that would have become payable to our NEOs on a change in control of Altria followed by termination of employment, as of December 31, 2022, were as follows:

Change in Control and Either (1) Successor Fails to Assume/Replace Awards or (2) Qualifying Termination of Employment

Name	Unvested Restricted Stock Units (1) ($)	Unvested Performance Stock Units (1) ($)	Completed 2022 Annual Incentive Cycle(2) ($)	2020 – 2022 LTIP Cycle (3) ($)	2021 – 2023 LTIP Cycle (4) ($)	2022 – 2024 LTIP Cycle (5) ($)	Total ($)
William F. Gifford, Jr.	13,299,552	7,067,040	2,025,000	5,513,247	2,556,993	1,120,514	31,582,346
Salvatore Mancuso	4,737,933	2,028,153	674,405	1,689,601	759,602	330,453	10,220,147
Murray R. Garnick	4,870,081	2,416,917	974,200	2,369,192	1,033,092	447,817	12,111,299
Jody L. Begley	4,427,106	2,120,258	719,233	1,644,024	767,297	335,530	10,013,448
Heather A. Newman	3,346,932	1,134,842	480,000	1,097,587	527,670	225,500	6,812,531

(1)	Assumes a change in control price of $45.71, the closing price of Altria common stock on December 30, 2022 and payment at target for PSUs. Reflects the outstanding equity awards granted under the 2015 PIP and the 2020 PIP.
(2)	Based on the executive having worked the entire performance period and the greater of the target award payable under the 2022 Annual Incentive Award plan or the average of the executive’s actual last three years’ awards. The 2022 Annual Incentive Award plan is subject to the terms of the 2020 PIP.
(3)	Based on the target award payable under the 2020 – 2022 LTIP and the executive having worked the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2015 PIP.
(4)	Based on the target award payable under the 2021 – 2023 LTIP and the executive having worked 24 months of the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2020 PIP.
(5)	Based on the target award payable under the 2022 – 2024 LTIP and the executive having worked 12 months of the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2020 PIP.

Upon a change in control, the retirement benefits under the BEP described above under “Pension Benefits” and “Non-Qualified Deferred Compensation” become payable, without any additional benefits or enhancements as a result of the change in control.

We maintain a non-qualified grantor trust (the “Trust”), commonly known as a “rabbi trust,” to provide a limited amount of financial security for the participants’ unfunded benefits under the BEP in the event of a change in control of Altria. The Trust is unfunded until funding is triggered by a change in control. In such an event, Trust assets would still be subject to the claims of our general creditors in cases of insolvency and bankruptcy. The Trust does not provide additional benefits or enhancements to the participants in the BEP.

Other than the BEP payments and Trust funding, none of our retirement plans or any other related agreements provide our NEOs with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that, in the event of a change in control, ensure vesting and continuation of profit-sharing contributions for the year in which a change in control occurs and the following two years. All of our NEOs are fully vested in the retirement plans for which they are eligible and other related agreements. Similarly, no special provisions apply to any of our NEOs with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Termination Payments

In the event of certain involuntary terminations of employment, a majority of our salaried employees, including all of our NEOs, are eligible for severance benefits under the Severance Plan. The Severance Plan provides for severance pay (based on salary) and continuation of certain benefits for up to 64 weeks depending on years of service. In order to receive any of these benefits, eligible employees must execute a general release of claims. Periods for which employees are entitled to severance payments may be counted toward vesting (up to 52 weeks) for purposes of the Altria Retirement Plan and post-retirement medical coverage.

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EXECUTIVE COMPENSATION

The following table shows the amount of severance that would be paid under the Severance Plan to each eligible NEO had he or she been involuntarily separated on December 31, 2022 and eligible for these payments:

Name	Severance Payments ($)
William F. Gifford, Jr.	1,661,538
Salvatore Mancuso	873,723
Murray R. Garnick	1,035,569
Jody L. Begley	887,877
Heather A. Newman	738,462

In the event of death or long-term disability, all salaried employees with awards of unvested RSUs or PSUs, including our NEOs, become fully vested in those awards. In addition, our NEOs, like other salaried employees, may become entitled to prorated awards under the Annual Incentive Award plan and LTIP based on the target payment amount, subject to the discretion of Altria and the Committee. Our NEOs would also become entitled to the same life insurance and long-term disability plan benefits as other salaried employees upon a death or disability.

The following table shows the amounts that would be paid if our eligible NEOs had died or become disabled as of December 31, 2022:

Name	Unvested Restricted Stock Units (1) ($)	Unvested Performance Stock Units (1) ($)	Completed 2022 Annual Incentive Cycle (2) ($)	2020 – 2022 LTIP Cycle (3) ($)	2021 – 2023 LTIP Cycle (4) ($)	2022 – 2024 LTIP Cycle (5) ($)	Total ($)
William F. Gifford, Jr.	13,299,552	7,067,040	2,025,000	5,513,247	2,556,993	1,120,514	31,582,346
Salvatore Mancuso	4,737,933	2,028,153	674,405	1,689,601	759,602	330,453	10,220,147
Murray R. Garnick	4,870,081	2,416,917	913,520	2,369,192	1,033,092	447,817	12,050,619
Jody L. Begley	4,427,106	2,120,258	685,330	1,644,024	767,297	335,530	9,979,545
Heather A. Newman	3,346,932	1,134,842	480,000	1,097,587	527,670	225,500	6,812,531

(1)	Based on the closing price of Altria common stock of $45.71 on December 30, 2022. Reflects the equity awards granted under the 2015 PIP and the 2020 PIP.
(2)	Based on the executive having worked the entire performance period and the target award payable under the 2022 Annual Incentive Award plan. Payment is subject to the discretion of the Committee. The 2022 Annual Incentive Award plan is subject to the terms of the 2020 PIP.
(3)	Based on the target award payable under the 2020 – 2022 LTIP and the executive having worked the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2015 PIP.
(4)	Based on the target award payable under the 2021 – 2023 LTIP and the executive having worked 24 months of the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2020 PIP.
(5)	Based on the target award payable under the 2022 – 2024 LTIP and the executive having worked 12 months of the full three-year performance period. Payment is subject to the discretion of the Committee and the terms of the 2020 PIP.

Upon retiring at the normal retirement age of 65 and the completion of five years of service, all salaried employees, including our NEOs, with unvested RSUs or PSUs become vested in the awards. None of our NEOs reached normal retirement age as of December 31, 2022.

In the event of a voluntary termination of employment or an involuntary termination of employment for cause, our NEOs are not eligible to receive severance, equity vesting or other amounts or benefits other than those provided to other salaried employees. The Committee has the discretion, however, to fully or partially vest any employee holding an RSU or PSU or to pay a cash amount with respect to a forfeited award upon early retirement or upon other terminations of employment, as well as to provide for prorated payments of awards under the Annual Incentive Award plan and LTIP in similar situations, and has exercised this discretion from time-to-time in appropriate circumstances.

Following any termination of employment, each of our NEOs is subject to a confidentiality and non-competition agreement and, like other salaried employees, is entitled to the retirement plan benefits described under “Pension Benefits” and “Non-Qualified Deferred Compensation” above.

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EXECUTIVE COMPENSATION

CEO Pay Ratio

For 2022, our last completed fiscal year:

■	the annualized total compensation, including non-cash benefits, of our CEO (Mr. Gifford) was $16,223,481;

■	the annual total compensation, including non-cash benefits, of the median Altria employee (excluding our CEO) was $133,782; and

■	the ratio of our CEO’s annual total compensation to that of the median Altria employee was 121 to 1.

To identify the median employee, we used the following methodology:

■	We compiled a list of all employees as of December 31, 2022, which showed 6,284 total employees.

■ As permitted by the de minimis exemption under applicable SEC rules, we then excluded all non-U.S. employees (147) located in Canada (45) and Sweden (102), as they represented 5% or less of our total workforce.

■	We calculated the annual total compensation of each employee using a consistently applied compensation measure (“CACM”) defined as the sum of:

■ IRS Form W-2 Box 1 wages plus pre-tax benefit contributions;

■ an estimate of the annual change in pension value (if eligible for our defined benefit pension plan);

■ Altria’s 2022 contribution to each employee’s defined contribution plan account; and

■ the value of Altria-provided non-cash benefits for non-discriminatory benefit plans, including medical, dental, vision, life insurance, accidental death and dismemberment, short-term disability and long-term disability.

■	We annualized the 2022 compensation of all full- and part-time employees hired after January 1, 2022 who were not temporary or seasonal. We did not make a full-time equivalent adjustment for any employee.

■	Many of our employees participate in our defined benefit pension plan and receive company contributions to their defined contribution plan accounts. We believe that adding these components to the CACM not only results in a reasonable approximation of their annual total compensation, but also mitigates large fluctuations in the median employee total compensation from one year to the next.

For purposes of the ratio described above, we determined the median employee’s total compensation for 2022 in the same manner used to determine our CEO’s total compensation for 2022 as reported in the “Total” column in the Summary Compensation Table, except that, in each case, non-cash benefits were added.

Our median employee for 2022 was an AGDC employee. Many of our employees are long-tenured employees, and we employ few part-time employees.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

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EXECUTIVE COMPENSATION

Pay Versus Performance

Set forth below is information about the relationship between “compensation actually paid” to our NEOs and certain financial performance measures. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation – Compensation Discussion and Analysis” beginning on page 28.
							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for First CEO (1) ($)	Compensation Actually Paid to First CEO (1)(2) ($)	Summary Compensation Table Total for Second CEO (1) ($)	Compensation Actually Paid to Second CEO (1)(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (3) ($)	Altria Total Shareholder Return ($)	Peer Group Total Shareholder Return (4) ($)	Net Income (5) ($ in millions)	Adjusted Diluted EPS (6) ($)
2022	–	–	16,199,700	18,053,441	5,304,553	5,884,220	116.24	133.76	5,764	4.84
2021	–	–	12,626,972	14,938,175	3,917,487	4,933,885	111.37	122.64	2,475	4.61
2020	17,835,316	883,271	12,238,397	8,561,449	4,992,680	3,046,417	89.62	105.56	4,467	4.36
(1)	The First CEO is Howard A. Willard III who retired as Chairman and CEO effective April 14, 2020. The Second CEO is William F. Gifford, Jr. who was elected CEO effective April 16, 2020.
(2)	The dollar amounts represent the amount of compensation actually paid to each NEO, as computed in accordance with applicable SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to each NEO during the applicable year. The following adjustments were made to the amounts shown in the “Total” column of the Summary Compensation Table (“SCT”) to calculate the compensation actually paid amounts:
	Deductions from SCT Total		Additions to SCT Total (a)
Year	Grant Date Fair Value of Equity Awards (b) ($)	Change in Pension Value (c) ($)	12/31 Fair Value for Outstanding Awards Granted This Year (d) ($)	Change in Fair Value for Outstanding Awards Granted in Prior Years (e) ($)	Change in Fair Value for Vested Awards (f) ($)	Prior-Year Fair Value for Forfeited Awards Granted in any Prior Year (g) ($)	Dividend Equivalents Paid (h) ($)	Pension Service Costs (i) ($)
First CEO Adjustments
2022	—	—	—	—	—	—	—	—
2021	—	—	—	—	—	—	—	—
2020	6,269,997	1,046,316	—	—	(203,296)	(9,853,475)	343,661	77,378
Second CEO Adjustments
2022	6,500,044	—	5,808,532	(720,892)	127,685	—	1,011,334	2,127,126
2021	6,000,059	2,487,905	6,312,998	1,652,234	61,320	—	775,597	1,997,018
2020	5,707,085	3,162,720	5,180,587	(1,434,026)	(203,296)	—	524,929	1,124,663
Average Non-CEO NEOs Adjustments
2022	1,921,542	—	1,717,117	(212,267)	56,245	—	335,235	604,879
2021	1,806,406	441,174	1,900,621	502,384	22,142	—	274,281	564,549
2020	1,985,373	1,622,524	1,788,516	(553,066)	(76,170)	—	184,480	317,873
(a)	Fair values shown apply updated assumptions from the grant date assumptions described in the “Stock Plans” note to our consolidated financial statements for each applicable year’s Annual Report on Form 10-K. Fair values for PSUs take into account the probable outcome of the performance conditions as of each year’s last day or, if earlier, the vesting date. Fair values for RSUs use the price of Altria common stock as of the last day of each year or, if earlier, the vesting date.
(b)	Each amount shown is the aggregate grant date fair value of stock awards determined pursuant to FASB Codification Topic 718.
(c)	The amounts show the change in the present value of each NEO’s pension benefits for each year from December 31 of the prior year to December 31 of the applicable year.
(d)	Reflects the fair value as of December 31 for outstanding and unvested grants awarded during that same year.
(e)	For awards granted in a prior year, reflects the change in fair value between the year-end and the previous year-end for outstanding and unvested awards.

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EXECUTIVE COMPENSATION

(f)	For awards that vested, reflects the change in fair value between the end of the previous year and the vest date.
(g)	Reflects the fair value as of the end of the prior year for awards forfeited during the year.
(h)	Reflects the sum of all dividend equivalents on unvested RSUs that were paid during the year.
(i)	Reflects the actuarial present value of benefits attributed by the pension benefit formula to services rendered by each NEO during that period.
(3)	The non-CEO NEOs included in both the 2021 and 2022 average compensation are Salvatore Mancuso, Murray R. Garnick, Jody L. Begley and Heather A. Newman. The non-CEO NEOs included in 2020 average compensation are Salvatore Mancuso, Murray R. Garnick, Jody L. Begley and Charles N. Whitaker.
(4)	The peer group is the S&P 500 Food, Beverage & Tobacco Index, which is the same peer group used in the performance graph in Part II, Item 5 of our 2022 Form 10-K.
(5)	Net income represents net earnings attributable to Altria as disclosed in the applicable year’s Annual Report on Form 10-K.
(6)	Adjusted diluted EPS is a non-GAAP financial measure. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The following graphs show the relationships between compensation actually paid for our CEO and non-CEO NEOs versus select measures:

Compensation Actually Paid v. Cumulative TSR

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EXECUTIVE COMPENSATION

Compensation Actually Paid v. Net Income

Compensation Actually Paid v. Adjusted Diluted EPS (1)

(1)	Adjusted diluted EPS is a non-GAAP financial measure. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

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EXECUTIVE COMPENSATION

Altria Cumulative TSR v. Peer Group Cumulative TSR

The following table lists the most important performance measures that Altria used to link company performance to compensation actually paid to the NEOs for the most recently completed fiscal year. The first five items listed are financial performance measures. Strategic initiatives are non-financial performance measures that are defined by the Committee with respect to awards under the cash-based Annual Incentive Award and LTIP programs.
Most Important Performance Measures
Adjusted Diluted EPS (1)
Adjusted Discretionary Cash Flow (1)
Total Adjusted OCI (1)
Cash Conversion (1)
Relative TSR
Strategic Initiatives
(1)	Adjusted diluted EPS, adjusted discretionary cash flow, total adjusted OCI and cash conversion are non-GAAP financial measures. See Exhibit A to this Proxy Statement for information regarding non-GAAP financial measures.

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EXECUTIVE COMPENSATION

Proposal 3

Non-Binding Advisory Vote to Approve the Compensation of Altria’s Named Executive Officers
Our Board recommends a vote FOR this Proposal.

We are providing shareholders with the opportunity to express their opinions on our executive compensation program through a non-binding advisory vote to approve the compensation of our named executive officers, as such compensation is disclosed in this Proxy Statement. In response to the preference expressed by our shareholders at our 2017 Annual Meeting, our Board adopted a policy of holding this non-binding advisory vote annually.

At our 2022 Annual Meeting, 93.3% of the shares voted were cast in support of the compensation of our named executive officers. We believe that our executive compensation program successfully aligns the interests of our named executive officers with the interests of our shareholders by promoting our annual and long-term business strategies, rewarding the successful execution of those strategies in a fair and financially disciplined manner and supporting our ability to attract, develop and retain world-class leaders. We encourage shareholders to review carefully the “Compensation Discussion and Analysis” and accompanying compensation tables and narrative discussion beginning on page 28 for a more detailed description of our executive compensation program and decisions, including our pay-for-performance philosophy and alignment.

We are asking shareholders to vote on the following non-binding resolution:

“RESOLVED, that shareholders of Altria Group, Inc. approve on an advisory basis the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables, related footnotes and narrative discussion of this Proxy Statement.”

Our Board recommends a vote FOR this proposal.

This vote is not binding upon Altria, our Board or the Committee. Nevertheless, the Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), unless our Board modifies its policy of holding this vote on an annual basis, particularly after considering the results of the vote on Proposal 4 in this Proxy Statement.

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EXECUTIVE COMPENSATION

Proposal 4

Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s Named Executive Officers
Our Board recommends a vote FOR 1 YEAR.

The Dodd-Frank Act and related regulations provide shareholders with a non-binding advisory vote on whether future advisory votes to approve the compensation of our named executive officers should occur every one, two or three years. This frequency vote must occur at least once every six years. When this vote was held at our 2017 Annual Meeting, more than 88% of the shares voted were cast in support of an annual vote.

Our Board and the Committee have determined that holding this vote every year is the most appropriate option. This determination was influenced by the fact that the compensation of our named executive officers is evaluated and approved on an annual basis. As part of the annual review process, the Committee believes that shareholder sentiment should be a factor that is taken into consideration in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our shareholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

We are asking shareholders to vote on the following non-binding resolution, indicating their preference among the choices on the frequency of future advisory votes on the compensation of our named executive officers.

“RESOLVED, that an advisory vote of the shareholders of Altria Group, Inc. to approve on an advisory basis the compensation of the Company’s named executive officers shall be held at an annual meeting of shareholders (i) every year, (ii) every two years, or (iii) every three years.”

Our Board recommends a vote FOR 1 YEAR.

This vote is not binding upon Altria, our Board or the Committee. Nevertheless, our Board values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when determining the frequency of future advisory votes on the compensation of our named executive officers.

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Shareholder Proposals

Proposal 5

Shareholder Proposal – Report on Congruence of Political and Lobbying Expenditures with Company Values and Policies
Our Board recommends a vote AGAINST this shareholder proposal.

Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, New York 10462, claiming beneficial ownership of Altria common stock with a market value of at least $2,000 for at least three years, together with one co-proponent, submitted the proposal set forth below. The name, address and shareholding of the co-proponent will be furnished upon request made to our Corporate Secretary. Altria is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Resolved: Shareholders request that Altria annually analyze and report on the congruence of its political and lobbying expenditures during the preceding year against its publicly stated company values and policies, listing and explaining instances of incongruent expenditures, and stating whether the identified incongruencies have or will lead to a change in future expenditures or contributions.

Whereas: A New York Times article, “Big Tobacco Heralds a Healthier World While Fighting Its Arrival”, 1 reported: “Major cigarette companies, like Altria and R.J. Reynolds, acknowledge that cigarettes are dangerous and addictive, and they are heralding their investments in electronic cigarettes and other less-harmful alternatives to cigarettes. But, with much less fanfare, they are taking steps to slow the very smokeless future they claim to want: The companies have submitted letters protesting the proposed menthol ban in traditional cigarettes, and they have signaled they will similarly resist any efforts to lower nicotine levels.”

Altria has set science-based greenhouse gas reduction targets, yet is a member of the U.S. Chamber of Commerce and the American Legislative Exchange Council (ALEC), both of which have lobbied to roll back specific US climate regulations and promote regulatory frameworks that would slow the transition towards a lower-carbon economy. This raises questions about whether Altria is also supporting efforts that conflict with its environmental commitments.

ln addition, while Altria has articulated its support for the right to vote, the Company was one of the recipients of a letter sent by the League of Women Voters and over 300 organizations to corporations to stop funding ALEC because of its voter restriction efforts. 2

Altria does not disclose its payments to trade associations (TAs) and social welfare groups (SWGs). Companies can give unlimited amounts to TAs and SWGs that spend millions on lobbying and undisclosed grassroots activity. The federal Lobbying Disclosure Act does not require reporting of grassroots lobbying, and disclosure is uneven or absent in states. Investors have repeatedly sought greater transparency because a company’s political activity can contradict its stated goals, posing reputation risk.

The Center for Political Accountability’s (CPA) report, “Practical Stake: Corporations, Political Spending and Democracy” provides “a framework for companies to evaluate their political spending and align it with core company values and core democracy values, mitigating risks to their self-interests and Democracy.”3 One of the report’s findings is that “political spending by companies totaling millions of dollars too often conflicts with their public commitments. Companies contributed heavily to a partisan political group tied to robocalls one day before Jan. 6, 2021. That same group helped elect state attorneys general who went to court to get the 2020 election results from key states thrown out. At the state level, companies gave millions of dollars to groups supporting the election of officeholders who worked for new laws to restrict or suppress voting.” 4 Altria’s expenditures are cited numerous times in the report.

[1]	https://www.nytimes.com/2022/11/06/health/tobacco-fda-menthol-ban-nicotine.html?smid=em-share
[2]	https://www.commoncause.org/press-release/common-cause-fair-fight-action-and-over-300-organizations-call-on-corporations-to-cut-ties-with-alec/
[3]	https://www.politicalaccountability.net/wp-content/uploads/2022/04/Practical-Stake.pdf
[4]	https://electionlawblog.org/?p=129088

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SHAREHOLDER PROPOSALS

Our Board recommends a vote AGAINST this shareholder proposal for the following reasons:

Our lobbying and political engagements are guided by our Vision to “responsibly lead the transition of adult smokers to a smoke-free future” and are further informed by our Responsibility Focus Areas, which are six identified priorities that guide our companies’ actions toward achieving our Vision. While our Board understands the spirit of this proposal, the requested report is unnecessary because our annual Lobbying and Political Activity Integrity and Transparency Report (“Transparency Report”) at https://www.altria.com/integrityreport already provides insightful information to allow our shareholders to make important judgments about how our activities align with our Vision and Responsibility Focus Areas.

The Transparency Report’s Existing Disclosures

We know that shareholders and other stakeholders want greater insight into a company’s lobbying and political activities, its governance and oversight framework and how these activities align with strategic priorities. That is why for 15 years we have provided regularly updated and detailed disclosures to demonstrate how our government affairs activities help promote our continued success, contribute to long-term shareholder value and are in the best interests of our company and shareholders.

We regularly re-examine our transparency and disclosure regime and engage with shareholders and other stakeholders, including the proponents, to understand evolving expectations. In 2022, these conversations led to an expansion of our disclosures with the publication of our Transparency Report, which we believe is a pioneering approach to public policy and political activities disclosure.

To assist shareholders in evaluating potential risks and possible policy conflicts, the Transparency Report offers a fulsome picture of our public policy and political activities and details information across more than 20 different categories, including information requested by the proponents regarding how we address any potential misalignments. The report provides:

■  political contributions (dating back to 2009), our rationale for participation in the political arena, and our criteria for supporting candidates for public office;

■  our top nine legislative priorities and our rationale for participating in lobbying activities on these subjects;

■  lobbying reports and total reported expenditures (dating back to 2014 for federal lobbying and 2019 for state lobbying);

■  the reasons we support and participate in trade associations and other policy-oriented organizations;

■  the annual review criteria we use for our memberships in trade associations and other policy-oriented organizations;

■  volunteer leadership engagements with public-policy organizations (where we list 32 organizations we consider to be our current principal memberships, including those cited by the proponents);

■  support of organizations of government officials (where we list 34 such organizations that received financial contributions in the past year); and

■  compliance processes and policies governing our lobbying and political activities and management and Board oversight of these activities.

This year, based on continued discussions with the proponents, we are providing these additional disclosures:

■  identifying how each listed trade association aligns with our top legislative priorities; and

■  providing direct links to the website of each listed trade association and other policy-oriented organization.

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SHAREHOLDER PROPOSALS

Our Goal: Constructive Engagement with All Stakeholders

We seek to expand the range of voices actively supporting tobacco harm reduction policies by engaging with a myriad of policymakers and policy-oriented organizations, including trade associations and organizations of government officials. These constructive and bipartisan engagements are a necessary component to achieving our Vision.

As detailed in our Transparency Report, we carefully and thoughtfully vet each organization to assess alignment with our Vision, Responsibility Focus Areas and our corporate values. Because these organizations represent hundreds or even thousands of diverse members, differing perspectives are inevitable, and disagreements and misalignments are unavoidable. Although we attempt to find common ground, we believe a report that publicly proclaims each individual policy disagreement with stakeholders would create conflict in these relationships, potentially jeopardizing our work to advance our Vision.

We also believe it is unrealistic to create a report listing every policy disagreement, given the multitude of issues on which these organizations engage and the number of organizations that receive even modest financial support from our companies. For example, our Transparency Report discloses our longtime membership in the U.S. Chamber of Commerce. In 2022, the U.S. Chamber of Commerce reported it lobbied the U.S. Congress and federal agencies on over 450 bills and 900 other policy issues. Determining whether we agree with the U.S. Chamber of Commerce on each of these 1,350-plus policy issues, many of which extend beyond the scope of our business priorities and expertise, would be time-consuming and require extensive resources, and would not offer shareholders meaningful additional information.

Leadership on Transparency & Compliance

We are proud that for more than 15 years, we have been a leader in lobbying and political activities transparency. When we began disclosing this information in 2007, we were one of the very few companies in the Fortune 500 to do so. The Center for Political Accountability-Zicklin Index has repeatedly acknowledged our longtime leadership by rating Altria as a “trendsetter” for the past seven years, denoting we earned one of its top five rankings among the S&P 500. Our expanded Transparency Report builds on this leadership, and we hope it becomes the standard for corporate transparency and accountability.

Given our comprehensive Transparency Report, which provides the information necessary to determine whether our activities align with our Vision and the interests of our shareholders, we do not believe the preparation of the report requested by the proponents is necessary, practical or will benefit shareholders.

Our Board recommends a vote AGAINST this shareholder proposal.

Altria Group, Inc. – Proxy Statement     71

SHAREHOLDER PROPOSALS

Proposal 6

Shareholder Proposal – Commission a Civil Rights Equity Audit
Our Board recommends a vote AGAINST this shareholder proposal.

The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014-1207, claiming beneficial ownership of Altria common stock with a market value of at least $2,000 for at least three years, together with six co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to our Corporate Secretary. Altria is not responsible for the content of the shareholder proposal, which is printed below exactly as it was submitted.

Altria Group, Inc.
Civil Rights Equity Audit

WHEREAS: we believe in full transparency of the effectiveness of Altria’s commitment to prevent underage use of nicotine products1 and its commitment to racial equity2 so we can determine if they adequately address potential legal, financial, and reputational business risks.

RESOLVED: Shareholders of Altria, Inc. (“Altria”) request that the Board of Directors commission a third-party civil rights equity audit to review its corporate policies, practices, products and services, above legal and regulatory matters; to assess the impact of the Company’s policies, practices, products and services on BIPOC (Black, Indigenous and people of color) and Latinx/a/o/e communities, including youth. Input from civil rights organizations, employees, customers, and communities in which Altria operates and other stakeholders should be considered. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on Altria’s website.

SUPPORTING STATEMENT: Altria notes “increases in youth usage of e-vapor have threatened to undermine the hard-fought gains made in preventing underage use.”3 As age is a protected class in the US constitution, a civil rights audit should include impacts on children and youth.

In December 2018, Altria invested $12.8 billion in JUUL, taking a 35% stake in the company, and providing advertising and sales support. JUUL currently commands three-quarters of the e-cigarette market.

Data from the Centers for Disease Control shows that 86.3% of middle and high school students had been exposed to tobacco product advertisements or promotions, and 27.5% of high schoolers reported current e-cigarette use in 2019. Additionally, an estimated 53.3% of high school students and 24.3% of middle school students reported having ever tried a tobacco product.4 A multi-state coalition of Attorneys General is investigating JUUL’s marketing and sales practices to underage users. Altria shares fell as much as 2.7% after Dow Jones reported the FTC is investigating the marketing practices of JUULLabs.

Tobacco/nicotine companies have historically placed larger amounts of advertising5 in African American publications, disproportionally exposing African Americans to more cigarette ads than Whites. Additionally, tobacco companies use price promotions such as discounts and multi-pack coupons—which are most often used by African Americans and other minority groups, women, and young people—to increase sales.6

Numerous companies have recently committed to conducting audits, including Citigroup, Verizon, Apple, Wells Fargo, and Mondelez.

A civil rights audit is an important step in establishing a transparent system of accountability. Altria should take this opportunity to review its policies, practices, products and services, and how they impact the civil rights of youth and BIPOC communities.

[1]	https://www.altria.com/en/responsibility/prevent-underage-use
[2]	https://www.altria.com/en/people-and-careers/our-people-and-communities/racial-and-economic-equity
[3]	https://www.altria.com/en/about-altria/government-affairs/public-policy-positions/legislation-preventing-underage-use
[4]	Tobacco Product Use and Associated Factors Among Middle and High School Students — United States, 2019 I MMWR (cdc.gov)
[5]	African Americans and Tobacco Use | CDC
[6]	African Americans and Tobacco Use | CDC

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SHAREHOLDER PROPOSALS

Our Board recommends a vote AGAINST this shareholder proposal for the following reasons:

We are conducting an Equity and Civil Rights Assessment (“Assessment”) in response to shareholder approval of the same resolution at our 2022 Annual Meeting, making support for this proposal unnecessary.

■  Our ongoing Assessment addresses the topics raised in this shareholder proposal by evaluating the effectiveness of our policies, practices and services intended to address the harm associated with tobacco use, including the effectiveness of such policies, practices and services on communities of color and youth.

■  The details of the Assessment can be found under “Stakeholder Engagement” on page xi. We also issued a press release announcing our plans to conduct the Assessment in January 2023, which is available at https://www.altria.com/investors.

■  Our decision to conduct the Assessment resulted from our desire to be responsive to the shareholder vote at the 2022 Annual Meeting. Based on the input we received from our robust shareholder engagement activities, we believe our approach is responsive.

■  We plan to publish a comprehensive report discussing the results of the Assessment, which will be subject to third-party assurance, on https://www.altria.com approximately 12 months after we commence the Assessment.

■  Our NCGSR Committee, which is comprised entirely of independent directors, is providing ongoing Board-level oversight of the Assessment.

We believe the shareholder proposal presents litigation risk for us. We also believe, however, that the design of the Assessment, which is tailored to Altria by taking into consideration potential risks to us and our shareholders, will provide greater shareholder value with less risk.

■  The topics raised in the shareholder proposal are subject to significant active and pending litigation involving our companies’ tobacco products and, consequently, we believe any Assessment of these topics should be led by Altria rather than a third party. However, we recognize the importance of third-party oversight of the Assessment and have designed the Assessment to include extensive third-party perspective and involvement including through an external advisory review board. We believe this approach mitigates the litigation risk that could result in unnecessary loss of shareholder value.

■  The Assessment, which our Board authorized, is being led by Altria and overseen by an external advisory review board consisting of third-party, independent members who possess relevant expertise.

■  The Assessment design was informed by robust stakeholder engagement involving shareholders and governance professionals. Based on the feedback from this engagement, we believe the Assessment will address the concerns raised by the shareholder proponents while mitigating litigation risk.

■  We are committed to continuous learning and progress in the areas covered by the proposal and believe the results of the Assessment will identify opportunities to accelerate progress toward our 2025 Corporate Responsibility focus area goals, enhance stakeholder alignment and promote transparency, which, in turn, we expect will increase shareholder value by helping us accelerate progress toward our Vision.

Altria Group, Inc. – Proxy Statement     73

SHAREHOLDER PROPOSALS

We are involving key stakeholders throughout the Assessment.

■  We agree with the shareholder proponents with respect to the value of seeking stakeholder perspectives. We have incorporated our long-standing robust stakeholder engagement approach throughout the Assessment by seeking input from key stakeholders, such as shareholders, the shareholder proponents, policy makers, civil rights organizations, and our employees, customers, suppliers and community partners.

Shareholders should vote against the proposal because the approach we are taking to the Assessment makes support for this proposal unnecessary. We also caution shareholders not to rely on the outdated data included in the shareholder proposal and recommend that shareholders refer to more recent data including on youth usage rates described on page v.

Our Board recommends a vote AGAINST this shareholder proposal.

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Ownership of Equity Securities of Altria

Directors and Executive Officers

The following table shows the number of shares of Altria common stock beneficially owned as of February 28, 2023, by each director, nominee for director, NEO and our directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer, as well as all directors and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership	(1)(2)
Jody L. Begley	159,465
Ian L.T. Clarke	2,063
Marjorie M. Connelly	3,588
R. Matt Davis	3,550
Murray R. Garnick	113,821
William F. Gifford, Jr.	260,008
Jacinto J. Hernandez	1,278
Debra J. Kelly-Ennis	50,130
Salvatore Mancuso	106,528
Kathryn B. McQuade	65,698
George Muñoz	101,908
Heather A. Newman	21,296
Nabil Y. Sakkab	54,760
Virginia E. Shanks	25,673
Ellen R. Strahlman	9,603
M. Max Yzaguirre	3,588
Group (20 persons)	1,198,520

(1)	Does not include RSUs or PSUs granted to executive officers or Altria share equivalents allocated to the accounts of directors who participate in the Deferred Fee Plan.
(2)	Includes shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed as follows: Mr. Davis, 178 (shares held by spouse); and group, 41,832. Also includes shares of deferred stock as follows: Ms. Connelly, 3,588; Ms. Kelly-Ennis, 50,130; Ms. McQuade, 62,614; Mr. Muñoz, 13,622; Ms. Shanks, 3,588; Dr. Strahlman, 7,603; and Mr. Yzaguirre, 3,588.

In addition to the shares shown in the table above, as of February 28, 2023, those directors who participate in the Deferred Fee Plan had the following Altria share equivalents allocated to their accounts: Ms. Kelly-Ennis, 24,261; Ms. McQuade, 8,119; Mr. Muñoz, 19,355; and Dr. Strahlman, 6,348. See “Deferred Fee Plan” on page 15 for a description of the Deferred Fee Plan for non-employee directors.

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OWNERSHIP OF EQUITY SECURITIES OF ALTRIA

Certain Other Beneficial Owners

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned (#)	Common Stock Ownership as of March 27, 2023 (%)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	125,531,300 (1)	7.03%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	160,359,249 (2)	8.98%

(1)	According to the Schedule 13G filed with the SEC by BlackRock, Inc. on February 7, 2023, disclosing the number of shares as of December 31, 2022.
(2)	According to the Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023, disclosing the number of shares as of December 31, 2022.

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Related Person Transactions, Director Code and Code of Conduct

Our Board has adopted a written Policy on Related Person Transactions that requires our directors, nominees for director and executive officers to provide advance notice to our Corporate Secretary in writing of any direct or indirect interest the individual or individual’s immediate family members (“Related Persons”) has or may have in a transaction in which Altria will be a participant. The written notice to our Corporate Secretary must include (i) the individual’s interest in the transaction, (ii) the nature of Altria’s participation in the transaction, (iii) the parties to the transaction, (iv) the purpose and timing of the transaction and (v) the approximate dollar value of the Related Person’s interest in the transaction. Our Corporate Secretary must then evaluate whether the proposed transaction would constitute a Related Person Transaction under the policy. Subject to certain exceptions, the policy defines a “Related Person Transaction” as one in which (i) the amount exceeds $120,000, (ii) we are proposed to be a participant and (iii) a Related Person has or may have a direct or indirect material interest.

If the Corporate Secretary determines the reported transaction would constitute a Related Person Transaction, the policy requires the Corporate Secretary to report the transaction to the NCGSR Committee (or other committee designated by our Board that is comprised solely of independent directors) for an assessment of whether the proposed transaction should be permitted to proceed. In deciding whether to approve or disapprove the Related Person Transaction, the NCGSR Committee (or other designated committee) is required to consider all relevant facts and circumstances that it deems appropriate, including (i) whether the transaction is in the ordinary course of business, (ii) the commercial reasonableness of the terms of the transaction, including whether the transaction is on terms no less favorable to us than could be reached with an unrelated third party, (iii) the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, (iv) the materiality of the Related Person Transaction to us, (v) the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the NYSE listing standards), (vi) the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction and (vii) any other information that would be material to investors in light of the circumstances of the Related Person Transaction. Under the policy, the NCGSR Committee (or other designated committee) will prohibit a Related Person Transaction if it determines in its good faith business judgment of the best interests of Altria that the Related Person Transaction is inconsistent with the interests of Altria and our shareholders.

If we become aware of a Related Person Transaction that has not been reviewed and approved or disapproved under this policy, it must be reviewed in accordance with the foregoing procedures as set forth in the policy and, if appropriate, ratified by the NCGSR Committee (or other designated committee). During 2022, there were no Related Person Transactions.

In addition to the Policy on Related Person Transactions, the Director Code and the Code of Conduct have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with our interest, including our subsidiaries and affiliates, (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively or (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position. Similarly, our Code of Conduct requires all our officers and employees to avoid situations where the officer’s or employee’s “personal, financial or other activity or relationship affects our ability to make loyal and objective business decisions on behalf of our companies.” The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

All three of the policies discussed above are available on our website at https://www.altria.com.

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Prohibition on Hedging and Pledging

In order to align the interests of our directors and executive officers with those of our shareholders, we expect our directors and executive officers to hold a significant number of shares of Altria common stock. Because the hedging of shares may weaken the alignment of the interests of our directors and executive officers with those of our shareholders, we have a policy prohibiting our directors and executive officers, including our NEOs, from engaging in any transactions (such as puts, calls, options, swaps, collars, forward sales or other derivative instruments) with respect to Altria common stock held by them to hedge or offset any decrease in the market value of Altria common stock. In addition, we have a policy that discourages our officers and other employees from using derivative instruments to hedge the value of any Altria security.

We also have a policy that prohibits pledging of shares of Altria common stock by our directors and executive officers.

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Instructions for the Annual Meeting

The 2023 Annual Meeting will be a completely virtual meeting conducted via live webcast. There will be no physical meeting location. Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting.

You are entitled to participate in the meeting if you were a shareholder of record as of the close of business on March 27, 2023 or if you hold a valid proxy for the Annual Meeting. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote during the meeting.

To attend the virtual meeting, visit www.virtualshareholdermeeting.com/ALTRIA2023 and enter the 16-digit control number included on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. The meeting will start at 9:00 a.m., Eastern Time, on Thursday, May 18, 2023. We encourage you to access the meeting prior to the start time to familiarize yourself with the virtual meeting platform and ensure you can hear the streaming audio. Online access will be available starting at 8:30 a.m., Eastern Time, on May 18, 2023.

The virtual meeting platform is fully supported by all current web browsers and devices if running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection from wherever they intend to participate in the meeting.

We strongly encourage you to vote your shares prior to the meeting. Shareholders may also vote during the meeting. For online participants, once logged in, you will be able to vote your shares by clicking the “Vote Here!” button.

Shareholders may submit written questions once logged into the virtual platform subject to a 1,000 character limit. Questions pertinent to meeting matters will be answered during the question and answer portion of the meeting, subject to a time limit prescribed by the Rules of Conduct that are available at https://www.altria.com/proxy and will also be posted to the virtual meeting platform on the day of the meeting. The Rules of Conduct will also provide additional information about the relevancy of questions to meeting matters. Questions will be answered in the order in which they are received. Questions on the same topic will be summarized and responded to collectively in the interest of time. In the event we reach the time limit and questions relevant to the meeting and otherwise consistent with the Rules of Conduct remain unanswered, we plan to respond to those questions (if appropriate) by contacting the shareholder directly using contact information provided during the login process.

During the meeting, the proponents of the shareholder proposals included in this Proxy Statement will have a dedicated call-in line that will allow them to present their respective proposals.

If you are unable to attend the meeting, you may appoint a designee to attend in your place. Please contact Altria Shareholder Services at 804-484-8838 to learn how to properly appoint a designee.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the technical support number that will be posted on the virtual meeting login page.

A webcast replay will be posted to our Investor Relations website at https://www.altria.com/investors following the meeting.

Altria Group, Inc. – Proxy Statement     79

Questions and Answers about the 2023 Annual Meeting and Voting

1.	Why did I receive these proxy materials?

Our Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf to be voted at the 2023 Annual Meeting on May 18, 2023 at 9:00 a.m., Eastern Time. The proxies also may be voted at any adjournments or postponements of the meeting.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the completion of voting at the meeting.

2.	What is a proxy?

It is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Our Board of Directors has designated William F. Gifford, Jr. and Murray R. Garnick as proxies for the 2023 Annual Meeting.

3.	What is the record date and what does it mean?

The record date for the 2023 Annual Meeting is March 27, 2023 (the “record date”). The record date was established by our Board of Directors as required by Virginia law. Only shareholders of record at the close of business on the record date are entitled to:

■	receive notice of the meeting; and

■	vote at the meeting and any adjournments or postponements of the meeting.

Each shareholder of record on the record date is entitled to one vote for each share of our common stock held. On the record date, there were 1,786,145,660 shares of our common stock outstanding.

4.	What is the difference between a shareholder of record and a shareholder who holds shares in street name?

If your shares are registered in your name on the books and records of our transfer agent, Computershare Trust Company, N.A., you are a shareholder of record.

If your shares are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 14 below describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares without instructions from you.

If you hold shares in street name, you must provide appropriate voting instructions to your broker, bank or other nominee in order to vote your shares as discussed in the answer to Question 14 below. It is important that all shareholders vote their shares.

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QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

5.	How can I vote my shares of common stock?

By Telephone or Internet: All shareholders of record may vote their shares by telephone (within the U.S. territories and Canada, there is no charge for the call) or by the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials, proxy card and other enclosures. Street name holders may vote by telephone or the Internet if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions with this Proxy Statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

In Writing: All shareholders also may vote by mailing their completed and signed proxy card (in the case of shareholders of record) or their completed and signed voting instruction form (in the case of street name holders).

Online During the Meeting: All shareholders may vote during the meeting by entering the 16-digit control number included on their proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form once logged in to the virtual platform at www.virtualshareholdermeeting.com/ALTRIA2023.

See also “Casting Your Vote” on page i.

6.	May shareholders ask questions during the 2023 Annual Meeting?

Shareholders will be able to submit written questions once logged into the virtual meeting platform subject to a 1,000 character limit. Online access will be available starting at 8:30 a.m., Eastern Time, on May 18, 2023. Questions pertinent to meeting matters will be answered during the question and answer portion of the meeting, subject to a time limit prescribed by the Rules of Conduct, which are available at https://www.altria.com/proxy and will also be posted to the virtual meeting platform on the day of the meeting. The Rules of Conduct will also provide additional information about the relevancy of questions to meeting matters. Questions will be answered in the order in which they are received. Questions on the same topic will be summarized and responded to collectively in the interest of time. In the event we reach the time limit and questions relevant to the meeting and otherwise consistent with the Rules of Conduct remain unanswered, we plan to respond to those questions (if appropriate) by contacting the shareholder directly using contact information provided during the login process.

In order to ask a question, shareholders will be required to enter their 16-digit control number upon login to the virtual meeting platform. Because this is a meeting of shareholders, only shareholders with a valid control number will be allowed to ask questions during the meeting.

7.	How do I vote if I participate in the dividend reinvestment plan?

The proxy card includes your dividend reinvestment plan shares. The answer to Question 5 above explains how you can vote.

8.	How do I vote shares held in the DPS Plan for Salaried Employees or the DPS Plan for Hourly Employees?

If you own shares of Altria common stock through an account in our defined contribution plans (the DPS Plan for Salaried Employees or the DPS Plan for Hourly Employees), you can instruct the plan trustee to vote the shares held in your account by voting as explained in the answer to Question 5 above. Unless your proxy for your defined contribution plan shares is received by May 15, 2023, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless applicable law requires otherwise.

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QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

9.	What does it mean if I receive more than one set of proxy materials?

It means that you have multiple accounts with brokers and/or our transfer agent and, for employees, in one of our defined contribution plans (see Questions 7 and 8). In these instances, you will receive more than one set of our proxy materials and potentially through different delivery methods. If you receive more than one delivery of our proxy materials, each delivery represents a different account/block of shares and each account/block must be voted separately in order to vote all your shares.

We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address so you receive one set of proxy materials for the consolidated accounts for voting purposes. Our transfer agent is Computershare Trust Company, N.A. Computershare’s address is Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078; you can reach Computershare at 1-800-442-0077 (from within the U.S. or Canada) or 1-781-575-3572 (from outside the U.S. or Canada).

10.	What items will be voted on at the 2023 Annual Meeting?

Proposal 1	Election of Directors See pages 17-23.

Voting Requirement	Board Recommendation

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that the number of votes FOR a nominee must exceed the number of votes AGAINST that nominee.

Any incumbent director who receives a greater number of votes AGAINST his or her election than votes FOR such election is required to offer promptly in writing to submit his or her resignation to our Board in accordance with our Corporate Governance Guidelines. The NCGSR Committee will consider the offer and recommend to our Board whether to accept the offer. The full Board will consider all factors it deems relevant to the best interests of Altria and our shareholders, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

Our Board recommends a vote FOR each of the nominees named in the Proxy Statement. Voting Choices ■ Vote for a nominee; ■ Vote against a nominee; or ■ Abstain from voting on a nominee.

Proposal 2	Ratification of the Selection of Independent Registered Public Accounting Firm See page 26.

Voting Requirement	Board Recommendation
The selection of the independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST.	Our Board recommends a vote FOR this proposal. Voting Choices ■ Vote for the ratification; ■ Vote against the ratification; or ■ Abstain from voting.

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QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

Proposal 3	Non-Binding Advisory Vote to Approve the Compensation of Altria’s NEOs See page 67.

Voting Requirement	Board Recommendation

The compensation of our NEOs will be approved if the votes cast FOR exceed the votes cast AGAINST.

This vote is not binding upon Altria, our Board or the Compensation and Talent Development Committee. Nevertheless, the Compensation and Talent Development Committee values the opinions expressed by shareholders through their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Our Board recommends a vote FOR this proposal. Voting Choices ■ Vote for the compensation of our NEOs; ■ Vote against the compensation of our NEOs; or ■ Abstain from voting.

Proposal 4	Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s NEOs See page 68.

Voting Requirement	Board Recommendation

The frequency option that receives a majority of the votes cast will be the frequency recommended by shareholders. If none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by shareholders.

This vote is not binding upon Altria, our Board or the Compensation and Talent Development Committee. Nevertheless, the Board values the opinions expressed by shareholders through their vote on this proposal and will consider the outcome of the vote when determining the frequency of future non-binding advisory votes to approve the compensation decisions of our NEOs.

Our Board recommends a vote FOR 1 YEAR on this proposal.

Voting Choices

■  Vote for one year, two years or three years on the frequency of future advisory votes to approve the compensation of our NEOs; or

■  Abstain from voting.

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QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

Proposal 5	Shareholder Proposal – Report on Congruence of Political and Lobbying Expenditures with Company Values and Policies See pages 69-71.

Voting Requirement	Board Recommendation
The shareholder proposal will be approved if the votes cast FOR exceed the votes cast AGAINST.	Our Board recommends a vote AGAINST this shareholder proposal. Voting Choices ■ Vote for the proposal; ■ Vote against the proposal; or ■ Abstain from voting.

Proposal 6	Shareholder Proposal – Commission a Civil Rights Equity Audit See pages 72-74.

Voting Requirement	Board Recommendation
The shareholder proposal will be approved if the votes cast FOR exceed the votes cast AGAINST.	Our Board recommends a vote AGAINST this shareholder proposal. Voting Choices ■ Vote for the proposal; ■ Vote against the proposal; or ■ Abstain from voting.

11.	Are votes confidential?

We hold the votes of each shareholder in confidence from directors, officers and employees, except: as necessary to meet applicable legal requirements and to assert or defend claims for or against us; in the case of a contested proxy solicitation; if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to us; or to allow the independent inspectors of election to certify the results of the vote.

12.	Who counts the votes?

We retain an independent tabulator to receive and tabulate the proxies and appoint independent inspectors of election to certify the results.

13.	What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their voting choice for each matter. If you sign and return your proxy (if voting by mail) or submit your proxy (if voting through the Internet or by telephone), but you do not make a specific choice for one or more matters, your shares will be voted FOR the election of each of the nominees for director, FOR the proposal to ratify the selection of PricewaterhouseCoopers, FOR the non-binding advisory vote to approve the compensation of our NEOs, FOR 1 YEAR as to the frequency of future non-binding advisory votes to approve the compensation of our NEOs and AGAINST the shareholder proposals, as applicable.

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QUESTIONS AND ANSWERS ABOUT THE 2023 ANNUAL MEETING AND VOTING

14.	Will my shares be voted if I do not provide my proxy or voting instructions?

Shareholders of Record: If you are a shareholder of record (see Question 4 above), your shares will not be voted if you do not provide your proxy unless you vote during the meeting (see Question 5 above). It is, therefore, important that you vote your shares.

Street Name Holders: If your shares are held in street name (see Question 4 above) and you do not provide your voting instructions to your broker, bank or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under the NYSE rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions. Only the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at the meeting are not considered “routine” under NYSE rules, so your broker, bank or other nominee cannot vote your shares on any of these other proposals unless you provide to your broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

Defined Contribution Plan Holders: If you own shares of Altria common stock through an account in our defined contribution plans, refer to the answer to Question 8 above for an explanation of how your shares are voted if you do not provide your voting instructions.

15.	Are abstentions and broker non-votes counted?

For purposes of all proposals, abstentions and broker non-votes will not be considered votes cast and, therefore, will not affect the outcome of the vote on those proposals at the 2023 Annual Meeting. Broker non-votes are described more particularly in Question 14 above.

16.	How can I revoke a proxy or change my vote?

If you are a shareholder of record, you can revoke a proxy or change your vote before the completion of voting at the meeting by:

■	giving written notice to our Corporate Secretary;

■	delivering a later-dated proxy; or

■	voting during the meeting.

If your shares are held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

17.	Who will pay the cost of this proxy solicitation?

We will pay the cost of this solicitation of proxies. In addition to the use of the mail, some of our officers and employees may solicit proxies by telephone or e-mail and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of shares held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of our proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

18.	How many votes must be present to hold the 2023 Annual Meeting?

In order for us to conduct the meeting, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by Internet, telephone or mail regardless of whether you attend the meeting.

Abstentions and shares of record held by a broker, bank or other nominee (“broker shares”) that are voted on any matter are also included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Altria Group, Inc. – Proxy Statement     85

Questions and Answers about Communications, Altria Documents and Shareholder Proposals/Nominations

1.	How do I communicate with our Board of Directors?

Shareholders and other interested parties who wish to communicate with our Board may do so by writing to the Chair of the Board, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and have directed our Corporate Secretary to act as their agent in processing any communications received. Communications that relate to matters that are within the scope of the responsibilities of our Board and its Committees are to be forwarded to the Chair. Communications that relate to matters that are within the responsibility of one of the Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of our Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

2.	How can a shareholder nominate a director or submit a proposal for next year’s annual meeting?

Business Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2024 Annual Meeting (presently anticipated to be held on May 16, 2024) must be received by our Corporate Secretary no later than December 8, 2023.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access): Our By-Laws permit a shareholder (or group of shareholders (up to 20)) who has owned a significant amount of Altria common stock (at least 3% of our outstanding shares) for a significant amount of time (at least three years) to submit director nominees (the greater of two or up to 20% of the Board) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Director nominations submitted under this By-Law provision must be received by our Corporate Secretary between November 8, 2023 and December 8, 2023.

Director Nominees and Other Business Proposals for Consideration at Next Year’s Annual Meeting: Our By-Laws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted either under proxy access or Rule 14a-8. In each case, director nominations or proposals for other business for consideration at the 2024 Annual Meeting submitted under these By-Law provisions must be received by our Corporate Secretary between November 8, 2023 and December 8, 2023.

Materials may be sent to the Office of the Corporate Secretary (i) by mail to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230 or (ii) by email to shareholderservices@altria.com. Notice must include the information required by our By-Laws, which are available on our website at https://www.altria.com or without charge upon written request to our Corporate Secretary.

86     www.altria.com

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, ALTRIA DOCUMENTS AND SHAREHOLDER PROPOSALS/NOMINATIONS

3.	What is householding?

Under SEC rules, companies and intermediaries such as brokers, banks and other nominees are permitted to satisfy proxy material delivery requirements by delivering one proxy statement and one annual report, or one notice of Internet availability for each shareholder account, as applicable, in one envelope to all shareholders residing at the same address who share the same last name (or the company or intermediary reasonably believes are members of the same family). This method of delivery is known as “householding.”

Householding reduces the number of mailings that shareholders receive, saves on printing and postage costs and conserves natural resources. Shareholders who participate in householding continue to receive separate proxy cards, voting instruction forms or notices of Internet availability, as applicable, which will allow each individual to vote independently.

Registered Shareholders: If you are a registered shareholder, currently participate in householding and would like to opt out of householding for future deliveries of your annual proxy materials, please contact our transfer agent, Computershare Trust Company, N.A., in writing to Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078, or by calling 1-800-442-0077. If you wish to receive a separate copy of this Proxy Statement and our 2022 Form 10-K, please call 1-800-579-1639. They will be mailed within three business days from receipt of your request.

Registered shareholders sharing an address who received multiple copies of the annual proxy materials and who wish to receive a single copy of these materials in the future should contact Computershare using the contact information above.

Street Name Shareholders: A street name shareholder who received this Proxy Statement and our 2022 Form 10-K at a shared address may request a separate copy of this Proxy Statement and our 2022 Form 10-K by contacting Broadridge Financial Solutions, Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095. If you would like to opt out of householding for future deliveries of your annual proxy materials, please contact your broker, bank or other nominee.

Street name shareholders sharing an address who received multiple copies of the annual proxy materials and who wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

4.	Where can I find Altria’s Corporate Responsibility Reports, Code of Conduct, Corporate Governance Guidelines, Committee Charters, Director Code of Conduct or other governance documents?

Our Corporate Responsibility Reports are available on our website at https://www.altria.com/responsibility. The Altria Code of Conduct is available on our website at https://www.altria.com/codeofconduct. Our Corporate Governance Guidelines, Committee charters, the Director Code and our Articles of Incorporation and By-Laws are available on our website at https://www.altria.com/governance.

Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

5.	How can I obtain a copy of Altria’s 2022 Form 10-K and other SEC filings?

Our 2022 Form 10-K was delivered or made available with this Proxy Statement. Additional copies of our 2022 Form 10-K (not including exhibits and documents incorporated by reference) are available in print, free of charge, to shareholders requesting a copy by writing to: Investor Relations, Altria Client Services LLC, 6601 West Broad Street, Richmond, Virginia 23230, or by calling 1-804-484-8222. You may also review our 2022 Form 10-K along with our other SEC filings by visiting the Investors section of our website at https://investor.altria.com/sec-filings.

Altria Group, Inc. – Proxy Statement     87

Other Business

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

W. Hildebrandt Surgner, Jr.

Vice President, Corporate Secretary
and Associate General Counsel

April 6, 2023

Richmond, Virginia

88      www.altria.com

Exhibit A – Altria Group, Inc. Non-GAAP Financial Measures

While we report our financial results in accordance with GAAP, our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, net earnings attributable to Altria and diluted EPS, on an adjusted basis, which excludes certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition-related and disposition-related costs, COVID-19 special items, equity investment-related special items (including any changes in fair value of our equity investment recorded at fair value and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (“NPM”) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items”). Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews adjusted discretionary cash flow and consolidated EBITDA. Adjusted discretionary cash flow is defined as the change in cash and cash equivalents with certain adjustments as shown in the reconciliation below. Adjusted discretionary cash flow is a measure of our performance and is not a liquidity measure. Consolidated EBITDA is a measure used by some investors and creditors as an indicator of strength and performance of ongoing business operations.

Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures and regularly provides these to our chief operating decision maker for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

For the Year Ended December 31, 2022 (dollars in millions, except per share data)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2022 Reported	$7,389	$1,625	$5,764	$5,764	$3.19
NPM Adjustment Items	(68)	(17)	(51)	(51)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	11	2	9	9	—
Tobacco and health and certain other litigation items	131	33	98	98	0.05
JUUL changes in fair value	1,455	—	1,455	1,455	0.81
ABI-related special items	2,544	534	2,010	2,010	1.12
Cronos-related special items	186	—	186	186	0.10
Income tax items	—	729	(729)	(729)	(0.40)
2022 Adjusted for Special Items	$11,648	$2,906	$8,742	$8,742	$4.84
Growth in annual adjusted diluted EPS vs. prior year					5.0%
Adjusted diluted EPS three-year compound annual growth rate					4.8%

Altria Group, Inc. – Proxy Statement     A-1

EXHIBIT A – ALTRIA GROUP, INC. NON-GAAP FINANCIAL MEASURES

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

For the Year Ended December 31, 2021 (dollars in millions, except per share data)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2021 Reported	$3,824	$1,349	$2,475	$2,475	$1.34
NPM Adjustment Items	(76)	(19)	(57)	(57)	(0.03)
Asset impairment, exit, implementation, acquisition and disposition-related costs	120	21	99	99	0.05
Tobacco and health and certain other litigation items	182	44	138	138	0.07
ABI-related special items	6,203	1,302	4,901	4,901	2.66
Cronos-related special items	466	(4)	470	470	0.25
Loss on early extinguishment of debt	649	153	496	496	0.27
Income tax items	—	3	(3)	(3)	—
2021 Adjusted for Special Items	$11,368	$2,849	$8,519	$8,519	$4.61

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

For the Year Ended December 31, 2020 (dollars in millions, except per share data)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria	Diluted EPS
2020 Reported	$6,890	$2,436	$4,454	$4,467	$2.40
NPM Adjustment Items	4	1	3	3	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	431	89	342	342	0.18
Tobacco and health and certain other litigation items	83	21	62	62	0.03
Impairment of JUUL equity securities	2,600	—	2,600	2,600	1.40
JUUL changes in fair value	(100)	—	(100)	(100)	(0.05)
ABI-related special items	763	160	603	603	0.32
Cronos-related special items	51	(2)	53	53	0.03
COVID-19 special items	50	13	37	37	0.02
Income tax items	—	(50)	50	50	0.03
2020 Adjusted for Special Items	$10,772	$2,668	$8,104	$8,117	$4.36

Altria Group, Inc.

Reconciliation of Adjusted Diluted EPS

For the Year Ended December 31, 2019 (dollars in millions, except per share data)

	Earnings before Income Taxes	Provision for Income Taxes	Net (Losses) Earnings	Net (Losses) Earnings Attributable to Altria	Diluted EPS
2019 Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
Asset impairment, exit, implementation, acquisition and disposition-related costs	331	62	269	269	0.15
Tobacco and health and certain other litigation items	77	19	58	58	0.03
Impairment of JUUL equity securities	8,600	—	8,600	8,600	4.60
ABI-related special items (1)	(383)	(80)	(303)	(303)	(0.16)
Cronos-related special items	928	288	640	640	0.34
Income tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,319	$2,452	$7,867	$7,872	$4.21
(1)	2019 amounts have been recast to conform with current period presentation for certain ABI mark-to-market adjustments that were not previously identified as special items and that are now excluded from Altria’s adjusted financial measures.

A-2     www.altria.com

EXHIBIT A – ALTRIA GROUP, INC. NON-GAAP FINANCIAL MEASURES

Altria Group, Inc.

Selected Financial Data by Reporting Segment

Reconciliation of Adjusted OCI for Years Ended December 31, (dollars in millions)

	Smokeable Products			Oral Tobacco Products
	2022	2021	2020	2022	2021	2020
Reported OCI	$10,688	$10,394	$9,985	$1,632	$1,659	$1,718
NPM Adjustment Items	(63)	(53)	4	—	—	—
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	—	2	—	37	(3)
Tobacco and health and certain other litigation items	101	83	79	—	—	—
COVID-19 special Items	—	—	41	—	—	9
Adjusted OCI	$10,726	$10,424	$10,111	$1,632	$1,696	$1,724

Altria Group, Inc.
Selected Financial Data

Reconciliation of Consolidated Adjusted OCI for Years Ended December 31, (dollars in millions)

	Total Altria Group, Inc.
	2022	2021
Reported OCI	$12,284	$11,977
NPM Adjustment Items	(63)	(53)
Asset impairment, exit, implementation, acquisition and disposition-related costs	—	89
Tobacco and health and certain other litigation items	101	83
Adjusted OCI	$12,322	$12,096
% Change in adjusted OCI 2022 vs. 2021		1.9%

Altria Group, Inc.

Reconciliation of Adjusted Discretionary Cash Flow
For the Years Ended December 31, (dollars in millions)

	2022	2021	2020
Increase (decrease) in cash, cash equivalents and restricted cash	$(503)	$(412)	$2,846
Dividends paid on common stock	6,599	6,446	6,290
Repurchases of common stock	1,825	1,675	—
Long-term debt repaid	1,105	6,542	1,000
Long-term debt issued	—	(5,472)	(1,993)
Proceeds from sale of IQOS system commercialization rights	(1,000)	—	—
Premiums and fees related to the early extinguishment of debt	—	623	—
Proceeds from the Ste. Michelle Transaction, net of cash transferred	—	(1,176)	—
Acquisition-related costs	—	—	92
Other	215 (1)	141 (2)	(11	) (3)
Adjusted discretionary cash flow	$8,241	$8,367	$8,224

(1)	Primarily consists of acquisitions of certain intellectual property and payments related to the shareholder class action lawsuit and tobacco and health and certain other litigation, net of tax.
(2)	Primarily consists of acquisition of remaining 20% of the global on! business, tobacco and health and certain other litigation payments, net of tax and tax benefit on loss of early extinguishment of debt.
(3)	Tax benefit of Ste. Michelle Wine Estates Ltd. strategic reset offset by tobacco and health and certain other litigation payments, net of tax.

Altria Group, Inc. – Proxy Statement     A-3

EXHIBIT A – ALTRIA GROUP, INC. NON-GAAP FINANCIAL MEASURES

Altria Group, Inc.

Calculation of 2020–2022 Cash Conversion
For the Years Ended December 31, (dollars in millions)

	2022	2021	2020	Total
Adjusted discretionary cash flow	$8,241	$8,367	$8,224	$24,832
Net earnings attributable to Altria, adjusted for special items	8,742	8,519	8,117	25,378
2020 – 2022 Cash conversion (1)				97.8%

(1)	Cash conversion is calculated as adjusted discretionary cash flow divided by net earnings attributable to Altria, adjusted for special items.

Altria Group, Inc.

Calculation of Total Debt to Consolidated EBITDA (1) Ratio
For the Year Ended December 31, 2022 (dollars in millions)

2022
Consolidated Net Earnings	$5,764
(Income) loss from investments in equity securities and noncontrolling interests, net	3,641
Loss on Cronos-related financial instruments	15
Dividends from less than 50% owned affiliates	104
Provision for income taxes	1,625
Depreciation and amortization	226
Interest and other debt expense, net	1,058
Consolidated EBITDA (1)	$12,433

Current portion of long-term debt	$1,556
Long-term debt	25,124
Total Debt (2)	$26,680
Total Debt / Consolidated EBITDA	2.1

(1)	Reflects “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.
(2)	Reflects total debt as presented on Altria’s Consolidated Balance Sheets as presented in the 2022 Form 10-K.

A-4      www.altria.com

Our Cultural Aspiration

We shape our future.
We do what’s right.
We care for each other.
We deliver for our consumers and customers.
We rise to the challenge, together.

Our Employee Resource Groups

Altria

MCCA
EMPLOYER OF CHOICE AWARD
2022

FORTUNE
BEST WORKPLACES IN MANUFACTURING & PRODUCTION
2022

2022
BEST
Award Winner

Great Place To Work.
Certified
USA

2022 NBIC
BEST OF THE BEST

America's TOP CORPORATIONS
WBENC
FOR WOMEN'S BUSINESS ENTERPRISES

BEST PLACES TO WORK
2022 for LGBTQ+ Equality
100% CORPORATE EQUALITY INDEX

NAMED ONE OF THIS YEAR'S
THE CIVIC 50
MOST COMMUNITY-MINDED BUSINESSES

2022 Awards & Recognition

CPA-Zicklin Index

In 2022, The Center for Political Accountability ranked Altria 5th among the Russell 1000 on the CPA-Zicklin Index and for the seventh consecutive year designated Altria as a “trendsetter” in this area. The CPA-Zicklin Index measures political transparency among Russell 1000 companies and their voluntary disclosures of political spending.

Employer of Choice - Mid-Atlantic Region

Altria is proud to be recognized as an Employer of Choice winner for the Mid-Atlantic Region by the Minority Corporate Counsel Association. The award honors corporate legal departments who have made meaningful commitments to creating more inclusive and diverse workplaces.

Best Workplaces in Manufacturing & Production

Fortune and Great Place to Work® has ranked Altria #6 on its list of the Best Workplaces in Manufacturing & Production™ for 2022!

Association for Talent Development

Altria received the Association for Talent Development (ATD) BEST Award, placing 17th out of 72 honorees. ATD’s BEST Award is the talent development industry’s most rigorous and coveted recognition and the global program recognizes organizations that demonstrate enterprise-wide success through talent development.

Altria Certified a Great Place to Work

For the third year in a row, Altria has earned national recognition as a Great Place to Work Certified™ Company. Using validated employee feedback, certification confirms 86% of employees who participated in the survey say Altria is a great place to work compared to 57% of employees at a typical U.S.-based company.

National Business Inclusion Consortium

For the fourth year, Altria has been chosen as one of the “Best-of-the-Best” Corporations for Inclusion and is recognized as one of the top corporations that are “constantly striving to strengthen and celebrate diversity”.

Women’s Business Enterprise Council Greater DMV

The Women’s Business Enterprise National Council (WBENC) awarded Altria’s Supplier Diversity and Corporate Citizenship Departments America’s Top Corporations: Resiliency Edition, for unwavering commitment to Women’s Business Enterprises throughout 2020 and 2021, which enabled WBEs and WBENC to continue a trajectory of support, business development, growth, and innovation.

Human Rights Campaign

For the fifth year, Altria received a perfect score of 100 in Human Rights Campaign’s 2022 Corporate Equality Index for LGBTQ-inclusive workplace policies and practices, and was recognized as one of the “Best Places to Work for LGBTQ Equality.”

Points of Light

For the 10th year, Points of Light listed Altria among America’s most community-minded companies in The Civic 50, an annual survey of the nation’s 50 most community-minded companies.

Third-party company names and logos are trademarks of their respective owners and included for informational purposes only.

ALTRIA GROUP, INC.
6601 W. BROAD STREET
RICHMOND, VA 23230-1723

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on May 17, 2023. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ALTRIA2023

You may attend and participate in the meeting solely via the Internet and vote during the meeting online until the polls are declared closed. We recommend, however, that you vote before the meeting even if you plan to attend the meeting. You can change your vote during the meeting by voting when the polls are open. Have the 16-digit control number that is printed in the box marked by the arrow  available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on May 17, 2023. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D95352-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTRIA GROUP, INC.

The Board of Directors recommends you vote FOR each of the listed nominees:

1.	Election of Directors		For	Against	Abstain

	1a.	Ian L.T. Clarke	☐	☐	☐

	1b.	Marjorie M. Connelly	☐	☐	☐

	1c.	R. Matt Davis	☐	☐	☐

	1d.	William F. Gifford, Jr.	☐	☐	☐

	1e.	Jacinto J. Hernandez	☐	☐	☐

	1f.	Debra J. Kelly-Ennis	☐	☐	☐

	1g.	Kathryn B. McQuade	☐	☐	☐

	1h.	George Muñoz	☐	☐	☐

	1i.	Nabil Y. Sakkab	☐	☐	☐

	1j.	Virginia E. Shanks	☐	☐	☐

	1k.	Ellen R. Strahlman	☐	☐	☐

	1l.	M. Max Yzaguirre	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the Selection of Independent Registered Public Accounting Firm	☐	☐	☐

3.	Non-Binding Advisory Vote to Approve the Compensation of Altria’s Named Executive Officers	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

4.	Non-Binding Advisory Vote on the Frequency of Future Advisory Votes to Approve the Compensation of Altria’s Named Executive Officers ☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

5.	Shareholder Proposal - Report on Congruence of Political and Lobbying Expenditures with Company Values and Policies	☐	☐	☐

6.	Shareholder Proposal - Commission a Civil Rights Equity Audit	☐	☐	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ALTRIA GROUP, INC.
2023 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 18, 2023
9:00 a.m. (Eastern Time)
www.virtualshareholdermeeting.com/ALTRIA2023

It is important that these shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting. To make sure these shares are represented, we urge you to complete and mail this proxy card OR vote these shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.

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You are cordially invited to join us at the 2023 Annual Meeting of Shareholders of Altria Group, Inc. to be held on Thursday, May 18, 2023 at 9:00 a.m. (Eastern Time). This year’s Annual Meeting will be held via a live webcast (commonly referred to as a virtual Annual Meeting). Shareholders will have the same rights and opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. During the virtual Annual Meeting, shareholders will be able to vote their shares electronically and submit written questions once logged into the virtual meeting platform. In addition, a full webcast replay will be posted to our Investor Relations website at www.altria.com/investors following the meeting.

The Annual Meeting will be hosted solely online at www.virtualshareholdermeeting.com/ALTRIA2023. To attend and participate, you will need to enter the 16-digit control number that is printed in the box marked by the arrow (located on the reverse side of this proxy card). For more information, see the “Instructions for the Annual Meeting” section in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
The Notice and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended
December 31, 2022 are available at www.proxyvote.com.

D95353-TBD

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders – May 18, 2023

William F. Gifford, Jr. and Murray R. Garnick, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders, all shares of common stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held on May 18, 2023 at 9:00 a.m. (Eastern Time), and at all adjournments or postponements thereof. There will be no physical location for shareholders to attend; instead, the Annual Meeting will be hosted solely online at www.virtualshareholdermeeting.com/ALTRIA2023.

This proxy, when properly executed, will be voted as specified. If no specification is made, this proxy will be voted FOR the election of each of the listed nominees, FOR the ratification of the selection of independent registered public accounting firm, FOR the non-binding advisory vote to approve the compensation of Altria’s named executive officers, FOR 1 YEAR on the non-binding advisory vote on the frequency of future advisory votes to approve the compensation of Altria’s named executive officers and AGAINST each of the shareholder proposals.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for these defined contribution plan shares is received by May 15, 2023, the trustee of such defined contribution plan will vote these plan shares in the same proportion as those plan shares for which instructions have been received, unless applicable law requires otherwise.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

Continued and to be signed on reverse side.